   As filed with the Securities and Exchange Commission on February 14, 2002

                                                     Registration No. 333-76640
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                               -----------------

                                AMENDMENT NO. 2

                                      TO
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               -----------------
                               INTERVIDEO, INC.
            (Exact name of Registrant as specified in its charter)
                               -----------------
         Delaware                    7372                   94-3300070
      (State or Other          (Primary Standard         (I.R.S. Employer
      Jurisdiction of      Industrial Classification  Identification Number)
      Incorporation or           Code Number)
       Organization)

                            47350 Fremont Boulevard
                           Fremont, California 94538
                                (510) 651-0888
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                               -----------------
                                   Steve Ro
                            Chief Executive Officer
                               InterVideo, Inc.
                            47350 Fremont Boulevard
                           Fremont, California 94538
                                (510) 651-0888
(Name, address, including zip code, and telephone number, including area code, of agent for service)
                               -----------------
                                  Copies to:

            Matthew W. Sonsini, Esq.            Timothy R. Curry, Esq.
             Craig D. Norris, Esq.               Evan B. Sloves, Esq.
            Christine S. Wong, Esq.             Brent D. Johnson, Esq.
             Ritu K. Tariyal, Esq.          Brobeck, Phleger & Harrison LLP
            Barbara A. Wiseman, Esq.             Two Embarcadero Place
     Wilson Sonsini Goodrich & Rosati, P.C.         2200 Geng Road
               650 Page Mill Road                 Palo Alto, CA 94303
              Palo Alto, CA 94304                   (650) 424-0160
                 (650) 493-9300

                               -----------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                               -----------------

   The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall then become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this preliminary prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.



  PRELIMINARY PROSPECTUS

(Subject to Completion)                             February 14, 2002

--------------------------------------------------------------------------------

       Shares

[LOGO]  "Inter Video"

Common Stock

--------------------------------------------------------------------------------

We are selling        shares of our common stock. This is our initial public
offering of shares of our common stock. No public market currently exists for any shares of our capital stock. We currently estimate that the initial public
offering price of our common stock will be between $       and $       per
share.

We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "IVDO."

Before buying any shares you should read the discussion of material risks of investing in our common stock in "Risk factors" beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                       Per Share Total
------------------------------------------------------
Public offering price                          $     $
------------------------------------------------------
Underwriting discounts and commissions         $     $
------------------------------------------------------
Proceeds, before expenses, to us               $     $
------------------------------------------------------

The underwriters may also purchase up to        shares of our common stock from
us at the public offering price, less underwriting discounts and commissions, within 30 days from the date of this prospectus. The underwriters may exercise this option only to cover over-allotments, if any.

The underwriters are offering our common stock on a firm commitment basis as described under "Underwriting." Delivery of the shares will be made on or about
      , 2002.

              UBS Warburg                      CIBC World Markets

                EDGAR DESCRIPTION OF INSIDE FRONT COVER ARTWORK

The InterVideo logo appears in the middle of the page. Images of InterVideo's WinDVD, WinDVR and WinDTV products appear above the logo. Images of InterVideo's WinCoder, WinRip and WinProducer products appear below the logo.

--------------------------------------------------------------------------------

Through and including       , 2002 (25 days after the date of this prospectus),
all dealers selling shares of our common stock, whether or not participating in this offering, may need to deliver a prospectus. This delivery requirement is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

TABLE OF CONTENTS
--------------------------------------------------------------------------------


Prospectus summary.....................  1    Business..................................  39
The offering...........................  3    Management................................  51
Summary consolidated financial data....  4    Related party transactions................  61
Risk factors...........................  5    Principal stockholders....................  63
Forward-looking information............ 20    Description of capital stock..............  65
Use of proceeds........................ 20    Shares eligible for future sale...........  68
Dividend policy........................ 20    Underwriting..............................  70
Capitalization......................... 21    Legal matters.............................  72
Dilution............................... 22    Experts...................................  72
Selected consolidated financial data... 23    Where you can find more information.......  72
Management's discussion and analysis of       Index to consolidated financial statements F-1
  financial condition and results of
  operations........................... 25


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Prospectus summary

This summary highlights the information contained elsewhere in this prospectus. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under "Risk factors."

OUR BUSINESS

We are a leading provider of DVD software and offer a broad suite of advanced digital video and audio multimedia software products that allow users to record, edit, author, distribute and play digital multimedia content on personal computers, or PCs, and consumer electronics devices. We derive a substantial majority of our revenue from sales of our WinDVD product, a software DVD player for PCs. Our other major products include WinDVR, a digital video recorder, WinProducer, a video recording and editing software application, and WinRip, a digital music recorder and player.

Our software is bundled with products sold by eight of the top ten PC original equipment manufacturers, or OEMs, ranked in terms of sales by IDC. Our OEM customers include Compaq Computer Corporation, Dell Products L.P., Fujitsu Limited, Fujitsu Siemens Computers GmbH, Hewlett-Packard Company, Medion AG, Sony Corporation and Toshiba Corporation. We sell our products to PC OEMs and PC peripherals manufacturers worldwide and offer our software in up to 26 languages.

MARKET OPPORTUNITY

Advances in digital technology enable the PC to serve as a versatile, feature-rich and reasonably priced digital entertainment platform. All PC multimedia hardware components require software to operate. As a result, multimedia software not only has become a necessary component of the PC, but also serves as an opportunity for OEMs to add value to their products, improve margins and differentiate their products from those of their competitors. As consumer electronics manufacturers migrate from dedicated hardware solutions to a PC architecture in order to provide lower cost and greater flexibility, we expect the market opportunity for multimedia software to grow in this market segment as well. We believe that all of these factors will create market opportunities for a complete multimedia software solution.

THE INTERVIDEO SOLUTION


We provide advanced digital video and audio multimedia software products that we believe enables PC OEMs, consumer electronics manufacturers and PC peripherals manufacturers to add value to their products, improve margins and differentiate their products from those of their competitors. Key elements of our solution include the following:


 .   A broad multimedia software solution for the PC.  Our broad suite of software provides OEMs and consumers with a single source for a variety of multimedia functions. PCs running our integrated multimedia software can replace several expensive, dedicated hardware components such as separate DVD players, digital video recorders, or DVRs, MP3 players, compact disc, or CD, players and digital TV set-top boxes.

 .   Core technology that operates on a variety of platforms.  Our core technology is based on a layered architecture that allows our suite of products to operate on a variety of hardware and software platforms. WinDVD has been certified by Microsoft's Windows Hardware Quality Lab, or WHQL, as a Motion Video Device on more than 800 PC hardware and software configurations, which is more than any other PC DVD software provider. We believe that our approach also enables OEMs to offer their customers highly customized PCs with lower customer service costs.

 .   Layered architecture that we have adapted to new technologies and upgraded to incorporate new features. Our layered architecture enables us to respond and adapt to new technologies in an industry characterized by rapid change. Because our architecture has allowed us to efficiently develop new products incorporating additional functionality, such as digital video recording, we have provided our customers with the ability to increase the functionality of their products at a low cost and with relative ease, which we believe has enabled them to differentiate their products from competitors' product offerings.


OUR STRATEGY

Our goal is to be the leading global provider of advanced digital video and audio multimedia software solutions for PCs, consumer electronics devices, PC peripherals, home networks and other emerging markets. Key elements of our strategy include the following:

 .   Increase market penetration of our multimedia software.   We will seek to
    increase our market share by aggressively pursuing additional OEM relationships, entering into creative marketing arrangements and exploiting new sales channels. We have recently implemented marketing arrangements with select OEMs under which we share revenue and intend to enter into similar arrangements with other OEMs. We also intend to expand the sale of our products through retail channels and through our Internet commerce sites.

 .   Leverage existing and prospective OEM relationships to promote adoption of
    our new products.   We plan to leverage our strong market position and
    integrated product suite to encourage our PC OEM customers to license additional software products and to encourage prospective PC OEMs to adopt our products. We have begun implementing this strategy with two of our largest customers, both of which first installed our WinDVD product on their PCs and have now added our WinDVR product.

 .   Capitalize on emerging product markets.   We intend to closely monitor
    evolving technologies and to identify additional markets for our products. We believe that we can adapt our technology effectively for use in a variety of emerging consumer electronics and network devices, such as cable and satellite TV set-top boxes, devices being developed for use within home networks and MPEG-4 wireless devices.

 .   Maintain and enhance strategic relationships, and acquire complementary
    companies and technologies.   We have established strategic relationships
    with several technology and market leaders, including Microsoft and Nvidia. We also intend to pursue acquisitions of complementary products, technologies and companies.

 .   Continue to expand global presence.   A substantial portion of our sales
    come from outside the United States, and we believe that significant revenue growth opportunities exist in Europe, Asia and elsewhere. We intend to continue to target OEMs and end users outside the United States to capitalize on this opportunity.

COMPANY INFORMATION

We were incorporated in California in April 1998 and intend to reincorporate in Delaware prior to the completion of this offering. Unless otherwise noted, the information in this prospectus assumes that the reincorporation has been completed.

Our principal executive offices are located at 47350 Fremont Blvd., Fremont, CA 94538. Our telephone number is (510) 651-0888. Our web site is www.intervideo.com. The information found on our website is not a part of this prospectus.

The offering

Common stock we are offering...........        shares

Common stock to be outstanding after this
  offering...........................          shares

Proposed Nasdaq National Market symbol.  IVDO


Use of proceeds........................  For general corporate purposes, including working capital and
                                         development and capital expenditures.
                                         In addition, we may use a portion of
                                         the net proceeds to acquire or invest
                                         in complementary businesses or
                                         products or to obtain the right to use
                                         complementary technologies. See "Use
                                         of proceeds."


Except as otherwise indicated, whenever we present the number of shares of our common stock outstanding, we have:

 .   based this information on the shares outstanding as of December 31, 2001, excluding;

  . as of December 31, 2001, 5,367,700 shares of common stock issuable upon exercise of outstanding options at a weighted average exercise price of $0.61 per share;

  . as of December 31, 2001, 2,364,838 shares of common stock available for issuance under our existing stock option plan; and

  . an additional 800,000 shares of common stock reserved for issuance under our stock option plan and employee stock purchase plan adopted in connection with this offering;

 .   given effect to the automatic conversion of our outstanding preferred stock into common stock upon completion of this offering;

 .   assumed no exercise of options after December 31, 2001; and

 .   assumed no exercise of the underwriters' over-allotment option.

InterVideo and WinDVD are registered trademarks and WinDVR, WinProducer, WinDTV and WinRip are trademarks or service marks of InterVideo. This prospectus also contains brand names, trademarks and service marks of companies other than InterVideo, and these brand names, trademarks and service marks are the property of their respective holders.

Summary consolidated financial data

Our summary consolidated financial data is presented in the following table to aid you in your analysis of a potential investment in our common stock. You should read this data in conjunction with "Management's discussion and analysis of financial condition and results of operations," our consolidated financial statements and the notes to those consolidated financial statements appearing elsewhere in this prospectus. Pro forma net loss per share applicable to common stockholders reflects the conversion of all outstanding preferred stock into common stock from the beginning of the period presented or at the date of original issuance, if later. The as adjusted balance sheet data reflects our
receipt of the estimated net proceeds from the sale of        shares of our
common stock in this offering at an assumed initial public offering price of
$       per share after deducting the estimated underwriting discounts and commissions and the estimated expenses of this offering.


                                                           Period from
                                                             inception       Year ended     Nine months ended
                                                      (April 28, 1998)      December 31,      September 30,
                                                       to December 31,   -----------------  ----------------
                                                               1998(1)    1999(1)  2000(1)  2000(1)     2001
Consolidated statement of operations data
                                                      (in thousands, except per share data)    (unaudited)
--------------------------------------------------------------------------------------------------------------
Revenue..............................................            $  --    $ 3,036  $15,426  $ 9,761  $23,673
Gross profit.........................................               --      1,918   10,065    6,393   14,527
Operating expenses:
   Research and development..........................              328      1,300    6,585    4,323    6,934
   Sales and marketing...............................               --      1,194    4,978    3,091    6,307
   General and administrative........................              199        773    2,667    1,645    2,225
   Stock compensation(2).............................               --         53    1,411      906    1,612
   Amortization of goodwill..........................               --         --      174       99      223
   Cost of delayed public offering...................               --         --       --       --      710
   Special charges(3)................................               --         --       --       --    2,358
Total operating expenses.............................              527      3,320   15,815   10,064   20,369
Loss from operations.................................            $(527)   $(1,402) $(5,750) $(3,671) $(5,842)
Net loss.............................................            $(525)   $(1,434) $(5,745) $(3,750) $(5,908)
Net loss per common share, basic and diluted.........            $  --    $ (2.57) $ (2.19) $ (1.48) $ (1.74)
Pro forma net loss per common share,
 basic and diluted (unaudited).......................                              $ (0.43) $ (0.29) $ (0.38)
Weighted average common shares outstanding, basic and
 diluted.............................................               --        559    2,625    2,534    3,393
Pro forma weighted average common shares
 outstanding, basic and diluted (unaudited)..........                               13,456   12,909   15,581



                                                        As of September 30, 2001
                                                        ------------------------
                                                        Actual       As adjusted
  Consolidated balance sheet data                     (unaudited) (in thousands)
  -------------------------------------------------------------------------------
  Cash and cash equivalents.......................... $11,596           $
  Working capital....................................   5,625
  Total assets.......................................  20,050
  Long-term obligations, net of current portion......      --
  Total stockholders' equity.........................  10,712

--------
(1)Excludes the results of operations of the Audio Visual Products Division of Formosoft International Inc., or AVPD, prior to our acquisition on June 7, 2000. See the financial statements of AVPD included elsewhere in this Prospectus, as well as the related unaudited pro forma condensed combined statement of operations of InterVideo for the year ended December 31, 2000 as if the acquisition of AVPD had been completed on January 1, 2000.
(2)Stock compensation is allocated among the operating expense classifications as follows:


                                              Year ended   Nine months ended
                                             December 31,    September 30,
                                            -------------- -----------------
                                             1999     2000    2000      2001
                                            (in thousands)    (unaudited)
    -------------------------------------------------------------------------
    Research and development...............  $14   $  546  $341    $  633
    Sales and marketing....................    3      521   358       398
    General and administrative.............   36      344   207       581
                                             ---    ------    ----    ------
                                             $53   $1,411  $906    $1,612
                                             ===    ======    ====    ======


(3) See "Management's discussion and analysis of financial condition and results of operations" for further discussion of the special charges recorded in the nine months ended September 30, 2001.

--------------------------------------------------------------------------------

Risk factors

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision. The risks and uncertainties described below are not the only ones facing us. Additional risks and uncertainties that we are unaware of, or that we may currently deem immaterial, may become important factors that harm our business. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We have a history of losses, and we may never achieve profitability.
We have incurred losses since our inception and have only achieved profitability. As of September 30, 2001, we had an accumulated deficit of $13.6 million. We expect to incur significant operating expenses over the next several years in connection with the continued development and expansion of our business. We may continue to lose money in future periods. Our expenses include research and development and marketing expenses relating to products that will not be introduced and will not generate revenue until later periods, if at all. Our future profitability will depend on generating increased revenue, and we may never achieve profitability. In addition, even if we achieve profitability, we may not sustain or increase profitability on a quarterly or annual basis in the future.

Our limited operating history and the rapidly evolving nature of our industry make the forecasting of our future results difficult.
We were incorporated in April 1998 and began shipping our products in February 1999. Prior to February 1999, our operations consisted primarily of research and development efforts. As a result of our limited operating history, our historical financial and operating information is of limited value in predicting our future operating results. In addition, any evaluation of our business and prospects must be made in light of the risks and difficulties encountered by companies offering products or services in new and rapidly evolving markets. The license of software-based digital video and audio solutions for incorporation in products in the PC and consumer electronics industries is new, and it may be difficult to forecast the future growth rate, if any, or size of the market for our products. We may be unable to accurately forecast customer behavior and recognize or respond to emerging trends, changing preferences or competitive factors facing us. Our current and future expense levels are based largely on our investment plans and estimates of future revenue and are, to a large extent, fixed. As a result, we may fail to make accurate financial forecasts and adjust our spending in a timely manner to compensate for any unexpected revenue shortfall, which would harm our operating results.

We expect our operating results to fluctuate on an annual and quarterly basis, which may result in volatility of our stock price.
We expect our operating results to fluctuate on an annual and quarterly basis, which may cause our stock price to be volatile. Important factors, many of which are outside our control, that could cause our operating results to fluctuate include:

 .   fluctuations in demand for, and sales of, our products and the PCs and consumer electronics devices with which our products are bundled;

 .   timely and accurate reporting to us by our OEM customers of units shipped, which determines the timing and level of revenue received from these customers;

 .   changes in the timing of orders or the completion of customer contracts with significant OEM customers;

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------


 .   competitive factors, including introductions of new products, product enhancements and the introduction of new technologies by our competitors and the entry of new competitors into the digital video and audio software markets;

 .   changes in consumer demand for our products due to the marketing of alternative technologies by our OEM customers;

 .   declines in selling prices of our products to our OEM customers or other customers;

 .   market acceptance of new products developed by us;

 .   changes in the relative portion of our revenue represented by our various products and customers;


 .   the mix of international and domestic revenue;


 .   the costs of litigation and intellectual property protection; and

 .   economic conditions specific to the PC, consumer electronics and related industries.

Due to these and other factors, quarter-to-quarter comparisons of our operating results may not be meaningful, and you should not rely on our results for any one quarter as an indication of our future performance. In addition, our future operating results may fall below the expectations of public market analysts or investors. In this event, our stock price could decline significantly.

We expect our product prices to decline, which could harm our operating results. We expect prices for our products to decline over the next few years. Because of competition from other software providers, competition in the PC industry and diminishing margins experienced by PC OEMs as a result of decreased selling prices and lower unit sales, we have reduced the prices we charge PC OEMs for our WinDVD product. We expect this trend to continue, which will make it more difficult to increase or maintain our revenue and may cause a decline in our gross margins, even if our WinDVD unit sales increase. If increases in our sales do not keep pace with anticipated price declines, our revenue will decline. Accordingly, our future success will depend in part on our ability to introduce and sell new products and upgrades to our existing products, which could increase our revenue and could improve our profit margins.

We have received notices of claims, and may receive additional notices of claims in the future, regarding the alleged infringement of third parties' intellectual property rights that may result in restrictions or prohibitions on the sale of our products and cause us to pay license fees and damages.

Some third parties claim to hold patents covering various aspects of DVD technology incorporated into our and our customers' products. Our digital video and audio products comply with industry DVD specifications. Some third parties have claimed that various aspects of DVD technology incorporated into our and our customers' products infringe upon patents held by them, including the following:

 .   MPEG LA. DVD specifications include technology known as "MPEG-2" that governs the process of storing video input in digital form. A group of companies, comprised primarily of consumer electronics manufacturers, has formed a consortium known as "MPEG LA, LLC" to enforce the proprietary rights of member companies in patents covering certain aspects of MPEG-2 technology. MPEG LA, and certain members of the consortium, have notified us that they believe that our products infringe on patents owned by members of the consortium. In addition, MPEG LA, and certain members of the consortium, have notified a number of PC OEMs, including some of our customers, that they believe MPEG LA members' patents are infringed when those PC OEMs distribute products that incorporate MPEG-2 technology.

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------


 .   6C. Another group of companies has formed a consortium known as "6C,"
    formerly the DVD Patent License Program, to enforce the proprietary rights of holders of patents covering some aspects of DVD technology. 6C has notified us that we may need a license so that our products that incorporate DVD technology do not infringe patents owned by members of the consortium. In addition, 6C may demand that PC OEMs or other companies manufacturing or licensing DVD-related products, including our customers, pay license fees.


 .   Others. Other third parties have notified a number of PC OEMs, including some of our customers, that they believe their patents are infringed when these PC OEMs distribute products that incorporate their technology.


We may be subject to additional third-party claims that our products violate the intellectual property rights of those parties. In addition to the claims described above, we may receive notices of claims of infringement of other parties' proprietary rights. Many companies aggressively use their patent portfolios to bring infringement claims against competitors and other parties. As a result, we may become a party to litigation in the future as a result of an alleged infringement of the intellectual property rights of others, including MPEG LA or 6C. In addition, we are aware that a consortium of companies, known as "3C," has been formed for the purpose of asserting the patent rights of its members covering some aspects of DVD technology. 3C may demand that PC OEMs or other companies manufacturing or licensing DVD-related products, including us and our customers, pay license fees and damages for the use of the technology covered by the 3C patents. Similarly, other parties have alleged that aspects of MPEG-2 and other multimedia technologies infringe upon patents held by them. We may be required to pay license fees and damages in the future if it is determined that our products infringe on patents owned by these third parties. In addition, other companies may form consortia in the future, similar to MPEG LA, 6C and 3C, to enforce their proprietary rights and these consortia may seek to enforce their patent rights against us and our customers.

We may be required to pay substantial damages and may be restricted or prohibited from selling our products if it is proven that we violate the intellectual property rights of others. If MPEG LA, 6C, 3C or another third party proves that our technology infringes its proprietary rights, we may be required to pay substantial damages for past infringement and may be required to pay license fees or royalties on future sales of our products. MPEG LA has requested that we obtain a license from MPEG LA for the use of the technology covered by the MPEG LA patents. The MPEG LA license would require us to pay license fees when we sell our products directly to consumers or other end-user customers but not to our customers, such as PC OEMs, that incorporate those products into their own products. If we are required to pay license fees in the amounts that are currently published by, for example, MPEG LA and 6C for past sales to our large PC OEM customers, because such PC OEMs were not themselves licensed, such fees would exceed the revenue we have received from those customers. In addition, if it were proven that we willfully infringed on a third party's proprietary rights, we may be held liable for three times the amount of damages we would otherwise have to pay. In addition, intellectual property litigation may require us to:

 .   stop selling, incorporating or using our products that use the infringed intellectual property;

 .   obtain a license to make, sell or use the relevant technology from the owner of the infringed intellectual property, which license may not be available on commercially reasonable terms, if at all; and

 .   redesign our products so as not to use the infringed intellectual property, which may not be technically or commercially feasible and may cause us to expend significant resources.

--------------------------------------------------------------------------------

Risk factors
--------------------------------------------------------------------------------


Furthermore, the defense of infringement claims and lawsuits, regardless of their outcome, would likely be expensive to resolve and could require a significant portion of management's time. In addition, rather than litigating an infringement matter, we may determine that it is in our best interests to settle the matter. Terms of a settlement may include the payment of damages and our agreement to license technology in exchange for a license fee and ongoing royalties. These fees may be substantial. If we are forced to take any of the actions described above, defend against any claims from third parties or pay any license fees or damages, our business could be harmed.


We may be liable to some of our customers for damages that they incur in connection with intellectual property claims. Some of our license agreements, including many of the agreements we have entered into with our large PC OEM customers, contain warranties of non-infringement and commitments to indemnify our customers against liability arising from infringement of third-party intellectual property, such as the patents held by members of MPEG LA, 6C and 3C. These commitments may require us to indemnify or pay damages to our customers for all or a portion of any license fees or other damages, including attorneys' fees, they are required to pay or agree to pay these or other third parties. We have received notices asserting rights under the indemnification provisions and warranty provisions of our license agreements from several customers, including Acer Incorporated, Afreey Inc., Compaq, Dell, Gateway, Inc., Fujitsu Limited, Hewlett-Packard, Micron Electronics, Inc. and Sharp. Although MPEG LA has stated that some of our customers, including Compaq, Dell, Fujitsu Limited, Gateway, Hewlett-Packard, Sony and Toshiba, are currently MPEG LA licensees, not all of our PC OEM customers are current MPEG LA licensees. Even with respect to those PC OEM customers that may have become licensees, we may have liability to those customers for prior infringement and future royalty payments. If we are required to pay damages to our customers or indemnify our customers for damages they incur, our business could be harmed. If our customers are required to pay license fees in the amounts that are currently published by some claimants, and we are required to pay damages to our customers or indemnify our customers for such amounts, such payments would exceed our revenue from these customers. Even if a particular claim falls outside of our indemnity or warranty obligations to our customers, our customers may be entitled to additional contractual remedies against us. Furthermore, even if we are not liable to our customers, our customers may attempt to pass on to us the cost of any license fees or damages owed to third parties, by reducing the amounts they pay for our products. These price reductions could harm our business.


We have accrued, and expect to continue to accrue, for liabilities relating to royalty and related intellectual property claims. Our actual liability may exceed the amount we have accrued or accrue in the future, which could harm our business.

Because there is a small number of large PC OEMs, we have only a limited number of potential new large OEM customers for our WinDVD product, which will likely cause our revenue to grow at a slower rate than in recent periods.
Our revenue growth has been achieved in large part due to sales of our WinDVD product to new, large PC OEM customers. Our software is bundled with products sold by eight of the top ten PC OEMs ranked in terms of sales by IDC. Because there is only a limited number of potential new, large PC OEM customers for our WinDVD product, we must derive any future revenue growth principally from increased sales of WinDVD or other products to existing PC OEMs and PC peripherals manufacturers and from sales to smaller regional PC OEMs and directly to consumers through retail channels and our websites. Because some of these other revenue opportunities are more fragmented than the PC OEM market and will take more time and effort to penetrate, we expect that our revenue will grow at a slower rate than in recent periods.

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We depend substantially on our relationships with a small number of PC OEMs, and our failure to maintain or expand these relationships would harm our business.

The PC industry is highly concentrated, and we have derived a substantial portion of our revenue from sales of our products to a small number of PC OEMs. For the nine months ended September 30, 2001, our four largest customers accounted for a majority of our revenue, with Dell accounting for 31% and Fujitsu accounting for 12%. Compaq and Hewlett-Packard, which have announced an agreement to merge, together accounted for more than 10% of our revenue during that period. In addition, as of September 30, 2001, our three largest customers accounted for 51% of our accounts receivable. We expect that a small number of customers will account for a majority of our revenue and gross profit, if any, for the foreseeable future. If the PC industry continues to consolidate, the number of customers accounting for the majority of our revenue could decrease further. Our agreements with our customers typically do not contain minimum purchase commitments and are of limited duration or are terminable with little or no notice. The loss of any of these customers, or a material decrease in revenue from these customers, would harm our business.


If our competitors offer our OEM customers more favorable terms than we do or if our competitors are able to take advantage of their existing relationships with these OEMs, then these OEMs may decline to include our software with their PCs. If we are unable to maintain or expand our relationships with PC OEMs, our business will suffer.

As a result of our dependency on a small number of large PC OEMs, any problems those customers experience, or their failure to promote products that contain our software, may harm our business.
As a result of our concentrated customer base, problems that our PC OEM customers experience may harm our business. Some of the factors that affect the business of our PC OEM customers, all of which are beyond our control, include:

 .   the competition these customers face and the market acceptance of their products;

 .   the engineering, marketing and management capabilities of these customers and the technical challenges that they face in developing their products;

 .   the financial and other resources of these customers;

 .   new governmental regulations or changes in taxes or tariffs applicable to these customers; and

 .   the failure of third parties to develop and introduce content for DVD and other digital media applications in a timely fashion.

The inability of our PC OEM customers to successfully address any of these risks could harm our business. In addition, we have little or no influence over the degree to which these customers promote products that incorporate our software or the prices at which these products are sold to end users. If our PC OEM customers fail to adequately promote products that incorporate our software, our business could suffer.

We have derived a substantial majority of our revenue from the sale of our WinDVD product to PC OEMs, and these customers may not continue to purchase this product or we may fail to attract new customers for this product.
We have derived a substantial majority of our revenue from the sale of our WinDVD product to PC OEMs. We expect that revenue from the sale of our WinDVD product to PC OEMs will continue to account for a substantial portion of our revenue for the foreseeable future. Accordingly, our business will suffer if our existing PC OEM customers do not continue to incorporate our WinDVD product into the PCs they sell or if we are unable to obtain new PC OEM customers for our WinDVD product.

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Continued slow growth, or negative growth, in the PC industry could harm our business.
Our revenue depends in large part on the demand for our products by PC OEMs. The PC industry is currently experiencing slow or negative growth due to a general economic slowdown, market saturation and other factors. If slow or negative growth in the PC industry continues, demand for our products may decrease. Furthermore, if a reduction in demand for our products were to occur, we may not be able to reduce expenses commensurately, due in part to the continuing need for research and development. Accordingly, continued slow growth or negative growth in the PC industry could harm our business.

Our success in generating revenue depends on the growth of the use of software solutions in the PC and consumer electronics industries.
Our continued success in generating revenue depends on growth in the use of software solutions to add features and functionality to PCs and consumer electronics devices. Our software is currently used primarily in PCs, and we expect it to be useful for consumer electronics products. These markets are rapidly evolving, and it is difficult to predict their potential size or future growth rate. In addition, we are uncertain as to the extent to which products such as ours will be used in these markets in the future. Their market acceptance may be impacted by the performance, cost and availability of semiconductors that perform similar functions and the level of copy protection that can be attained and maintained in software products. Our success in generating revenue in these markets will depend on increased adoption of software solutions based on the same standards as ours. If the PC and consumer electronics markets adopt software solutions more slowly than we expect, or if content providers are dissatisfied with the level of copy protection available in software products, our growth would not likely continue, and our business would likely suffer.




Our products are based primarily on the Microsoft Windows operating system, and most of our customers require that the combination of our software products and their PCs be certified by Microsoft's Windows Hardware Qualification Labs. Accordingly, we are dependent on Microsoft, which exposes us to risks, particularly if Microsoft chooses to compete with us in the future.



Our products are based primarily on the Microsoft Windows operating system. If industry and customer preferences in operating systems shift, our products may not be compatible with other operating systems and our business could be harmed. Our revenue is highly dependent upon acceptance of products that are based on the Microsoft Windows operating system, which is currently the dominant operating system used in the PC industry. Microsoft could make changes to its operating system that could render our products incompatible. Other industry participants could develop operating systems to replace the Windows operating system, and our products might not be compatible with those operating systems. If our products are not compatible with one or more of the operating systems with significant PC market share, we could incur substantial costs and expend significant capital and other resources to adapt our products to one or more operating systems. There is no assurance that we would be able to adapt our products to changes made in the Windows operating system in the future or to a new operating system, and any failure to adapt to changes in operating systems by the PC industry could result in significant harm to our business.



Most of our customers require that the combination of our software products and their PCs be certified by Microsoft's Windows Hardware Qualification Labs. If certification is not obtained, our revenue could decline or our customers may license a competitor's software. We sell most of our products through PC OEMs, which bundle our products with their hardware products. Before bundling and distribution, a product must be certified by Microsoft's Windows Hardware Qualification Labs on each PC platform. The certification process is entirely under Microsoft's control, and we may not obtain certification for any product on a timely basis or at all. Furthermore, Microsoft may change the requirements for


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certification at any time without notice. At various times in the past,
Microsoft has changed standards applicable to our products, which has caused us to be out of compliance for periods of time. In the future, we may not be able to obtain necessary certification on a timely basis, if at all, for new PC models introduced by our customers, for any of our products under development or for existing products, if the current standards are changed. Any delays in receipt of, or failure to receive, such certification could cause our revenue to decline or our customers to license a competitor's software.



If Microsoft develops or licenses digital video and audio solutions that compete directly with ours, our business could suffer. Microsoft currently offers products in the digital video and audio software markets. Some video and audio capabilities are built directly into their operating systems or are offered as upgrades to those operating systems at no additional charge. If Microsoft develops or licenses digital video and audio solutions that compete directly with ours and incorporates the solutions into their operating systems, or otherwise changes its operating system or its Windows Hardware Qualification Labs standards to render our products incompatible, our business could be harmed.


Competition in our industry is intense and is likely to continue to increase, which could harm our business.
Our industry is intensely competitive, and we expect competition to intensify in the future. Our competitors include:

 .   software companies that offer digital video or audio applications;

 .   companies offering hardware or semiconductor solutions as alternatives to our software products; and

 .   operating system providers that may develop and integrate applications into their products.

Additional competitors are likely to enter our industry in the future. We also face competition from the internal research and development departments of other software companies and PC and consumer electronics manufacturers, including some of our current customers. Some of our customers have the capability to integrate their operations vertically by developing their own software-based digital and audio solutions or by acquiring our competitors or the rights to develop competitive products or technologies, which may allow these customers to reduce their purchases or cease purchasing from us completely. Operating system providers with an established customer base, such as Microsoft, already offer products in the digital video and audio software markets. Some video and audio capabilities are built directly into their operating systems or are offered as upgrades to those operating systems at no additional charge. If Microsoft or other operating system providers develop or license digital video and audio solutions that compete directly with ours, and incorporate the solutions into their operating systems, our business could be harmed.

We expect our current competitors to introduce improved products at lower prices, and we will need to do the same to remain competitive. We may not be able to compete successfully against either current or future competitors with respect to new or improved products. We believe that competitive pressures may result in price reductions, reduced margins and our loss of market share.

Many of our current competitors and potential competitors have longer operating histories and significantly greater financial, technical, sales and marketing resources or greater name recognition than we do. As a result, these competitors are able to devote greater resources to the development, promotion, sale and support of their products. In addition, our competitors that have large market capitalizations or cash reserves are in a better position to acquire other companies in order to gain new technologies or products that may displace our products. Any of these potential acquisitions could give our competitors a strategic advantage. In addition, some of our current competitors and potential competitors have greater brand name recognition, a more extensive customer base, more developed distribution channels and

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broader product offerings, than we do. These companies can use their broader customer base and product offerings, or adopt aggressive pricing policies, to gain market share. Increased competition in the market may result in price reductions, decreased customer orders, reduced profit margins and loss of market share, any of which could harm our business.

If we do not provide acceptable customer support, our reputation will suffer and it will be difficult to retain existing customers or to obtain new customers.
We will need to continue to provide acceptable customer support to our customers. An inability to do so will harm our reputation and make it difficult to retain existing customers and generate new customers. Most of our experience to date has been with corporate customers, some of which require significant support when familiarizing themselves with the features and functionality of our products. We have limited experience with widespread distribution of our products directly to consumers, and we may not have adequate experience or personnel to provide the levels of support that these customers require. Our failure to provide adequate customer support for our products to either our corporate or consumer customers could damage our reputation in the marketplace and strain our relationships with customers. This could prevent us from retaining existing customers or obtaining new customers and could harm our reputation and brand.

Our ability to achieve profitability will suffer if we fail to manage our growth effectively.
Our success depends on our ability to manage effectively the growth of our operations. During 2000 and the first half of 2001, we experienced significant headcount growth, which exceeded the level that our revenue could support. In June 2001, we reduced our headcount by approximately 25%. We cannot be certain that our current cost structure is appropriate for the level of revenue that we generate. Furthermore, we expect to increase the scope of our operations for the foreseeable future. To manage the actual and expected growth of our operations and personnel, we will need to improve our operational and financial systems, procedures and controls. Our current and planned systems, procedures and controls may not be adequate to support our future operations and expected growth. For example, we have recently purchased sophisticated software to manage our financial systems, which may disrupt our operations if not implemented in an orderly manner. Delays or problems associated with any improvement or expansion of our operational systems and controls could harm our relationships with customers, reputation and brand and could also result in errors in our financial and other reporting.

We license technology from third parties for use in our WinDVD and other standards-based products, and our business will suffer if we fail to maintain these license arrangements.

We license technology for use in our WinDVD product, our WinRip product and other existing and planned products from third parties under agreements, some of which have a limited duration. For example, we have a license agreement with Dolby Laboratories for its audio technology and logo, a license agreement with the DVD Copy Control Association, Inc. for the content scrambling system designed to prevent the copying of DVDs, and various other license agreements relating to patents, know-how and trademarks that are important to various aspects of the development, marketing and sale of our products. We are obligated to pay royalties under each of the Dolby and DVD Copy Control Association agreements, and Dolby and DVD Copy Control Association may each terminate its license if we breach any material provision of the license or if other events occur, as specified in the license agreement. If we fail to maintain these license arrangements, we might not be able to ship our products in their present forms and our business could be harmed.


The loss of any of our strategic relationships would make it more difficult to design appealing products and keep pace with evolving industry standards, which could harm our business.
We must design our software products to interoperate effectively with a variety of hardware and software products, including operating system software, graphics chips, DVD drives, PCs and PC

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chipsets. We depend on strategic relationships with software developers and manufacturers of these products to achieve our design objectives, to produce products that interoperate successfully, to provide us with information concerning customer preferences and evolving industry standards and trends, and to assist us in distributing our products to users. For example, we have been able to learn about future product lines being developed by some of our OEM customers in advance so that we were able to more efficiently design products that our customers, and the ultimate end users, find valuable. However, we generally do not have any agreements with these third parties to ensure that such information will be provided to us, and these relationships may not continue in the future. The loss of any one of these relationships could harm our business.


Our products may have defects or may be incompatible with other software or components contained in our customers' products, which could cause us to lose customers, damage our reputation and create substantial costs.
Defects, referred to in the software industry as "bugs," have been found in our products in the past, and may be found in the future. In addition, our products may fail to meet our customers' design specifications or be incompatible with other software or components contained in our customers' products, or our customers may change their design specifications or add additional third-party software or components after the production of our product. We may be required to devote significant financial resources and personnel to correct any defects. A failure to meet our customers' design specification often results in a loss of sales due to the length of time required to redesign the product. Our products may also be required to interface with defective third party software or components. If we are unable to detect or fix errors, or meet our customers' design specifications, our business and results of operations would suffer.

We may experience seasonality in our business, which could cause our operating results to fluctuate.
Our financial condition and results of operations are likely to be affected by seasonality in the future. Historically, PC OEMs have experienced their highest volume of sales during the year end holiday season. Because of the timing of our recognition of revenue associated with the sale of our products to OEMs, we expect to experience our highest revenue and operating income in the first quarter of each calendar year, followed by lower revenue and operating income in the second quarter of that year. To the extent our retail sales increase as a percentage of our revenue, we expect that revenue from retail sales in the fourth quarter will increase relative to other quarters.

The market for our products is new and constantly changing. If we do not respond to changes in a timely manner, our products likely will no longer be competitive.
The market for our products is characterized by rapid technological change, new and improved product introductions, changes in customer requirements and evolving industry standards. Our future success will depend to a substantial extent on our ability to develop, introduce and support cost-effective new products and technologies on a timely basis. If we fail to develop and deploy new cost-effective products and technologies or enhancements of existing products on a timely basis, or if we experience delays in the development, introduction or enhancement of our products and technologies, our products will no longer be competitive and our business will suffer.

The development of new, technologically advanced products is a complex and uncertain process requiring high levels of innovation and highly skilled engineering and development personnel, as well as the accurate anticipation of technological and market trends. We may not be able to identify, develop, manufacture, market or support new or enhanced products on a timely basis, if at all. Furthermore, our new products may never gain market acceptance, and we may not be able to respond effectively to product announcements by competitors, technological changes or emerging industry standards. Our failure to respond to product announcements, technological changes or changes in industry standards would likely prevent our products from gaining market acceptance and harm our business.

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If we do not successfully establish strong brand identity in the PC and consumer electronics market, we may be unable to achieve widespread acceptance of our products.
We believe that establishing and strengthening the InterVideo brand is critical to achieving widespread acceptance of our products and to establishing key strategic partnerships. The importance of brand recognition will increase as current and potential competitors enter the market with competing products. Our ability to promote and position our brand depends largely on the success of our marketing efforts and our ability to provide high quality products and customer support. These activities are expensive and we may not generate a corresponding increase in customers or revenue to justify these costs. If we fail to establish and maintain our brand, or if our brand value is damaged or diluted, we may be unable to attract new customers and compete effectively.

Historically, we have relied primarily on a limited direct sales force, supported by third party manufacturers' representatives and distributors, to sell our products. Our sales strategy focuses primarily on our corporate customers bundling our products with their hardware and distributing our products through their own distribution channels. We rely on our customers' sales forces, marketing budgets and brand images to promote sales of bundled products. If our corporate customers fail to successfully market and sell their products bundled with our products, or if our relationship with our corporate customers are terminated, we may be unable to effectively market and distribute our products and services.

We rely upon patents, trademarks, copyrights, trade secrets and license agreements to protect our proprietary rights, which afford only limited protection.
Our success depends upon the ability to protect our proprietary rights. We rely on a combination of patent, copyright, trademark and trade secret laws, as well as license and confidentiality agreements with our employees, customers, strategic partners and others to establish and protect our proprietary rights. The protection of patentable inventions is important to our future opportunities. We currently have one patent issued in Taiwan, and we have fifteen pending patent applications in various jurisdictions. It is possible that:

 .   our pending patent applications may not result in the issuance of patents;

 .   we may not apply for or obtain effective patent protection in every country in which we do business;

 .   our patents may not be broad enough to protect our proprietary rights;

 .   any issued patent could be successfully challenged by one or more third parties, which could result in our loss of the right to prevent others from using the inventions claimed in those patents;

 .   we may be required to grant cross-licenses to our patents in accordance with the terms of the agreements we enter into with customers or strategic partners;

 .   for business reasons we may choose not enforce our patents against certain third parties; and

 .   current and future competitors may independently develop similar technology, duplicate our products or design new products in a way that circumvents our patents.

Existing copyright, trademark and trade secret laws and license and confidentiality agreements afford only limited protection. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and policing the unauthorized use of our products is difficult. Any failure to adequately protect our proprietary rights could result in our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue. Infringement claims and lawsuits would likely be expensive to resolve and would require management's time and resources and, therefore, could harm our business.

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Our success depends on retaining our key personnel, including our executive officers, the loss of any of whom could harm our business.

Our success depends on the continued contributions of our senior management and other key engineering, sales and marketing and operations personnel. Competition for employees in our industry can be intense. We do not have employment agreements with, or key man life insurance policies covering, any of our executives. In addition, significant portions of the capital stock and options held by the members of our management are fully vested, and some of our executives are parties to agreements that provide for the acceleration of the vesting of a portion of their unvested shares and options under certain circumstances in connection with a change of control. There can be no assurance that we will retain our key employees or be able to hire replacements. Our loss of any key employee or an inability to replace lost key employees and add new key employees as we grow could harm our business.


We rely on the accuracy of our customers' sales reports for collecting and reporting revenue. If these reports are not accurate, our reported revenue will be inaccurate.
A substantial majority all of our revenue is generated by our PC OEM customers that pay us a license fee based upon the number of copies of our software they load onto the PCs that they sell. In collecting these fees, preparing our financial reports, projections and budgets and in directing our sales efforts and product development, we rely on our customers to accurately report the number of units licensed. We have never audited any of our customers to verify the accuracy of their reports or payments. Most of our license agreements permit us to audit our customers, but audits are expensive and time consuming and could harm our customer relationships. From time to time, customers have provided us with inaccurate reports, which resulted in us underreporting revenue for the associated period and recording a one-time credit in a future period. If any of our customer reports are inaccurate, the revenue we collect and report will be inaccurate and we may be required to make an adjustment to our revenue for a subsequent period, which could harm our business and credibility in the financial community.

Our international operations may expose us to regulatory, financial and operational risks.
Because we sell our products worldwide, our business is subject to risks associated with doing business internationally. International sales accounted for approximately 44% of our revenue in the nine months ended September 30, 2001, and we expect to continue to derive a significant portion of our revenue from sales outside of the United States. We intend to expand our international operations in the future. Significant management attention and financial resources are needed to develop our international sales, support and distribution channels and manufacturing. We may not be able to maintain international market demand for our products. Our future results could be harmed by a variety of factors related to international operations, including:

 .   foreign currency exchange rate fluctuations;

 .   seasonal fluctuations in sales;

 .   changes in a specific country's or region's political or economic condition, particularly in emerging markets;

 .   unusual or burdensome foreign laws or regulatory requirements or unexpected changes to those laws or requirements;

 .   trade protection measures and import or export licensing requirements;

 .   potentially adverse tax consequences;

 .   longer accounts receivable collection cycles and difficulties in collecting accounts receivables;

 .   difficulty in managing widespread sales, development and manufacturing operations; and

 .   less effective protection of intellectual property.

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Currently, most of our international sales are denominated in U.S. dollars.
Therefore, a strengthening of the dollar could make our products less competitive in foreign markets. Our current distribution agreements shift foreign exchange risk to our foreign distributors. This exchange risk may harm the businesses of those distributors or make their engagement prohibitively expensive. We do not use derivative instruments to hedge foreign exchange risk. In the future, a portion of our international revenue and expenses may be denominated in foreign currencies. Accordingly, we could experience the risks of fluctuating currencies and may choose to engage in currency hedging activities. In addition, if we conduct sales in local currencies, we may engage in hedging activities, which may not be successful and could expose us to additional risks.

In addition, we and certain of our OEM customers maintain significant operations in Asia. Any kind of economic, political or environmental instability in this region of the world can have a severe negative impact on our operating results due to the large concentration of production and sales activities in this region. We are also greatly impacted by the political, economic and military conditions in Taiwan. Taiwan and China are continuously engaged in political disputes and both countries have continued to conduct military exercises in or near the other's territorial waters and airspace. These disputes may continue and even escalate, resulting in an economic embargo, a disruption in shipping or even military hostilities.

Our business and future operating results are subject to a broad range of uncertainties arising out of the recent terrorist attacks on the United States. Our business and operating results are subject to uncertainties arising out of the recent terrorist attacks in New York City and Washington, D.C. These uncertainties include the potential worsening or extension of the current global economic slowdown and the economic consequences of military action or additional terrorist activities. Any similar activity of this nature or even rumors of such activity in the future could harm our operating results and stock price.

We may not be successful in overcoming problems encountered in connection with any acquisitions we may undertake, which could harm our business.
In the past, we have made acquisitions. We expect to continue to review opportunities to buy or make investments in other businesses, products or technologies that would enhance our technical capabilities, complement our current products or expand the breadth of our markets or that may otherwise offer growth opportunities. Our continued acquisitions of businesses or technologies will require significant commitment of resources. We may be required to pay for any acquisitions with cash, but we cannot be certain that additional capital will be available to us on favorable terms, if at all. In lieu of paying cash, we could issue stock as consideration for an acquisition that would dilute existing stockholders' percentage ownership, incur substantial debt or assume contingent liabilities. We have limited experience in acquiring other businesses and technologies. Potential and completed acquisitions and investments also involve numerous risks, including:

 .   problems assimilating the purchased operations, technologies or products;

 .   problems maintaining uniform standards, procedures, controls and policies;

 .   unanticipated costs associated with the acquisition;

 .   diversion of management's attention from our core business;

 .   adverse effects on existing business relationships with suppliers and customers;

 .   risks associated with entering markets in which we have no or limited prior experience; and

 .   potential loss of key employees of purchased organizations.

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We may require substantial additional capital, which may not be available on acceptable terms or at all.
Our capital requirements will depend on many factors, including:

 .   acceptance of, and demand for, our products;

 .   the costs of developing new products;

 .   the need to license new technology or to enter into license agreements for existing technology;

 .   the extent to which we invest in new technology and research and development projects;

 .   the number and timing of acquisitions; and

 .   the costs associated with our expansion.

To the extent the proceeds of this offering and our existing sources of cash and cash flow from operations are not sufficient to fund our activities, we may need to raise additional funds. If we issue additional stock to raise capital, your percentage ownership in us would be reduced. Additional financing may not be available when needed and, if such financing is available, it may not be available on terms acceptable to us. If we raise funds through debt financing, we will have to pay interest and may be subject to restrictive covenants, which could limit our ability to take advantage of future opportunities, respond to competitive pressures or unanticipated industry changes. If we cannot raise necessary additional capital on acceptable terms, we may not be able to develop or enhance our products, take advantage of future opportunities or respond to competitive pressures or unanticipated industry changes, any of which could have a negative impact on our business.

RISKS RELATED TO THIS OFFERING

There has been no prior public market for our common stock, and a public market may not develop.
Prior to this offering, there has been no public market for our common stock. We cannot assure you that an active trading market will develop or be sustained or that the market price of our common stock will not decline. The initial public offering price for the shares of our common stock will be determined by us and the representatives of the underwriters and may not be indicative of prices that will prevail in the trading market. We do not know the extent to which investor interest will lead to the development of an active public market. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price which you consider reasonable. The lack of an active market may also reduce the fair market value of your shares. An inactive market may also impair our ability to raise capital by selling shares and may impair our ability to acquire other companies or technology by using our shares as consideration.

We expect our stock price to be volatile.
The price at which our common stock will trade after this offering is likely to be highly volatile and may fluctuate substantially due to many factors, some of which are:

 .   actual or anticipated fluctuations in our results of operations;

 .   changes in securities analysts' expectations or our failure to meet those expectations;

 .   developments with respect to intellectual property rights;

 .   announcements of technological innovations or significant contracts by us or our competitors;

 .   introduction of new products by us or our competitors;

 .   commencement of or our involvement in litigation;


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                                                                             17

Risk factors
--------------------------------------------------------------------------------


 .   our sale of common stock or other securities in the future;

 .   conditions and trends in technology industries;

 .   changes in market valuation or earnings of our competitors;

 .   the trading volume of our common stock;

 .   changes in the estimation of the future size and growth rate of our markets; and

 .   general economic conditions.

In addition, the stock market has experienced significant price and volume fluctuations that has affected the market prices for the common stock of technology companies. In the past, these market fluctuations were often unrelated or disproportionate to the operating performance of these companies. Any significant fluctuations in the future might result in a significant decline in the market price of our common stock.

We have implemented anti-takeover provisions that could discourage a third party from acquiring us and consequently decrease the market value of your investment.
Our certificate of incorporation and bylaws contain provisions that may have the effect of delaying or preventing a change of control or changes in management that a stockholder might consider favorable. The certificate and bylaws, among other things, provide for a classified board of directors, require that stockholder actions occur at duly called meetings of the stockholders, limit who may call special meetings of stockholders and require advance notice of stockholder proposals and director nominations. These provisions, along with the provisions of the Delaware General Corporation Law, such as Section 203, prohibiting certain business combinations with an interested stockholder, may delay or impede a merger, tender offer or proxy contest involving us. Any delay or prevention of a change of control transaction or changes in management could cause the market price of our common stock to decline. For more information about particular anti-takeover provisions, see "Description of capital stock."

Because of their significant stock ownership, our officers and directors will be able to exert significant influence over our future direction.
Executive officers, directors and entities affiliated with them will, in the
aggregate, beneficially own approximately   % of our outstanding common stock
following the completion of this offering. These stockholders, if acting together, would be able to significantly influence all matters requiring approval by our stockholders, including the election of directors and the approval of mergers or other business combination transactions. See "Principal stockholders."

Management will have broad discretion over the use of proceeds from this offering.
The net proceeds from this offering will be used for working capital and other general corporate purposes. In particular, we intend to use the net proceeds of the offering for working capital, marketing, research and development, and capital expenditures. We may also use certain of the proceeds to acquire other products, technology or businesses that would complement our existing products, enhance our technological capabilities or expand our market coverage. We have not reserved or allocated the net proceeds for any specific transaction, and we cannot specify with certainty how we will use the net proceeds. Accordingly, our management will have considerable discretion in the application of the net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. The net proceeds may be used for corporate purposes that do not increase our operating results or market value. Until the net proceeds are used, they may be placed in investments that do not produce income or that lose value.

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18

Risk factors
--------------------------------------------------------------------------------


Sales of substantial amounts of our common stock could harm the market price of our stock.

A substantial amount of our shares will be eligible for sale shortly after this offering. If our stockholders sell substantial amounts of common stock in the public market soon after the lock-up period ends, the market price of our common stock could fall. Based on shares outstanding as of December 31, 2001,
upon completion of this offering, we will have       shares of common stock
outstanding. Of these shares, the        shares sold in this offering will be
freely tradable. Another 16,494,962 shares will be eligible for sale in the public market 180 days from the date of this prospectus, substantially all of which are subject to lock-up agreements. UBS Warburg LLC may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. The remaining 180,000 shares are restricted securities that will become eligible for sale in the public market pursuant to Rule 144 at various dates in the future. The sale of a significant number of these shares could cause the price of our common stock to decline. See "Shares eligible for future sale" for more detailed information.


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                                                                             19

--------------------------------------------------------------------------------


Forward-looking information

This prospectus contains forward-looking statements. When used in this prospectus, the words "anticipate," "believe," "estimate," "will," "intend" and "expect" and similar expressions identify forward-looking statements. Although we believe that our plans, intentions and expectations reflected in those forward-looking statements are reasonable, we can give no assurance that these plans, intentions or expectations will be achieved. Our actual results, performance or achievements could differ materially from those contemplated, expressed or implied, by the forward-looking statements contained in this prospectus. Important factors that could cause actual results to differ materially from our forward-looking statements are set forth in this prospectus, including under the heading "Risk factors." All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth in this prospectus. Other than as required by federal securities laws, we are under no obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

Use of proceeds


We estimate that we will receive net proceeds of approximately $       million,
or $       million if the underwriters exercise their over-allotment option in full, from this offering of our common stock, based on an assumed initial
public offering price of $       per share and after deducting estimated
underwriting discounts and commissions and estimated offering expenses. We expect to use the net proceeds of the offering for general corporate purposes, including working capital and capital expenditures. We have not yet allocated any specific amount for these purposes. However, we presently anticipate that we will spend between $9 million and $11 million for sales and marketing expenses, between $9 million and $11 million for research and product development activities and between $4 million and $5 million for general and administrative expenses, during the year ending December 31, 2002 and between $1 million and $3 million on capital expenditures during that year associated with infrastructure upgrades and expansion of our business. In addition, we may use a portion of the net proceeds to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. We have no commitments with respect to any acquisition or investment, and we are not involved in any negotiations with respect to any similar transaction. The amounts and timing of our actual expenditures will depend on numerous factors, including the status of our product development efforts, sales and marketing activities, technological advances, amount of cash generated or used by our operations and competition. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the balance of the net proceeds. Pending the uses described above, we intend to invest the net proceeds in short-term, interest-bearing, investment grade securities.


Dividend policy

We have never declared or paid any cash dividends on our capital stock and do not intend to pay dividends in the foreseeable future. We anticipate that we will retain any earnings to support operations and to finance the growth and development of our business.

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20

--------------------------------------------------------------------------------


Capitalization

Our capitalization as of September 30, 2001 is set forth in the following table:

 .   on an actual basis;

 .   on a pro forma basis to reflect the conversion of all outstanding preferred stock into shares of our common stock; and

 .   on the same pro forma basis as adjusted to give effect to the receipt of the estimated net proceeds from this offering, at an assumed initial public
    offering price of $     per share.

The table does not include options outstanding as of September 30, 2001 to purchase 5,616,221 shares of our common stock with a weighted average exercise price of $0.65 per share. You should read this table in conjunction with "Management's discussion and analysis of financial condition and results of operations," our financial statements and the notes to those financial statements and "Description of capital stock."


                                                         September 30, 2001
                                                  ---------------------------------
                                                                          Pro forma
                                                     Actual  Pro forma  as adjusted
                                                  (in thousands, except share data)
                                                             (unaudited)
------------------------------------------------------------------------------------
Long-term obligations, excluding current portion.  $     --   $     --          $--
Stockholder's equity:
Convertible preferred stock, 13,000,000 shares
 authorized, 12,188,750 shares issued and
 outstanding, actual; 13,000,000 shares
 authorized, pro forma and pro forma as adjusted;
 no shares issued and outstanding, pro forma and
 pro forma as adjusted...........................    21,186         --           --
                                                   --------   --------          ---
Common stock, 25,000,000 shares authorized,
 4,312,483 shares issued and outstanding, actual;
 150,000,000 shares authorized, pro forma and pro
 forma as adjusted; 16,501,233 shares issued and
 outstanding, pro forma; shares authorized, pro
 forma as adjusted;        shares issued and
 outstanding, pro forma as adjusted..............     6,096     27,282           --
Note payable from employee.......................      (496)      (496)          --
Deferred stock compensation......................    (2,310)    (2,310)          --
Accumulated other comprehensible loss............      (152)      (152)          --
Accumulated deficit..............................   (13,612)   (13,612)          --
                                                   --------   --------          ---
   Total stockholder's equity....................    10,712     10,712           --
                                                   --------   --------          ---
      Total capitalization.......................  $ 10,712   $ 10,712          $--
                                                   ========   ========          ===


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                                                                             21

--------------------------------------------------------------------------------


Dilution

Our pro forma net tangible book value as of September 30, 2001 was
approximately $       per share of our common stock. Our net tangible book
value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities and divided by the total number of shares of our common stock outstanding as of September 30, 2001. After giving effect to our sale in this offering of shares of our common stock at an assumed
initial public offering price of $       per share and after deducting
estimated underwriting discounts and commissions and estimated offering expenses, our pro forma net tangible book value as of September 30, 2001 would
have been $       per share of our common stock. This represents an immediate
increase in net tangible book value of $       per share to our existing
stockholders and an immediate dilution of $       per share to you. The
following table illustrates this per share dilution:

Assumed initial public offering price per share......................        $
 Pro forma net tangible book value per share before this offering.... $
 Increase attributable to investors in this offering.................
                                                                      ---
Pro forma net tangible book value per share after this offering......        ------
Dilution per share to investors in this offering.....................        $
                                                                             ======

The differences between our existing stockholders and investors with respect to the number of shares of common stock purchased from us, the total consideration paid to us and the average price per share paid for both common and preferred stock is summarized on a pro forma basis, as of September 30, 2001 before underwriters' discount and offering expenses in the following table. The following table does not include 5,616,221 shares of common stock issuable upon the exercise of outstanding options with a weighted average exercise price of $0.65 per share as of September 30, 2001. To the extent that outstanding options are exercised, there will be further dilution to new investors.

                                 Shares purchased Total consideration   Average
                                 ---------------- -----------------   price per
                                 Number   Percent Amount     Percent      share
                                                (in thousands)
      --------------------------------------------------------------------------
      Existing shareholders.....                %     $            %         $
      New investors.............
                                   ----      ----     --       -----         --
       Total....................                %     $          100%        $
                                   ====      ====     ==       =====         ==

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22

--------------------------------------------------------------------------------


Selected consolidated financial data

The selected consolidated financial data set forth below should be read in conjunction with our consolidated financial statements and related notes thereto and "Management's discussion and analysis of financial condition and results of operations" included elsewhere in this prospectus. The selected income statement data and balance sheet data are derived from our audited financial statements. The unaudited information has been prepared on the same basis as our audited financial statements and, in the opinion of management, contains all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of our operating results for these periods and our financial condition as of these dates. The pro forma data and the pro forma share and earnings per share data for September 30, 2001 gives effect to the conversion of all outstanding shares of preferred stock into common stock.


                                                Period from
                                                  inception     Year ended     Nine months ended
                                        (April 28, 1998) to    December 31,      September 30,
                                               December 31,  ----------------  ----------------
                                                    1998(1)  1999(1)  2000(1)  2000(1)     2001
Consolidated statement of operations
data                                    (in thousands, except per share data)     (unaudited)
-------------------------------------------------------------------------------------------------
Revenue................................               $  --  $ 3,036  $15,426  $ 9,761  $23,673
Cost of revenue........................                  --    1,118    5,361    3,368    9,146
                                                      -----  -------  -------  -------  -------
   Gross profit........................                  --    1,918   10,065    6,393   14,527
Operating expenses:
   Research and development............                 328    1,300    6,585    4,323    6,934
   Sales and marketing.................                  --    1,194    4,978    3,091    6,307
   General and administrative..........                 199      773    2,667    1,645    2,225
   Stock compensation(2)...............                  --       53    1,411      906    1,612
   Amortization of Goodwill............                  --       --      174       99      223
   Cost of Delayed Public Offering.....                  --       --       --       --      710
   Special charges(3)..................                  --       --       --       --    2,358
                                                      -----  -------  -------  -------  -------
      Total operating expenses.........                 527    3,320   15,815   10,064   20,369
                                                      -----  -------  -------  -------  -------
Loss from operations...................                (527)  (1,402)  (5,750)  (3,671)  (5,842)
Other income (expense), net............                   2       32      557      303      443
                                                      -----  -------  -------  -------  -------
Loss before provision for income taxes.                (525)  (1,370)  (5,193)  (3,368)  (5,399)
Provision for income taxes.............                  --       64      552      382      509
                                                      -----  -------  -------  -------  -------
   Net loss............................               $(525) $(1,434) $(5,745) $(3,750) $(5,908)
                                                      =====  =======  =======  =======  =======
Net loss per common share, basic and
 diluted...............................               $  --  $ (2.57) $ (2.19) $ (1.48) $ (1.74)
                                                      =====  =======  =======  =======  =======
Pro forma net loss per common share,
 basic and diluted (unaudited).........                               $ (0.43) $ (0.29) $ (0.38)
                                                                      =======  =======  =======
Weighted average common shares
 outstanding, basic and diluted........                  --      559    2,625    2,534    3,393
                                                      =====  =======  =======  =======  =======
Pro forma weighted average common
 shares outstanding, basic and diluted
 (unaudited)...........................                                13,456   12,909   15,581
                                                                      =======  =======  =======


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                                                                             23

Selected consolidated financial data
--------------------------------------------------------------------------------



                                                                                As of
                                                   As of December 31,   September 30,
                                                  ---------------------          2001
                                                   1998    1999    2000   (unaudited)
Consolidated balance sheet data                          (in thousands)
-------------------------------------------------------------------------------------
Cash and cash equivalents........................ $ 195  $2,628 $14,668       $11,596
Working capital..................................  (190)  1,907  10,419         5,625
Total assets.....................................   362   3,817  22,134        20,050
Long-term obligations, net of current portion....    --      --      --            --
Convertible preferred stock......................   488   4,476  21,286        21,186
Total stockholders' equity.......................   (36)  2,634  15,189        10,712

--------
(1) Excludes the results of operations of AVPD prior to its acquisition on June 7, 2000. See the financial statements of AVPD included elsewhere in this Prospectus, as well as the related unaudited pro forma condensed combined statement of operations of the Company for the year ended December 31, 2000 as if the acquisition of AVPD had been completed on January 1, 2000.

(2) Stock compensation is allocated among the operating expense classifications as follows:

                                             Year ended      Nine months ended
                                            December 31,       September 30,
                                         ------------------- -----------------
                                         1999           2000  2000        2001
                                              (in thousands)       (unaudited)
 -----------------------------------------------------------------------------
 Research and development...............  $14         $  546 $341       $  633
 Sales and marketing....................    3            521  358          398
 General and administrative.............   36            344  207          581
                                          ---         ------  ----      ------
                                          $53         $1,411 $906       $1,612
                                          ===         ======  ====      ======

(3) See Management's discussion and analysis of financial condition and results of operations for further discussion of the special charges recorded in the nine months ended September 30, 2001.

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24

--------------------------------------------------------------------------------


Management's discussion and analysis of financial condition and results of operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with "Selected consolidated financial data" and our consolidated financial statements and related notes appearing elsewhere in this prospectus. In addition to historical information, this discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to, those set forth under "Risk factors" and elsewhere in this prospectus.

OVERVIEW

We are a leading provider of DVD software and offer a broad suite of advanced digital video and audio multimedia software products that allow users to record, edit, author, distribute and play digital multimedia content on PCs and consumer electronics devices. We derive a substantial majority of our revenue from sales of our WinDVD product, a software DVD player for PCs. Our other major products include WinDVR, a digital video recorder, WinProducer, a video recording and editing software application, and WinRip, a digital music recorder and player. We began operations in 1998 and shipped our first products in 1999. Our software is bundled with products sold by eight of the top ten PC OEMs ranked in terms of sales by IDC. Our OEM customers include Compaq, Dell, Fujitsu, Fujitsu Siemens, Hewlett-Packard, Medion, Sony and Toshiba. We sell our products to PC OEMs and PC peripherals manufacturers worldwide and offer our software in up to 26 languages. In addition, we sell our products directly to consumers through our websites, which currently operate in English, Japanese and Chinese, and through retail channels.


We derive revenue primarily from the sale of software licenses to OEMs, which install our software onto PCs prior to delivery to consumers. We also derive revenue from the license of our software to manufacturers of PC peripherals that incorporate our products into their own products for distribution as well as sales directly to users through retail channels and our website. We recognize revenue generated from sales to OEMs, PC peripherals manufacturers and end users in accordance with Statement of Position (SOP) 97-2, "Software Revenue Recognition," as amended, under which revenue is recognized when evidence of an arrangement exists, delivery of the software has occurred, the fee is fixed and determinable and collection is probable.



We sell to OEMs and directly to end users. Under the terms of our license agreements with OEMs, they are entitled only to unspecified upgrades on a when and if available basis, prior to sell through to end users. Under the terms of our revenue recognition policy, we recognize revenue based on evidence of products being sold by the OEMs. We do not have any obligation to provide upgrades to the OEMs' customers. Accordingly, we do not defer any revenue as we no longer have an obligation once the OEM's products have been shipped and we have recorded revenue. Under the terms of the OEM license agreements, the OEM will qualify the software on its then current platform. Once the software has been qualified, the OEM will begin to ship products, and report sales to us, at which point we will record revenue. The OEM will have the right to return the software prior to it being qualified. Once the software has been shipped, the OEM does not have a right of return to us. Therefore, we do not maintain a returns reserve related to OEM sales. Under the terms of our OEM license agreements, the OEM has certain inspection and acceptance rights. These rights lapse once the product has been qualified and the shipment reported to us. Therefore we do not believe that these acceptance rights impact the amount or timing of revenue recognition.


--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------


Most OEMs pay a license fee based on the amount of licensed software included in the products sold to their customers. OEMs pay these fees on a per unit basis, and we record associated revenue when we receive notification of the OEMs' sales of the licensed software to the user. The terms of our license agreements generally require the OEMs to notify us of sales of their products within 30 to 45 days after the end of the month or quarter in which the sales occur. As a result, we generally recognize revenue in the month or quarter following the sale of the product to the OEMs' customers.


End-user sales are primarily sales made directly from our website. There are no unspecified upgrade rights related to these sales. We do not offer specified upgrade rights to any class of customer. The end users who purchase our software from our website do not have rights of return.




We expect prices for our products to decline over the next few years. Because of competition from other software providers, competition in the PC industry and diminishing margins experienced by PC OEMs as a result of decreased selling prices and lower unit sales, we have reduced the prices we charge PC OEMs for our WinDVD product. We expect this trend to continue, which will make it more difficult to increase or maintain our revenue and may cause a decline in our gross margins even if our WinDVD unit sales increase.

Our revenue growth has been achieved in large part due to sales of our WinDVD product to new, large PC OEM customers. Because there is only a limited number of potential new, large PC OEM customers for our WinDVD product, we must derive any future revenue growth principally from increased sales of WinDVD or other products to existing PC OEMs and PC peripherals manufacturers and from sales to smaller regional PC OEMs and directly to consumers through retail channels and our websites. Because some of these other revenue opportunities are more fragmented than the PC OEM market and will take more time and effort to penetrate, we expect that our revenue will grow at a slower rate than in recent periods.

Due to concentration in the PC OEM industry, we derive a substantial portion of our revenue from a small number of customers. For the nine months ended September 30, 2001, our four largest customers accounted for a majority of our revenue. During that period, Dell and Fujitsu each accounted for more than 10% of our revenue. We expect that a small number of customers will continue to account for a majority of our revenue and gross profit for the foreseeable future.

International sales accounted for 44% of our revenue in the nine months ended September 30, 2001. We expect to continue to derive a significant portion of our revenue from sales outside of the United States. Currently, most of our international sales are denominated in U.S. dollars. Therefore, a strengthening of the dollar could make our products less competitive in foreign markets. Our current distribution agreements shift foreign exchange risk to our foreign distributors. We do not use derivative instruments to hedge foreign exchange risk. In the future, a portion of our international revenue and expenses may be denominated in foreign currencies.

In 2000, we started an Internet commerce sales initiative that allows users to purchase products from our website. For the nine months ended September 30, 2001, we derived 7% of our revenue from sales on our website. To increase our web-based sales in the future, we intend to increase investments in associated selling and marketing, capital equipment and research and development.


Cost of revenue consists primarily of royalties paid or accrued for payment to third parties for technologies incorporated into our products, expenses incurred to manufacture, package and distribute


--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------


our software products, the amortization of developed technology and costs associated with end-user customer support. Customer service and technical support costs include the costs associated with answering end-user customer inquires and providing telephone assistance. In connection with the sale of some products, we provide a limited amount of free telephone support service to customers. Cost of revenue also includes estimated accruals for royalties due on technology for which we have no license and related intellectual property claims. We may adjust the rate at which we accrue these amounts in the future. Our gross profit is affected by many factors, including competitive pricing pressures, fluctuations in unit volumes, changes in third party license fees and changes in the mix of products sold and in our mix of distribution channels. Over the next several quarters, we expect our cost of revenue to increase as a percentage of revenue due to lower selling prices.


Research and development expenses consist primarily of personnel and related costs, consulting expenses associated with the development of new products, technology license fees and quality assurance and testing. To date, we have not capitalized any research and development expenses.


Sales and marketing expenses consist primarily of personnel and related costs, including salaries and commissions, travel expenses, commissions paid to third-party sales representatives and costs associated with trade shows, advertising and other marketing efforts. We do not defer the recognition of any revenue associated with sales of these products, because the cost of providing this free support is insignificant. The support is provided within 90 days after the associated revenue is recognized, and enhancements are minimal and infrequent.


General and administrative expenses consist primarily of personnel and related costs, and support costs for finance, human resources, legal, operations, information systems and administration departments as well as professional fees.


For the nine months ended September 30, 2001 and the years ended December 31, 2000 and 1999, we recorded deferred stock compensation of $1.6 million, $3.5 million and $218,000. Deferred stock compensation represents the difference between the deemed fair market value of our common stock at the time of option grants during these periods and the exercise prices of these options. We amortize deferred stock compensation using a multiple option award valuation approach over the vesting periods of the applicable options, which is generally four years. See Note 8 of notes to consolidated financial statements. The amortization of deferred stock compensation for options granted through September 30, 2001 for the next four years totals, $452,000 in the remaining three months of 2001, $1.1 million in 2002, $455,000 in 2003 and $132,000 in
2004.



We completed the acquisition of the business and assets of AVPD, a developer of audio and video software products, in 2000. The purchase cost of the acquisition was $3.2 million, including legal, valuation and accounting fees of $200,000, and was accounted for as a purchase. The purchase price was allocated, based on an independent appraisal, as follows: $700,000 to in-process research and development, $1,350,000 to goodwill, $150,000 to the assembled work force and $1.0 million to developed technology. Goodwill and other intangibles are amortized on the straight-line method over their estimated useful life of five years. Total amortization expense was $498,000 for the year ended December 31, 2000 and $373,000 for the nine months ended September 30, 2001. Amortization expense related to developed technology is charged to cost of revenue for $117,000 and $150,000 for the year ended December 31, 2000 and for the nine months ended September 30, 2001, respectively.



As of September 30, 2001, $1.1 million of the goodwill will be subject to the transitional assessment provisions of SFAS No. 142 and may reduce future goodwill amortization expenses.



Interest income and other, net consists primarily of interest earned on our cash and cash equivalent balances, offset by other expenses.


--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------


RESULTS OF OPERATIONS


                                                 Year ended   Nine months ended
                                                December 31,    September 30,
                                                -----------   ---------------
                                                1999   2000    2000       2001
                                                                 (unaudited)
     ---------------------------------------------------------------------------
     As a percentage of revenue:
     Revenue...................................  100%   100%  100%       100%
     Cost of revenue...........................   37     35    35         39
                                                 ---    ---   ---        ---
        Gross margin...........................   63     65    65         61
                                                 ---    ---   ---        ---
     Operating expenses:
        Research and development...............   43     43    44         29
        Sales and marketing....................   39     32    32         27
        General and administrative.............   25     17    17          9
        Stock compensation.....................    2      9     8          7
        Amortization of goodwill...............   --      1     1          1
        Cost of delayed public offering........   --     --    --          3
        Special charges........................   --     --    --         10
                                                 ---    ---   ---        ---
           Total operating expenses............  109    102   102         86
                                                 ---    ---   ---        ---
           Operating loss......................  (46)   (37)  (37)       (25)
     Other income (expense), net...............    1      4     3          2
                                                 ---    ---   ---        ---
     Loss before provision for income taxes....  (45)   (33)  (34)       (23)
     Provision for income taxes................    2      4     4          2
                                                 ---    ---   ---        ---
           Net loss............................  (47)%  (37)% (38)%      (25)%
                                                 ===    ===   ===        ===


Comparison of nine months ended September 30, 2001 and 2000

Revenue
Revenue increased 142% to $23.7 million for the nine months ended September 30, 2001 from $9.8 million for the nine months ended September 30, 2000. The growth in revenue resulted primarily from increased sales of our WinDVD product.

Gross margin

Gross margin decreased to 61% of revenue in the nine months ended September 30, 2001 from 65% in the nine months ended September 30, 2000. This decrease primarily resulted from decreased selling prices of our products, which was partially offset by a decrease in the average royalty unit cost owed to third parties for incorporation of their technology into our products.


Research and development

Research and development expenses increased to $6.9 million, or 29% of revenue, for the nine months ended September 30, 2001 from $4.3 million, or 44% of revenue, for the nine months ended September 30, 2000. The increase in absolute dollars resulted primarily from increased personnel and consulting costs, facilities-related expenses, outside professional fees. This increase was partially offset by a special in-process research and development charge resulting from the AVPD acquisition. We believe that a significant level of research and development expenses will be required to remain competitive, and, as a result, we intend to increase these expenses in absolute dollars in the future.



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Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------


Sales and marketing

Sales and marketing expenses increased to $6.3 million, or 27% of revenue, for the nine months ended September 30, 2001 compared to $3.1 million, or 32% of revenue, for the nine months ended September 30, 2000. The increase in absolute dollars was primarily attributable to support our higher level of sales, which included higher personnel costs, commission costs paid to third-party sales representatives, promotional expenses, consulting costs and facilities-related expenses. Included in the promotional expenses for the nine month ended September 30, 2001, were approximately $550,000 in expenses to promote our WinRip product. We intend to actively market, sell and promote our products and further develop our brand name. Therefore, we expect expenses related to these programs to continue to increase in absolute dollars in the future.


General and administrative

General and administrative expenses increased to $2.2 million, or 9% of revenue, for the nine months ended September 30, 2001 from $1.6 million, or 17% of revenue, for the nine months ended September 30, 2000. The increase in absolute dollars was primarily attributable to increased personnel costs and professional services. We expect general and administrative expenses to continue to increase in absolute dollars as we build our infrastructure to support our anticipated growth and operations as a public company.




Stock-based compensation
Stock-based compensation expenses increased to $1.6 million for the nine months ended September 30, 2001 from $906,000 for the nine months ended September 30, 2000. The stock-based compensation charges for the issuance of stock options will be amortized on an accelerated basis over the next four years.


Amortization of goodwill


The amortization of goodwill increased to $223,000 for the nine months ended September 30, 2001 from $99,000 for the nine months ended September 30, 2000. The nine months ended September 30, 2000 includes four months of amortization expense compared to nine months included in the nine months ended September 30, 2001.



Cost of delayed public offering


During the nine months ended September 30, 2001, we incurred $710,000 of professional costs in connection with the preparation of our initial public offering. In September 2001, this offering was delayed and all costs were expensed.


Special charges



We incurred one-time special charges of $2.4 million in the nine months ended September 30, 2001. Of this total charge, $850,000 related to a restructuring of our business that occurred in the second quarter. The remaining $1.5 million was charged in the third quarter, in connection with and related to advanced licensing and promotional programs, which costs were deemed unrealizable.



During the second quarter of 2001, management approved a restructuring plan to reduce our workforce and consolidate offices to align our cost structure with our projected revenue growth and economic and industry conditions at the time. A one-time charge of $850,000 related to this plan was recorded in operating expenses in the second quarter. This charge included $257,000 related to employee terminations and $593,000 related to office closures. As of September 30, 2001, the remaining accrual was $449,000 related to the future payment of restructuring expenses, of which $2,000 related to employee terminations and $447,000 related to office closures.


--------------------------------------------------------------------------------

                                                                             29

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Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------


This restructuring eliminated approximately 25% of our worldwide employee workforce, including employees in research and development, sales and marketing and general and administrative. This plan is expected to result in annual savings of nearly $3.0 million. The estimated cost savings have been calculated based upon expected cost reductions related to employee terminations and reduced facilities expenses. We will continue to manage our operating expenses relative to expected revenue growth and will undertake additional cost-cutting actions if necessary to optimize profitability.



During the third quarter of 2001, we recorded a one-time charge of $1.5 million for promotion costs of our WinRip product that have been deemed unrealizable. In December 2000, we entered into a license royalty agreement providing for an aggregate of $1,050,000 of minimum royalty payments through October 31, 2002. We recognized the associated expense under the agreement based on the number of customer registrations received during the relevant period. As of September 30, 2001, we had expensed approximately $35,000 of royalty payments based on customer registrations through that date. In September 2001, we determined that a large portion of the minimum royalty payments would be unrealizable. Accordingly, we recorded a one-time special charge of $950,000 in the third quarter of 2001, of which $615,000 related to royalty payments already made and $335,000 related to future liabilities under the agreement. We expect to record the remaining $65,000 in sales and marketing expense related to this agreement during 2002.



In March 2001, we entered into a promotional agreement with an online music provider for exclusive marketing and promotion space. In accordance with the agreement, we are required to pay $1.1 million over 12 months and provide a $600,000 standby line of credit. During the period from March 2001 to August 2001, we incurred $550,000 for promotional costs, which have been recorded in sales and marketing expenses. Based on the results of the promotion, we believe that the remaining $550,000 of promotional expense is unrealizable.


Other income (expense), net

Other income (expense), net primarily consists of interest income, offset by loss on fixed assets disposal and other expense, if any. Other income (expense), net increased to $443,000 for the nine months ended September 30, 2001 from $303,000 for the nine months ended September 30, 2000. Interest income decreased to $377,000 for the nine months ended September 30, 2001 compared to $447,000 for the nine months ended September 30, 2000. This decrease in interest income was primarily attributable to lower average cash and cash equivalent balances offset by an increase in non-operating expenses for the nine months ended September 30, 2000. This increase in non-operating expense was primarily due to recording a $134,000 loss on fixed assets disposed during this period. No significant fixed assets were disposed of in the nine months ended September 30, 2001 excluded assets disposed of as a result of restrictions.


Provision for income taxes
The provision for income taxes increased to $509,000 in the nine months ended September 30, 2001 from $382,000 in the nine months ended September 30, 2000 due to higher foreign sales. Although we have not generated taxable income in the United States, we are subject to foreign withholding taxes in Japan and Taiwan.

Comparison of years ended December 31, 2000 and 1999

Revenue
Revenue increased 408% to $15.4 million for the year ended December 31, 2000 from $3.0 million for the year ended December 31, 1999. The growth in revenue resulted primarily from increased sales of our WinDVD product. Product sales in the years ended December 31, 2000 and 1999 were highly concentrated, with 49% of revenue in the year ended December 31, 2000 coming from five customers and 60% of revenue in the year ended December 31, 1999 coming from five customers.

--------------------------------------------------------------------------------

30

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Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------


Gross margin

Gross margin increased to 65% of revenue for the year ended December 31, 2000 compared to 63% for the year ended December 31, 1999. This was primarily due to a decrease in the average royalty unit cost owed to third parties for incorporation of their technology into our products, partially offset by a slight decrease in average selling prices.


Research and development

Research and development expenses increased to $6.6 million, or 43% of revenue, for the year ended December 31, 2000 from $1.3 million, or 43% of revenue, for the year ended December 31, 1999. This increase primarily resulted from our continued research and development efforts including increase in personnel costs, consulting and professional fees, facilities related expenses, travel costs and the licensing of certain software. In connection with the purchase of AVPD in 2000, we recorded a special in-process research and development charge of $700,000. The value of the acquired in-process technology was computed using a discounted cash flow analysis rate of 35% on the anticipated income stream of the related product revenue. The discounted cash flow analysis was based on an estimate of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions.


Sales and marketing

Sales and marketing expenses increased to $5.0 million, or 32% of revenue, for the year ended December 31, 2000 from $1.2 million, or 39% of revenue, for the year ended December 31, 1999. The increase in absolute dollars was primarily attributable to support our higher level of sales, including increased personnel costs, promotional expenses, outside commission costs, professional fees, facilities-related expenses and travel expenses.


General and administrative
General and administrative expenses increased to $2.7 million, or 17% of revenue, for the year ended December 31, 2000 compared to $773,000, or 25% of revenue, for the year ended December 31, 1999. This increase was primarily attributable to increased personnel costs and professional fees.

Stock-based compensation
Stock-based compensation expenses increased to $1.4 million for the year ended December 31, 2000 compared to $53,000 for the year ended December 31, 1999.


Amortization of goodwill


The amortization of goodwill increased to $174,000 for the year ended December 31, 2000 from $0 for the year ended December 31, 1999. We started to amortize goodwill in June 2000, after completion of the AVPD purchase.




Other income (expense), net
Other income (expense), net increased to $557,000 for the year ended December 31, 2000 from $32,000 for the year ended December 31, 1999. This increase was primarily attributable to an increase in interest income resulting from higher cash balances received from the sale of our preferred stock, which was partially offset by a disposal of fixed assets.

Provision for income taxes
Although we have not generated taxable income in the United States, our revenue from Japan and Taiwan is subject to withholding taxes in those countries. The provision for income taxes increased to

--------------------------------------------------------------------------------

Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------

$552,000 for the year ended December 31, 2000 from $64,000 for the year ended December 31, 1999. This increase was due to greater foreign sales.

Comparison of years ended December 31, 1999 and 1998

Revenue
We recognized revenue in the amount of $3.0 million for the year ended December 31, 1999 compared to $0 for the year ended December 31, 1998. This increase was due to the commencement of sales of our first product, WinDVD, in 1999.

Gross margin
Gross margin was 63% of revenue in the year ended December 31, 1999.

Research and development
Research and development expenses increased to $1.3 million for the year ended December 31, 1999 compared to $328,000 for the year ended December 31, 1998. This increase was primarily due to the hiring of additional engineers.

Sales and marketing
Sales and marketing expenses increased to $1.2 million for the year ended December 31, 1999 compared to $0 for the year ended December 31, 1998. This increase was primarily due to the hiring of sales and marketing personnel, outside commission costs, marketing activities, travel and trade shows.

General and administrative
General and administrative expenses increased to $773,000 for the year ended December 31, 1999 compared to $199,000 for the year ended December 31, 1998. This increase was due to higher personnel costs, facilities-related expenses and outside professional costs.

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32

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Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------


QUARTERLY RESULTS OF OPERATIONS

The following tables set forth unaudited consolidated statements of operations data for the eight quarters ended September 30, 2001. The unaudited consolidated information for each of these quarters has been prepared on substantially the same basis as the audited consolidated financial statements included elsewhere in this prospectus and, in our opinion, includes all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the results of operations for these periods. Historical results are not necessarily indicative of the results to be expected in the future, and results of the interim periods are not necessarily indicative of our results of operations for the entire year.


                                                                 Three months ended
                                  --------------------------------------------------------------------------------
                                  Dec. 31,  March 31,  June 30,  Sept. 30,  Dec. 31,  March 31,  June 30, Sept. 30,
                                      1999       2000      2000       2000      2000       2001      2001      2001
                                                                (unaudited) (in thousands)
-------------------------------------------------------------------------------------------------------------------
Revenue..........................   $1,725     $2,445   $ 3,171    $ 4,145   $ 5,665    $ 7,722  $ 7,725   $ 8,226
Cost of revenue..................      606        788     1,095      1,485     1,993      3,114    2,974     3,058
                                    ------     ------   -------    -------   -------    -------  -------   -------
 Gross profit....................    1,119      1,657     2,076      2,660     3,672      4,608    4,751     5,168
Operating expenses:
   Research and development......      494        699     1,785      1,840     2,262      2,469    2,368     2,098
   Sales and marketing...........      622        799     1,112      1,180     1,887      2,008    2,211     2,088
   General and administrative....      407        451       737        456     1,023        675      777       773
   Stock compensation............       32        235       297        375       504        541      502       569
   Amortization of goodwill......       --         --        25         74        74         74       74        74
   Cost of delayed public
     offering....................       --         --        --         --        --         --       --       710
   Special charges...............       --         --        --         --        --         --      850     1,508
                                    ------     ------   -------    -------   -------    -------  -------   -------
     Total operating expenses....    1,555      2,184     3,956      3,925     5,750      5,767    6,782     7,820
                                    ------     ------   -------    -------   -------    -------  -------   -------
Loss from operations.............     (436)      (527)   (1,880)    (1,265)   (2,078)    (1,159)  (2,031)   (2,652)
Other income (expense), net......       10        (80)      199        185       253        178      114       151
                                    ------     ------   -------    -------   -------    -------  -------   -------
Loss before income taxes.........     (426)      (607)   (1,681)    (1,080)   (1,825)      (981)  (1,917)   (2,501)
Provision for income taxes.......       41        117        97        168       170        151      269        89
                                    ------     ------   -------    -------   -------    -------  -------   -------
     Net loss....................   $ (467)    $ (724)  $(1,778)   $(1,248)  $(1,995)   $(1,132) $(2,186)  $(2,590)
                                    ======     ======   =======    =======   =======    =======  =======   =======


Over the eight quarters presented, our quarterly revenue grew to $8.2 million for the quarter ended September 30, 2001 from $1.7 million for the quarter ended December 31, 1999. Revenue has increased in each successive quarter as we have increased OEM sales of our products and expanded our product line. In the quarter ended June 30, 2001, revenue remained relatively constant compared to the prior quarter at $7.7 million due to lower average selling prices offset by increased unit sales. The growth over the periods presented was primarily the result of increased sales of our WinDVD product.


Our gross profit has increased in absolute dollars in each successive quarter. Our gross margin fluctuated between quarters but generally decreased to 63% for the quarter ended September 30, 2001 from 65% for the quarter ended December 31, 1999. This decrease primarily resulted from declining selling prices partially offset by higher margin sales in Japan and decreased accruals for royalties on technology for which we have no license in 2001 for royalties owed to third parties.


Our total operating expenses have increased in absolute dollars in each successive quarter referred to in the table above, except for the quarters ended September 30, 2000 and March 31, 2001, when total

--------------------------------------------------------------------------------

                                                                             33

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Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------


operating expenses remained relatively constant. The increases primarily resulted from increased research and development expenses to introduce new products and enhance existing products, increased selling and marketing costs associated with higher revenue levels, increased general and administrative expenses primarily associated with the hiring of key management and other personnel. The decrease in general and administrative expenses from the second to the third quarter of 2000 was primarily due to a decline in professional and other miscellaneous expenses including communications expenses and bad debt. The increase in general and administrative expenses from the third to the fourth quarter of 2000 was primarily due to higher personnel expense from bonuses and outside professional fees, including fees paid to outside recruiters. The decrease in general and administrative expenses from the fourth quarter of 2000 to the first quarter of 2001 was primarily due to decreases in personnel expense and professional fees. The decrease in research and development expenses from the first quarter of 2001 to the second quarter of 2001 was primarily attributable to lower consulting expenses due to the completion of WinRip. In the second quarter of 2001, the company enacted a corporate restructuring and took a special charge of $850,000 associated with it.


We expect our operating results to fluctuate on an annual and quarterly basis in the future due to a variety of factors, many of which are outside our control. The license of software-based digital video and audio solutions for incorporation in products in the PC and consumer electronics industries is new, and it may be difficult to predict the future growth rate, if any, or size of the market for our products. We may be unable to accurately forecast customer behavior and recognize or respond to emerging trends, changing preferences or competitive factors facing us. Our current and future expense levels are based largely on our investment plans and estimates of future revenue and are, to a large extent, fixed. As a result, we may fail to make accurate financial forecasts and adjust our spending in a timely manner to compensate for any unexpected revenue shortfall, which would harm our operating results. Due to these and other factors, quarter-to-quarter comparisons of our operating results may not be meaningful, and you should not rely on our results for any one quarter as an indication of our future performance.

LIQUIDITY AND CAPITAL RESOURCES


Since inception, we have financed our operations primarily through private sales of convertible preferred stock, which generated gross proceeds of $21.2 million, and the sale of our products. At September 30, 2001, we had cash and cash equivalents of $11.6 million.


Net cash used in operating activities was $1.5 million for the nine months ended September 30, 2001 and $1.7 million for the nine months ended September 30, 2000. Net cash used in operating activities was $330,000 in 2000, $573,000 in 1999 and $135,000 in 1998. Cash used in operating activities resulted primarily from net losses from operations in each period.


Net cash used in investing activities was $1.6 million for the nine months ended September 30, 2001 and $4.2 million for the nine months ended September 30, 2000. Of the $1.6 million expended in 2001, $1.0 million was the final payment for the purchase of AVPD and the remainder was property and equipment purchases. Net cash used in investing activities was $4.4 million in 2000, $657,000 in 1999, and $159,000 in 1998. Of the $4.4 million used in 2000, $2.2 million was partial payment for the purchase of AVPD and $2.0 million was purchases of property and equipment and long-term investments. Cash used in investing activities in 1999 and 1998 was due to the purchases of property and equipment. Cash provided by financing activities for the nine months ended September 30, 2001 was $80,000, primarily due to the issuance of common stock upon the exercise of stock options. Cash provided by financing activities for the nine months ended September 30, 2000 was $16.9 million, primarily due to cash received from the sale of preferred stock.


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34

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Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------


Cash provided by financing activities was $16.8 million in 2000, $3.7 million in 1999 and $489,000 in 1998. Cash provided by financing activities in 2000, 1999 and 1998 was primarily due to sales of convertible preferred stock and, to a lesser extent, the issuance of common stock upon the exercise of stock options.

We currently have no significant commitments for capital expenditures. We anticipate that we will increase our capital expenditures consistent with our anticipated growth in personnel and infrastructure, including facilities and systems.

On June 7, 2000, we completed an acquisition of AVPD for approximately $3.2 million. AVPD was founded in 1997 and released is first product, GAMUT98, in August 1998. AVPD's second-generation product, GAMUT2000, was released in February 2000. The transaction was accounted for as a purchase. We paid $2.2 million during 2000 and an additional $1.0 million during 2001. We recorded approximately $2.5 million of goodwill and other identifiable intangible assets in connection with the acquisition, which are being amortized over a five-year period. In connection with implementing SFAS No. 142 (discussed below), we will cease amortization of the goodwill component of these assets commencing on January 1, 2002 and will perform an annual test of for impairment of the goodwill, as required by the standard.

We believe that the net proceeds from the sale of common stock in this offering, together with our current cash and cash equivalents, will be sufficient to meet our working capital and capital expenditure requirements for at least the next 12 months. To the extent the proceeds of this offering and our existing sources of cash and cash flow from operations are not sufficient to fund our activities, we will need to raise additional funds. If we issue additional stock to raise capital, your percentage ownership in us would be reduced. Additional financing may not be available when needed and, if such financing is available, it may not be available on terms acceptable to us. If we raise funds through debt financing, we will have to pay interest and may be subject to restrictive covenants, which could limit our ability to take advantage of future opportunities, respond to competitive pressures or unanticipated industry changes. In addition, although we have no present understandings, commitments or agreements with respect to any acquisitions of other businesses, services, products and technologies, we may from time to time evaluate potential acquisitions. These acquisitions may increase our capital requirements.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Foreign Currency Risk
To date, all of our revenue has been denominated in U.S. dollars. We expect, however, to begin denominating revenue from selected international markets in the currency of the applicable market. As a result, our operating results may become subject to significant fluctuations based upon changes in the exchange rates of some currencies in relation to the U.S. dollar. Although we will continue to monitor our exposure to currency fluctuations and, when appropriate, may use financial hedging techniques to minimize the effect of these fluctuations, exchange rate fluctuations may harm our financial results.

Interest Rate Risk
We have limited exposure to financial market risks, including changes in interest rates. Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly because the majority of our investments are in short-term instruments. Due to the short-term nature of our investments, we believe that we are not exposed to any material market risk.

--------------------------------------------------------------------------------

                                                                             35

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Management's discussion and analysis of financial condition and results of operations
--------------------------------------------------------------------------------


RECENT ACCOUNTING PRONOUNCEMENTS

In June 1998, the Financial Accounting Standards Board issued Statement No. 133 of Financial Accounting Standards, "Accounting for Derivative Instruments and Hedging Activities," which requires companies to record derivative financial instruments on their balance sheets as assets or liabilities, measured at fair value. Gains or losses resulting from changes in the values of those derivatives would be accounted for depending on the use of the derivative and whether it qualifies for hedge accounting. The key criterion for hedge accounting is that the hedging relationship must be highly effective in achieving offsetting changes in fair value or cash flows. In July 1999, the Financial Accounting Standards Board issued Statement No. 137 of Financial Accounting Standards, "Accounting For Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," which deferred the effective date of Statement No. 133 to the first fiscal quarter ending June 30, 2000. We will adopt Statement No. 133, as amended, in the first quarter of 2001. We do not believe that the adopting of this statement will have a material impact on our results of operations or financial position.

In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, or SAB 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the Securities and Exchange Commission. SAB No. 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. We believe we have complied with the guidance in SAB No. 101.

In March 2000, the Financial Accounting Standards Board issued interpretation No. 44. "Accounting for Certain Transactions involving Stock Compensation--an interpretation of APB Opinion No. 25," or FIN 44. This interpretation clarifies the definition of employee for purposes of applying Accounting Practice Board Opinion No. 25. "Accounting for Stock issued to Employees," the criteria for determining whether a plan qualifies as a noncompensatory plan, the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and the accounting for an exchange of stock compensation awards in a business combination. This interpretation is effective July 1, 2000, but certain conclusions in this interpretation cover specific events that occur after either December 15, 1998 or January 12, 2000. We believe that the impact of FIN 44 will not have a material effect on our financial position or results of operations.


In June 2001, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. These new standards are effective for fiscal years beginning after December 15, 2001. Under the new standards, goodwill will no longer be amortized, but will be subject to an annual impairment test. The standards also promulgate, among other things, new requirements for accounting for other intangible assets. We do not believe that these new standards will have a material impact on our financial position and results of operations.


In August 2001, the Financial Accounting Standards Board issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. This new standard is effective for fiscal years beginning after December 15, 2001. This new standard affirms and clarifies certain accounting for long-lived assets and broadens the application of discontinued operations treatment. We do not believe that these new standards will have a material impact on our financial position and results of operations.

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36

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Management's discussion and analysis of financial condition and results of operations

--------------------------------------------------------------------------------



CRITICAL ACCOUNTING POLICIES



Our critical accounting policies are as follows:



Revenue recognition




Our revenue is derived from fees paid under software licenses granted primarily to OEM's, distributors, and directly to end users. We record revenue generated from these sales in accordance with SOP 97-2, "Software Revenue Recognition," as amended, under which revenue is recognized when evidence of an arrangement exists, delivery of the software has occurred, the fee is fixed and determinable, and collectibility is reasonably assured.







We sell to OEMs and directly to end users. Under the terms of our license agreements with the OEMs, they are entitled only to unspecified upgrades on a when and if available basis prior to sell through to end-customers. Under the terms of our revenue recognition policy, we recognize revenue based on evidence of products being sold by the OEMs. We do not have any obligation to provide upgrades to the OEMs' customers. Accordingly, we do not defer any revenue as we no longer have an obligation once the OEM's product has been shipped and we have recorded revenue.



Under the terms of the OEM license agreements, the OEM will "qualify" the software on its then current platform. The OEM will have the right to return the software prior to its being qualified. Once the software has been qualified, the OEM will begin to ship product and report sales to us at which point we will record revenue. Once it has been shipped, the OEM does not have a right of return to us. Therefore we do not maintain a returns reserve related to OEM sales.



Most OEMs pay a license fee based on the number of copies of licensed software included in the products sold to their customers. OEMs pay these fees on a per-unit basis, we record associated revenue when we receive notification of the OEMs' sales of the licensed software to the end users. The terms of the license agreements generally require the OEMs to notify us of sales of our products within 30 to 45 days after the end of the month or quarter in which the sales occur. As a result, we generally recognize revenue in the month or quarter following the sales of the product to the OEMs' customers.



End-user sales are primarily sales made directly from our website. There are no specified upgrade rights related to these sales. We do not offer specified upgrade rights to any class of customer.



The end users who purchase our software from our website do not have rights of return.



We believe that this revenue recognition policy is supported by reasonable and appropriate assumptions and that a different methodology would not result in material differences in either timing or amount of revenue recognized.



Unlicensed royalty accrual


We utilize technology in our products for which we do not currently hold a license. We have accrued royalties for such usage as a component of cost of revenue based upon units sold under arrangements where we believe that we have a probable and estimatable legal obligation and upon published rates for such royalties. We recognize expense of approximately $900,000 and $1.1 million for the year ended December 31, 2000 and for the nine months ended September 30, 2001, respectively. These published rates have remained consistent but are expected to decrease in the future which will impact the accrual in future periods. It is not known when agreements will ultimately be signed. Should the final arrangements result in royalty rates significantly different from these assumptions, our business, operation results and financial condition could be materially and adversely affected.


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


Management's discussion and analysis of financial condition and results of operations

--------------------------------------------------------------------------------



Determination of fair value of options granted to employees


We have recorded stock-based compensation charges representing the difference between the deemed fair value of our common stock for accounting purposes and the option exercise price. We determined the deemed fair value based upon several factors including our operating performance, significant events in our history, issuances of our convertible preferred stock, trends in the broad market for technology stocks and the expected valuation we would obtain in an initial public offering. We recorded stock-based deferred compensation of $218,000, $3.5 million, and $1.6 million and amortization of such expense of $53,000, $1.4 million and $1.6 million in the years ended December 31, 1999 and 2000 and the nine months ended September 30, 2001, respectively. Had different assumptions or criteria been used to determine the deemed fair value of the stock options, materially different amounts of stock-based compensation could have been reported.



Valuation allowance for deferred tax assets


We provided a valuation allowance of $756,000 and $3.2 million against the entire amount of our deferred tax assets as of December 31, 1999 and 2000, respectively. The valuation allowance was recorded given the losses we incurred through December 31, 2000 and our uncertainties regarding future operating profitability and taxable income. Had we assumed that our deferred tax assets were fully realizable, deferred tax benefits of $398,000 and $2.4 million would have been recognized in the statements of operations for the years ended December 31, 1999 and 2000, respectively.



DISCLOSURES ABOUT CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS



As of September 30, 2001, for each fiscal year described below, future minimum commitments under operating leases are as follows (in thousands):



       Fiscal Year                                                 Lease
       ----------------------------------------------------------- ------
       Three months ended December 31, 2001....................... $  221
       2002.......................................................    851
       2003.......................................................    607
       2004.......................................................     --
       2005.......................................................     --
                                                                   ------
                                                                   $1,679
                                                                   ======



We have no other fixed contractual obligations or commercial commitments that are not already accrued for in our financial statements.



DISCLOSURES ABOUT EFFECTS OF TRANSACTIONS WITH RELATED AND CERTAIN OTHER PARTIES



See "Related party transactions" for a discussion of transactions with related and certain other parties.


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Business

COMPANY OVERVIEW

We are a leading provider of DVD software and offer a broad suite of advanced digital video and audio multimedia software products that allow users to record, edit, author, distribute and play digital multimedia content on PCs and consumer electronics devices. Our multimedia software products bring the functionality of popular consumer electronics products such as the DVD player, the VCR and the MP3 player to PCs and other devices. We derive a substantial majority of our revenue from sales of our WinDVD product, a software DVD player for PCs. Our other major products include WinDVR, a digital video recorder, WinProducer, a video recording and editing software application, and WinRip, a digital music recorder and player.

Our software is bundled with products sold by eight of the top ten PC OEMs ranked in terms of sales by IDC. Our OEM customers include Compaq, Dell, Fujitsu, Fujitsu Siemens, Hewlett-Packard, Medion, Sony and Toshiba. We sell our products to PC OEMs and PC peripherals manufacturers worldwide and offer our software in up to 26 languages. In addition, we sell our products directly to consumers through retail channels and our websites, which currently operate in English, Japanese and Chinese.

We intend to expand our product offerings to include additional digital multimedia features, such as the ability to deliver digital video and audio through a home network and to wireless electronic devices. We believe that we have developed our core technologies and products to enable rapid migration to future consumer devices.

INDUSTRY BACKGROUND

Adoption and growth of digital technologies for multimedia content

Consumers have rapidly adopted digital technologies for recording, editing, authoring, distributing and playing multimedia content, beginning with the CD and continuing with DVD technology. Manufacturers have incorporated these digital technologies into PCs and consumer electronics devices to meet this growing demand. According to the Consumer Electronics Association, the DVD player, which can be used for playing both CDs and DVDs, is the fastest growing consumer electronics product of all time.



The functionality of multimedia hardware and software for the PC continues to grow. Users increasingly consider multimedia hardware and software to be necessary components of a PC. For instance, a large percentage of new PCs include DVD drives or other multimedia functionality. Gartner Dataquest estimates that the total market for PC DVD drives, combination DVD-ROM and CD-RW drives as well as DVD-writeable drives will grow from approximately 35 million units in 2000 to approximately 150 million units in 2005, a compound annual growth rate of approximately 34%. All of these hardware PC components or peripheral devices require software to function and must share operating standards with other components of the PC.


The establishment of common standards by government and private organizations has helped drive the growth of digital technologies for multimedia content. The consumer electronic, computer, broadcast and telecommunications industries have recognized that broad consumer acceptance of products embodying new digital technologies depends upon the adoption of industry-wide technical and performance standards. The standards that have driven, and we believe will continue to drive, the growth of digital technologies for multimedia content include:

 .   DVD format--digital encoding of high quality digital video and audio content on optically readable discs, with multiple language options, subtitle options and other navigation and entertainment features;

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 .   MPEG-1--compression of still images and real-time, low-cost compression and decompression of moving images;

 .   MPEG-2--compression of video and audio data for broadcast and playback applications used in DVD and HDTV;

 .   MP3--compression of audio data for playback applications, technically referred to as MPEG-1 Layer 3;

 .   MPEG-4--a developing standard for compression of video and audio under low transmission rates particularly used in wireless applications; and

 .   Dolby Digital and Digital Theater Systems, or DTS--compression of audio for use in multi-channel digital surround sound systems.

The personal computer as a digital multimedia platform
PCs are well suited for high-quality multimedia entertainment and have emerged as a pervasive platform for digital multimedia technologies primarily due to improvements in storage technology and advances in microprocessor technology. In the mid-1980s, consumer electronics companies pioneered digital multimedia technologies, such as CD technology, which paved the way for the growth of high quality multimedia content. In recent years, DVD technology has emerged as an important format for portable distribution of high quality video and audio. DVDs can store up to 18 gigabytes of compressed data on a single disc. In comparison to hard disk drives, DVDs and DVD drives also offer a cost effective means of storing and playing professional broadcast-quality video and audio content. In addition, the increased capacity of hard disk drives and corresponding decrease in the cost of storage have enabled consumers to use the PC as a tool to manage multimedia content, which often requires large amounts of storage capacity. At the same time, the advent of high-powered, low-cost microprocessors has enabled consumers to record, edit, author, distribute and play high quality digital video and audio on PCs at a more reasonable cost.

With the continuing improvements of PC performance relative to price, the PC is an increasingly attractive platform for digital multimedia. According to Gartner Dataquest, desktop PC configurations will include 3.5 GHz microprocessors, 512 MB of random access memory and 300GB of hard disk space by the end of 2002, and PCs with 2 GHz microprocessors will be considered low end by the end of 2002. The following are some of the specific benefits of using the PC as a universal platform for digital multimedia:

 .   Ability to play multiple media formats.  A single PC with the proper hardware and software can play most media formats, including movies, MP3s, CDs, games, television and streaming media. Because PCs can be bundled with complementary applications, the total cost to the user can be lower than buying each consumer electronics device separately.

 .   Broad range of multimedia functionality.  A PC can provide a variety of advanced multimedia hardware and software components. For instance, PCs not only can record and play digital multimedia content, but they can also be used to edit, author and distribute digital multimedia content.

 .   Cost-effectiveness and convenience.  As new multimedia features emerge, consumers can often simply download software upgrades, which are more cost-effective and convenient than purchasing a dedicated hardware device. In addition, software solutions enable PCs to perform the capabilities of several different media products on a single hardware platform.

The proliferation of digital multimedia consumer electronics devices
In addition to the rapid growth in popularity of PCs offering full-featured digital multimedia functionality, demand for consumer electronics devices that provide digital multimedia functions is also

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growing rapidly. For instance, DVRs, also known as personal video recorders, or
PVRs, which record and time shift television programming, are growing in popularity. According to IDC, the total PVR installed base will reach nearly 30 million by the end of 2005 from slightly over one million in 2001, representing a compound annual growth rate of 130%. As home networking becomes more popular, many of the functions of these dedicated devices may be incorporated into the PC and distributed through home consumer electronics devices called set-top boxes, which can receive signals from the central home computer acting as the home multimedia entertainment gateway.

Market opportunity for a complete multimedia software solution

Advances in digital technology enable the PC to serve as a versatile, feature-rich and reasonably priced digital entertainment platform. All PC multimedia hardware components require software to operate. As a result, we believe that multimedia software not only has become a necessary component of the PC, but also serves as an opportunity for OEMs to add value to their products, improve margins and differentiate their products from those of their competitors. As consumer electronics manufacturers migrate from dedicated hardware solutions to a PC architecture in order to provide lower cost and greater flexibility, we expect the market opportunity for multimedia software to grow in this market segment as well. We believe that all of these factors will create market opportunities for a complete multimedia software solution that:


 .   consists of an integrated and interoperable suite of multimedia software products providing broad functionality;

 .   works with a variety of PC operating systems and multimedia devices, thereby reducing costs and improving time to market for OEMs; and

 .   can be upgraded rapidly to incorporate new features, technologies and products, thereby reducing development time and costs and mitigating the risk of obsolescence for consumers.

THE INTERVIDEO SOLUTION

We are a leading provider of DVD software, and we offer a broad suite of advanced digital video and audio multimedia software products that allow users to record, edit, author, distribute and play digital multimedia content on PCs and consumer electronics devices. We help PC OEMs, consumer electronics manufacturers and PC peripherals manufacturers add value to their products, improve margins and differentiate their products from those of their competitors.

Key elements of our solution include the following:


A broad multimedia software solution for the PC
Our broad software suite provides OEMs and consumers with a single source for a variety of multimedia functions. PCs running our integrated multimedia software can replace several expensive dedicated hardware components such as separate DVD players, DVRs, MP3 players, CD players and digital television set-top boxes. Our multimedia software solution is compatible with a broad variety of highly customized PC configurations. Our products have a common look and feel and allow users to toggle quickly and seamlessly between multimedia functions, such as viewing TV and listening to music.

Core technology that operates on a variety of platforms
Our core technology is based on a layered architecture that allows our suite of products to operate on a variety of hardware and software platforms. Over 90% of our code is platform independent, which allows us to quickly port our existing products to new operating systems or hardware platforms. Our "single build" approach allows the current version of our software to be used with multiple Windows

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operating systems, including Windows 95, 98, NT4.0, 2000, ME and XP editions.
We have also developed versions of our key products for the Linux operating system. WinDVD has been certified by Microsoft's Windows Hardware Quality Lab, or WHQL, as a Motion Video Device on more than 800 PC hardware and software configurations, which is more than any other PC DVD software provider. In addition, our software is compatible with a broad range of multimedia hardware products, including specialized graphics chips, audio cards and DVD drives from various suppliers and in various configurations. We believe this is a significant benefit to OEMs because they do not have to undertake as time-consuming and cost-intensive a qualification process for each new combination of multimedia software and hardware. We believe that our approach also enables OEMs to offer their customers highly customized PCs with lower customer service costs than would be required if they had to support multiple builds.

Layered architecture that we have adapted to new technologies and upgraded to incorporate new features
Our layered architecture enables us to respond and adapt to new technologies in an industry characterized by rapid change. Because our modular components are arranged in layered structures, we can add new features to a product and create new products by plugging in new components into appropriate layers. For example, our WinDTV product reuses the WinDVD architecture with the addition of only a few components. Because we generally customize only a small portion of code in order to develop a new product, we have been able to meet OEM demand for a variety of new products efficiently. Moreover, because our architecture has allowed us to efficiently develop new products incorporating additional functionality, such as digital video recording, we have provided our customers with the ability to increase the functionality of their products at a low cost and with relative ease, which has enabled them to differentiate their products from competitors' product offerings. Our proprietary layered architecture also generally enables consumers to update or upgrade multimedia features and capabilities without replacing hardware components, which decreases the risk of obsolescence.

OUR STRATEGY

Our goal is to be the leading global provider of advanced digital video and audio multimedia software solutions for PCs, consumer electronics devices, PC peripherals, home networks and other emerging markets. Key elements of our strategy include the following:

Increase market penetration of our multimedia software
We will seek to increase our market share by aggressively pursuing additional OEM relationships, entering into creative marketing arrangements and exploiting new sales channels. With eight of the world's top ten PC OEMs ranked in terms of sales by IDC currently using WinDVD or our other products, we intend to target smaller OEMs that are leaders in their regional markets. We have recently implemented marketing arrangements with select OEMs under which we share revenue generated by user upgrades or new product purchases and intend to enter into similar arrangements with other OEMs. We also intend to expand the sale of our products through retail channels and through our Internet commerce sites.

Leverage existing and prospective OEM relationships to promote adoption of new products
We plan to leverage our strong market position and integrated product suite to encourage our PC OEM customers to license additional software products and to encourage prospective PC OEMs to adopt our products. We have begun implementing this strategy with two of our largest customers, both of which first installed our WinDVD product on their PCs and have now added our WinDVR product. We believe that existing and prospective OEM customers will find our broad suite of integrated products with similar user interfaces more attractive than discrete products with different user interfaces, because the similarity of the user interfaces allows end users to learn how to use the software more quickly and easily. We believe this reduces customer support calls to our OEMs, which, in turn, reduces their costs.

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Capitalize on emerging product markets
We believe that our flexible product design architecture allows us to respond rapidly to changes in technology, adapt our products to new hardware platforms and operating systems and develop new products in a cost-effective manner. We intend to closely monitor evolving technologies and to identify additional markets for our products. We believe that we can adapt our technology effectively for use in a variety of emerging consumer electronics and network devices, such as cable and satellite TV set-top boxes, devices being developed for use within home networks and MPEG-4 wireless devices. We are developing a home networking product that would allow the PC to be used as the central multimedia entertainment gateway for an entire household, eliminating the need for consumers to purchase redundant consumer electronics devices.

Maintain and enhance strategic relationships, and acquire companies and technologies
We have established strategic relationships with several technology and market leaders, including Microsoft and Nvidia. Under our arrangement with Microsoft, consumers are prompted automatically to download WinDVD when they upgrade from older Windows operating systems to the new Windows XP operating system. In addition, we licensed our WinDVD, WinDVR and WinRip solutions to Nvidia as the primary underlying multimedia software platform for Nvidia's Personal Cinema product. We intend to maintain existing and pursue additional strategic relationships with technology providers, such as providers of operating systems, microprocessors and graphic chips. We believe these relationships will continue to enable us to achieve our design objectives, produce interoperable products and provide information concerning customer preferences and evolving industry standards and trends. In addition, we intend to pursue acquisitions of complementary products, technologies and companies to gain further OEM penetration, capitalize on emerging product markets, maintain and extend our technology leadership and expand our global presence and distribution channels.

Continue to expand global presence
For the nine months ended September 30, 2001, more than 44% of our sales came from outside the United States. We believe that significant revenue growth opportunities exist in Europe, Asia and elsewhere. Accordingly, we intend to continue to target OEMs and end users outside the United States. We have established a presence in Taiwan and intend to open other regional offices in strategic locations to support our international marketing efforts. In addition, we expect to continue to develop foreign language software interfaces for our products and intend to increase our marketing efforts in Asia and Europe. We are also creating additional websites in different languages to facilitate direct sales to end users outside of the United States.

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PRODUCTS

We offer a broad suite of advanced digital video and audio software solutions. Our products are based on industry standards and incorporate a graphical user interface with a common look and feel.

The following table lists the products that we currently license to OEMs, PC peripherals manufacturers and end users:

Product     Function                Compatible Operating Systems Introduction
-------------------------------------------------------------------------------
WinDVD      DVD player software     Windows 95,                  February 1999
                                    98 Second Edition (SE),
                                    Millennium Edition (ME),
                                    NT 4.0, 2000, XP, Linux

WinDVR      Digital video recorder  Windows 98SE, ME, 2000, XP   September 2000
            software

WinCoder    Real-time video encoder Windows 98SE, ME, 2000, XP   March 2001

WinProducer Digital video editing,  Windows 98SE, ME, 2000, XP   July 2001
            distribution and DVD
            authoring software

WinRIP      MP3 audio player,       Windows 98SE, ME, 2000, XP   February 2001
            organizer and encoder

WinDTV      Digital TV software     Windows 98SE, ME, 2000, XP   July 2001

WinDVD--Our DVD player software
We currently derive a substantial majority of our revenue from sales of our WinDVD product. WinDVD is bundled by manufacturers with PCs equipped with DVD drives and Microsoft Windows compatible software to enable those PCs to decode and play DVDs. WinDVD software allows users to enjoy the advantages of DVDs such as high picture quality, Dolby Digital and DTS surround sound audio decoding, multiple language and subtitle options, navigation and other entertainment options. Our user interface, which appears on the computer screen, resembles the controls for a stand-alone DVD player and other home electronics devices.

WinDVD has been Microsoft WHQL certified as a Motion Video Device on more than 800 PC hardware and software configurations, which is more than any other PC DVD software provider. We have localized WinDVD in 26 different languages, including the most common languages in Europe, South America and Asia, including Japanese, Korean and both traditional and simplified Chinese.

WinDVR--Our digital video recorder software
Our WinDVR software permits PC users to create high-quality digital recordings of broadcast, cable and satellite television programming. Combined with a TV tuner card, WinDVR permits users to manage their television viewing experience by recording programs, movies or sporting events. Users also may utilize sophisticated time shifting features such as live TV pause, simultaneous record and playback, commercial skip, instant replay and multiple-channel preview.

WinCoder--Our real-time video encoder
Our WinCoder software permits PC users to record and edit digital video and audio feeds from video cameras, webcams, camcorders, DV camcorders and other PC-based video and audio input devices. WinCoder captures and compresses the video and audio from these sources into a standard format, MPEG-2, so that the content consumes far less space on the PC's hard drive or other storage medium.

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WinProducer -- Our digital editing software
WinProducer enables users to edit and create video clips and digital audio files. WinProducer provides an easy-to-use user interface using a drag-and-drop scheme combined with powerful video editing functions including transition effects, filters, scene change detection, overlays, text titling and music sound tracks. The software includes an integrated video capture capability that allows users to easily transfer external video materials to the PC from various devices including VCRs, camcorders, DV camcorders and webcams. Users can also edit and enhance home movies and transfer them to DVDs or Video CDs. In 2002, we expect to extend WinProducer to enable the transfer of video data to CD-RW or DVD writeable devices.

WinRip -- Our audio player and encoder
Our audio player and encoder software, WinRip, enables PC users to play and record MP3, Windows Media Audio, or WMA, format and WAV audio content and to play WMA and Musical Instrument Digital Interface, or MIDI, clips and audio CDs. WinRip provides the ability to move music from CDs to digital files, to access an online music database to automatically add information, such as artist and track names, to the "ripped" music files, and to turn digital music into audio CDs or to output files to portable devices.

WinDTV -- Our digital TV software
WinDTV enables PC users to watch high definition television, or HDTV, digital video broadcast, or DVB, or other digital video and audio input. With a digital TV tuner card and our WinDTV software, users can watch digital broadcasts on a PC or on a DTV-ready television set. WinDTV supports all 18 ATSC, or American Television Systems Committee, formats and DVB formats used in Europe and Asia. It also offers data-enhanced digital television for interactive DTV broadcasting on the PC.

INTERVIDEO TECHNOLOGY PLATFORM

Our technology platform incorporates the following principles:

 .   Modular and layered design for greater expandability and reusability;

 .   Generic design and portable implementation for greater platform independence; and

 .   Utilization of industry standards whenever possible to promote market acceptance of our products.

Our modular and layered design approach enhances product expandability and component reusability. Because we arrange modular components in layered structures, we can more quickly and efficiently add new features to a product by plugging in new components into appropriate layers. For example, we incorporated the Video CD feature into our WinDVD product with the addition of only a few new components. Similarly, we created our WinDTV product by reusing components of WinDVD. Because of component reusability, these products were developed with fewer resources and less time than would have been required to design them using entirely new components. As a result, we have been able to develop new products such as WinDVR, WinCoder, WinProducer and WinRip more efficiently and with less development time.

Our flexible design approach and portable implementation allow our software to support a significant number of PC platforms and to work with a broad variety of PC configurations. Over 90% of the code that is used to implement our products is platform independent. As a result, we can efficiently port an existing product to a new operating system or hardware platform and cost-effectively support many customers and varied product lines.

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CUSTOMERS

Our customer base consists primarily of PC OEMs and manufacturers of PC peripherals that incorporate our software into their products. The following PC and peripherals manufacturers each contributed more than $400,000 in revenue for the nine months ended September 30, 2001:

       Canopus Co., Ltd.
       Compaq Computer Corporation
       Dell Products, L.P.
       Fujitsu Limited
       Fujitsu Siemens Computers GmbH
       Hewlett-Packard Company
       Medion AG
       Sony Corporation
       Toshiba Corporation

Our software is bundled with products sold by eight of the top ten PC OEMs ranked in terms of sales by IDC. For the nine months ended September 30, 2001, our four largest customers accounted for a majority of our revenue, with Dell accounting for 31% and Fujitsu accounting for 12%. Compaq and Hewlett-Packard, which have announced an agreement to merge, together accounted for more than 10% of our revenue during that period. Our license agreements with customers are typically for a term of one or two years and do not contain any minimum volume commitments.

Consumers may purchase products and product upgrades directly through our Internet commerce sites. Revenue derived from our Internet commerce sites accounted for 7% of our revenue in the first nine months of 2001. We also license our products to distributors that sell our products to consumers through retail distribution channels.

SALES, MARKETING AND TECHNICAL SUPPORT

Our sales and marketing strategy focuses on establishing and maintaining license arrangements with PC, peripherals and consumer electronics manufacturers. We license our digital multimedia solutions on a non-exclusive worldwide basis to PC, peripherals and consumer electronics manufacturers that sell products incorporating these technologies to end users. Members of our sales force, located in China, Japan, the Netherlands, Taiwan and the United States, work closely with our OEM customers to define and customize products, conduct on-site testing and provide engineering and field application engineering support. We have also established a network of independent sales representatives and manufacturing representatives in the United States, Asia and Europe to assist in OEM sales. We supplement our distribution channels through the Internet to increase direct contact with our customers, facilitate electronic sales of our products and sell associated products directly to consumers. We also distribute free trial versions of our software through consumer distribution channels, including media and computer magazines, corporate, educational and training DVD titles and on our Internet commerce site.


We believe the technical assistance that we provide to OEMs represents an important part of our competitive advantage in maintaining strong relationships with these OEMs. We have built a customer assistance infrastructure composed of sales staff, program managers and quality assurance engineers. We have also created an efficient, cost-effective Internet-based system for the delivery of software and software fixes to OEMs. This infrastructure reduces duplication of effort and fosters better communication channels between the OEMs and ourselves. This infrastructure enables us to provide technical assistance to OEMs with a relatively small staff.


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Our on-line technical support group provides direct customer support to users that purchase our products through retail channels or our website. Our on-line technical support group also trains the technical support groups of our OEM customers so that they can provide more effective telephone and on-line support for their customers.


As of December 31, 2001, we had 40 sales, marketing and technical support personnel residing in our offices in Fremont, California; Taipei, Taiwan; Shenzhen, China; and Tokyo, Japan.

RESEARCH AND DEVELOPMENT

We have assembled a qualified team of engineers with core competencies in software architecture and development for the Windows, Windows CE and Linux operating systems and digital video and audio encoders and decoders. Our engineers are located in Fremont, California; Taipei, Taiwan; and Shenzhen, China. We will continue to focus our research and development activities on enhancing our existing products and developing new products to meet the evolving needs of our customers within the PC and the consumer electronics markets.

We believe that interaction with our OEM customers throughout the product design process enables us to anticipate technology trends and focus our research and development efforts on addressing these emerging needs. We design products to meet our OEM customers' specifications and current industry standards and will continue to support emerging standards that are complementary to our product strategy. For example, we meet regularly with the Intel microprocessor architecture team, and they provide details about upcoming products and give us source code libraries of new microprocessor instructions that can help us anticipate future market trends and improve the performance and the capabilities of our multimedia software.

We believe that our competitive position will depend in large part on our ability to develop new and enhanced digital entertainment solutions and our ability to meet the evolving and rapidly changing needs of PC, peripherals and consumer electronics manufacturers and consumers. We expect to increase our total research and development expenses in the future to provide resources for enhancement of existing and development of new product lines.


As of December 31, 2001, we employed 86 research and development personnel in three offices. For the nine months ended September 30, 2001, our research and development expenditures totaled $6.9 million. Of the 69 research and development personnel who are engineers, 12 hold PhDs. We intend to recruit, hire and retain highly qualified engineers and technicians to support our further research and development efforts.


COMPETITION

Our industry is intensely competitive, and we expect competition to intensify in the future. Our competitors include software companies that offer digital video or audio applications, companies offering hardware or semiconductor solutions as alternatives to our software products and operating system providers that may develop and integrate applications into their products.

Additional competitors are likely to enter our industry in the future. We also face competition from the internal research and development departments of other software companies and personal computer and consumer electronics manufacturers, including some of our current customers. Some of our customers have the capability to integrate their operations vertically by developing their own software-based digital and audio solutions or by acquiring our competitors or the rights to develop competitive products or

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technologies, which may allow these customers to reduce their purchases or cease purchasing from us completely. Operating system providers with an established customer base, such as Microsoft, already offer products in the digital video and audio software markets. Some video and audio capabilities are built directly into their operating systems or are offered as upgrades to those operating systems at no additional charge. If Microsoft or other operating system providers developed or licensed digital video and audio solutions that compete directly with ours, and incorporate the solutions into their operating systems, our business could be harmed.

We expect our current competitors to introduce improved products at lower prices, and we will need to do the same to remain competitive. We may not be able to compete successfully against either current or future competitors with respect to new or improved products. We believe that competitive pressures may result in price reductions, reduced margins and our loss of market share.

Many of our current competitors and potential competitors have longer operating histories and significantly greater financial, technical, sales and marketing resources or greater name recognition than we do. As a result, these competitors are able to devote greater resources to the development, promotion, sale and support of their products. In addition, our competitors that have large market capitalizations or cash reserves are in a better position to acquire other companies in order to gain new technologies or products that may displace our products. Any of these potential acquisitions could give our competitors a strategic advantage. In addition, some of our current competitors and potential competitors have greater brand name recognition, a more extensive customer base, more developed distribution channels and broader product offerings, than we do. These companies can use their broader customer base and product offerings, or adopt aggressive pricing policies, to gain market share. Increased competition in the market may result in price reductions, decreased customer orders, reduced profit margins and loss of market share, any of which could harm our business.

We believe the primary competitive factors impacting our business are the quality and reputation of products; the quality of the program management team; relationships with OEMs; compatibility with emerging industry standards; scope and responsiveness of service and technical support; ability to offer cost-effective products that balance performance and cost; timeliness and relevance of new product introductions; timeliness and quality of modifications and enhancements to existing products to comply with new and evolving hardware and software; technical innovation; breadth of product offerings; and price structure and business model characteristics. Although we believe our products compete favorably with respect to each of these factors, the market for our products is rapidly evolving, and we may not be able to maintain our competitive position against current and potential competitors, especially those with greater resources.

INTELLECTUAL PROPERTY

Our success depends upon our ability to protect our proprietary rights. We rely on a combination of patent, copyright, trademark and trade secret laws, as well as license and confidentiality agreements with, our employees, customers, strategic partners and others to establish and protect our proprietary rights. The protection of patentable inventions is important to our future opportunities. We currently have one patent issued in Taiwan, and we have fifteen pending patent applications in various jurisdictions, three of which are provisional.

Existing patent copyright, trademark and trade secret laws and license and confidentiality agreements afford only limited protection. In addition, the laws of some foreign countries do not protect our proprietary rights to the same extent as do the laws of the United States, and policing the unauthorized use of our products is difficult. Any failure to adequately protect our proprietary rights could result in

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--------------------------------------------------------------------------------

our competitors offering similar products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue. Infringement claims and lawsuits would likely be expensive to resolve and would require management's time and resources, and, therefore, could harm our business.


Our digital video and audio solutions comply with industry DVD specifications. Some third parties have claimed that various aspects of DVD technology incorporated into our and our customers' products infringe upon patents held by them, including MPEG LA, a consortium formed to enforce the proprietary rights of certain holders of patents covering certain aspects of MPEG-2 technology and a consortium known as "6C," formed by separate groups of companies to enforce the proprietary rights of certain holders of patents covering some aspects of DVD technology. In addition to these claims, we may receive notices of claims of infringement of other parties' proprietary rights, including 3C, another consortium formed to enforce the proprietary rights of certain holders of patents covering some aspects of DVD technology. Many companies aggressively use their patent portfolios to bring infringement claims against competitors and other parties. As a result, we may become a party to litigation in the future as a result of an alleged infringement of the intellectual property rights of others, including MPEG LA, 6C or 3C. Similarly, other parties have alleged that aspects of MPEG-2 and other multimedia technologies infringe upon patents held by them. We may be required to pay license fees and damages in the future if it is determined that our products infringe on patents owned by these third parties. In addition, other companies may form consortia in the future, similar to MPEG LA, 6C and 3C, to enforce their proprietary rights and these consortia may seek to enforce their patent rights against us and our customers. If MPEG LA, 6C, 3C or another third party proves that our technology infringes its proprietary rights, we may be required to pay substantial damages for past infringement and may be required to pay license fees or royalties on future sales of our products. If we are required to pay license fees in the amounts that are currently published by, for example, MPEG LA and 6C for past sales to our large PC OEM customers, because such PC OEMs were not themselves licensed, such fees would exceed the revenue we have received from those customers. In addition, if it were proven that we willfully infringed on a third party's proprietary rights, we may be held liable for three times of amount of damages we would otherwise have to pay. In addition, intellectual property litigation may require us to stop selling our products, obtain a license from the owner of the infringed intellectual property or redesign our products.



Some of our license agreements, including many of the agreements we have entered into with our large PC OEM customers, contain warranties of non-infringement and commitments to indemnify our customers against liability arising from infringement of third-party intellectual property, such as the patents held by members of MPEG LA, 6C and 3C. These commitments may require us to indemnify or pay damages to our customers for all or a portion of any license fees or other damages, including attorneys' fees, they are required to pay or agree to pay these or other third parties. If we are required to pay damages to our customers or indemnify our customers for damages they incur, our business could be harmed. If our customers are required to pay license fees in the amounts that are currently published by some claimants, and we are required to pay damages to our customers or indemnify our customers for such amounts, such payments would exceed our revenue from these customers. Even if a particular claim falls outside of our indemnity or warranty obligations to our customers, our customers may be entitled to additional contractual remedies against us. Furthermore, even if we are not liable to our customers, our customers may attempt to pass on to us the cost of any license fees or damages owed to third parties, by reducing the amounts they pay for our products. See "Risk factors--We have received notice of claims, and may receive additional notices of claims in the future, regarding the alleged infringement of third parties' intellectual properly rights that may result in restrictions or prohibitions on the sale of our products and cause us to pay license fees and damages."


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We license technology from Dolby Laboratories for the audio format that is used in all DVD-related products. We pay a royalty to Dolby on a lump-sum and per-unit shipped basis. The technology is comprised of Dolby Pro Logic, Dolby Digital AC-3, Virtual Technology, MLP Lossless, Dolby Digital AC-3 Audio
System, Dolby Headphone System and other related technologies which create "theater quality" sound by routing audio signals from a DVD to different speakers in a multi-speaker setup. This technology from Dolby Laboratories is part of the industry standard DVD specification.

We license encryption software technology from the DVD Copy Control Association, Inc. This technology is designed to provide protection for content encoded onto DVD discs. We pay DVD Copy Control Association, Inc. an annual license fee for this technology.

If any of the licenses for the technologies and software described above terminate and are not renewed on commercially reasonable terms, our business could be harmed, and we could be prevented from shipping products using the MPEG2 standards.

EMPLOYEES

As of December 31, 2001, we employed 156 people, of whom 73 worked in the United States and 83 worked in our various international locations. Of the U.S. employees, 18 were in sales and marketing, 38 were in research and development and 17 were in general and administration. Of the international employees, 22 were in sales and marketing, 48 were in research and development and 13 were in general and administration.

FACILITIES

We currently lease the following properties:

Location            Primary Use                                  Square Footage Date Lease Expires
--------------------------------------------------------------------------------------------------
Fremont, California Corporate/Research and Development/Sales             19,395   October 30, 2003
Tokyo, Japan        Sales and Marketing                                   2,428 September 30, 2003
Shenzhen, China     Research and Development/Sales and Marketing          6,058       May 31, 2003
Taipei, Taiwan      Research and Development/Sales and Marketing          4,625      June 14, 2003

We believe that our existing space is adequate for our current operations. We believe that suitable replacement and additional space will be available in the future on commercially reasonable terms.

LEGAL PROCEEDINGS

We are not a party to any material legal proceedings.

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Management

EXECUTIVE OFFICERS AND DIRECTORS

Set forth below is information concerning our directors and executive officers as of December 31, 2001.

Name                        Age Position(s)
-------------------------------------------------------------------------------
Steve Ro...................  44 President, Chief Executive Officer and Director
Randall Bambrough..........  46 Chief Financial Officer
Honda Shing................  39 Chief Technology Officer
Chinn Chin.................  41 Vice President of Engineering
Raul Diaz..................  39 Vice President of Marketing
Jesse Lechuga..............  42 Vice President of Sales
George Haber(2)............  48 Director
Joseph Liu(1)(2)...........  50 Director
Henry Shaw(1)(2)...........  47 Director
Eli Sternheim(1)...........  56 Director

--------
(1) Member of our compensation committee.

(2) Member of our audit committee.


Steve (Sencuo) Ro has served on our board of directors since July 1998 and has served as our President and Chief Executive Officer since April 1999. From April 1998 to November 2000, Mr. Ro served as Chairman and Chief Executive Officer of Rosun Technologies, Inc., a manufacturer of ADSL chipsets, and served as a director of Rosun Technologies until March 2001. Rosun Technologies filed for bankruptcy in November 2001. Mr. Ro was the co-founder of LuxSonor Semiconductors (which was acquired by Cirrus Logic Inc.), a company that designs VCD and DVD semiconductors for the PC and consumer markets. Mr. Ro served as Vice President of Marketing and Sales at LuxSonor from August 1995 to April 1998. Prior to LuxSonor, Mr. Ro served as the Director of Sales and Marketing at NexGen Microsystems, Inc. (which went public in 1995 and was later acquired by Advanced Micro Devices, Inc.), a manufacturer of CPU chipsets, from January 1988 to August 1995. Mr. Ro holds an MBA from National University in San Jose, California and an MS in computer science from California State University at Chico.


Randall Bambrough joined us in March 2001 as Chief Financial Officer. Prior to joining us, Mr. Bambrough was Chief Financial Officer at ViewGraphics, Incorporated (which was acquired by Optibase Ltd.), a provider of digital media transmission devices from June 2000 to March 2001. From January 1999 to June 2000, Mr. Bambrough was Chief Financial Officer at Decide.com, a company that sold consumer telecommunications products. Mr. Bambrough served as Chief Financial Officer and Secretary from August 1995 to January 1999 and in various senior financial management roles from June 1992 to July 1995 at Castelle, a manufacturer of specialized network devices. Mr. Bambrough earned a BS degree in business management from Brigham Young University, another BS in accounting from Weber State University and also holds an MBA from Utah State University.

Honda Shing joined us in July 1998 as our Chief Technology Officer. From December 1995 to April 1998, Dr. Shing worked as an independent consultant developing tools for the rapid development of application software systems. From May 1992 to November 1995, Dr. Shing served as Senior Software Engineer at Unisys Corporation, a company that develops and markets computer hardware, software and services. Dr. Shing earned his PhD in computer science from Michigan State University.

Chinn Chin has served as our Vice President of Engineering since July 1998. Mr. Chin was the Director of Software Engineering for LuxSonor Semiconductors from July 1996 to July 1998, where he was in charge of firmware, chip verification and driver and application development. Mr. Chin holds a BS in

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computer engineering from National Chiao Tung University and an MS in computer science from California State University at Chico.

Raul Diaz has served as our Vice President of Marketing since June 2001. He served as our Vice President of Business Development from September 1999 to June 2001. Mr. Diaz was the Senior Director of the Advanced Technology Lab Group, responsible for research and development relating to multimedia products, at STMicroelectronics, a semiconductor company, from July 1998 to September 1999. From June 1996 to June 1998, Mr. Diaz was the Director of Marketing at LuxSonor Semiconductors. From October 1988 to June 1996, Mr. Diaz served in many capacities at
STMicroelectronics, most recently as the Director of Strategic Programs, where he was responsible for research and development relating to DVD products. Mr. Diaz earned his BS in electrical engineering from Yale University.

Jesse Lechuga has served as our Vice President of Worldwide Sales since June 2001. Prior to that, Mr. Lechuga served as our Vice President of North America OEM Sales from November 2000 to June 2001. Prior to joining us, Mr. Lechuga served as the Vice President of Worldwide Sales at Rosun Technologies from May 2000 to November 2000. Rosun Technologies filed for bankruptcy in November 2001. Mr. Lechuga was Vice President of Business Development at Harman Multimedia, a company that specializes in audio products, where he was in charge of worldwide business development for JBL, Infinity and Harman/Kardon multimedia speakers, from October 1998 to May 2000. From August 1996 to September 30, 1998 Mr. Lechuga was Vice President of Sales and Marketing at Lite-On Peripherals, Inc., a company specializing in computer peripherals, where he was responsible for the sale and marketing of computer keyboards. Mr. Lechuga earned his BS in industrial engineering from California Polytechnic State University.

George Haber has served on our board of directors since June 2001. Mr. Haber is the chairman of Mobilygen, a company that specializes in digital hardware and software development for the wireless communications and digital TV markets. In August 1997, Mr. Haber founded GigaPixel, a provider of
3-D graphics technology, and served as its President and Chief Executive Officer from August 1997 to September 2000. GigaPixel was subsequently acquired by 3Dfx. In 1993, Mr. Haber co-founded CompCore Multimedia, a provider of technology for multimedia compression, and served as its President and Chief Executive Officer from 1993 to 1996. CompCore Multimedia was subsequently merged with Zoran Corporation. From 1992 to 1993, he managed the SGI-Toshiba project which culminated in the 3-D engine for SGI's INDY-2 professional workstation. From 1989 to 1992, Mr. Haber was with Sun Microsystems as a project manager responsible for the design and integration of the floating-point unit in the UltraSPARC chip. Mr. Haber serves on the board of directors of Mobilygen. Mr. Haber received his BSEE from Technion Israel Institute of Technology.

Joseph Liu has served on our board of directors since June 2001. Mr. Liu is one of the founders of Oplink Communications Inc., a company that manufactures fiber optic networking components and integrated optical modules, and served as its Chief Executive Officer from September 1999 to November 2001, Mr. Liu also served as Chairman of the Board of Oplink Communications from 1995 to May 2000 and from November 2001 to the present. From 1994 to August 1999, Mr. Liu was the General Partner of Techlink Technology Ventures. Prior to 1994, Mr. Liu spent ten years as Chairman and Chief Executive Officer of Techlink Semiconductor and Equipment Corp., a semiconductor equipment and technology company. In addition to serving on the boards of directors of Oplink Communications and Syscan, Inc., Mr. Liu also serves as a director for several privately-held companies involved in semiconductor integrated circuit design and manufacturing. Mr. Liu received his BS from Chinese Cultural University in Taiwan and his MS from California State University, Chico.



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Henry Shaw has served on our board of directors since September 2000. Since
August 1996, Mr. Shaw has served as the Executive Vice President of TCW/YFY Investment Partners (Taiwan), Ltd., which specializes in venture capital investment, where Mr. Shaw is responsible for assessing potential investments. Mr. Shaw was Vice President of Tanspac Capital Pte. Ltd., which specializes in regional equity investment, from 1993 to 1996 and the Chief Financial Officer of Mosel-Vitelic Inc., a publicly listed semiconductor memory company in Taiwan, from 1984 to 1993. Mr. Shaw serves on the board of directors of a number of companies in Taiwan, including Amtran Technology Co., Ltd, ABIT Computer Corporation, Taiwan Memory Technology Inc., and Prolink Microsystems Corporation. Mr. Shaw received his MBA from National Cheng-Chi University in Taiwan in 1978.

Eliezer Sternheim has served on our board of directors since October 1999. Dr. Sternheim has investments in a portfolio of high tech startups and joined Redwood Venture Partners as venture partner in November 1999. Since June 1999, Dr. Sternheim has served as Chief Executive Officer of Elyon Inc., a provider of investment consulting services. Dr. Sternheim served as scientist at Avant!, a company specializing in electronic design automation software, from June 1998 to June 1999 where he was responsible for research and development. In 1991, Dr. Sternheim co-founded interHDL, an electronic design automation software company where he served as President and Chief Executive Officer from June 1996 to June 1997, and as its Chief Technology Officer from June 1997 to June 1998. In November 1998, interHDL was acquired by Avant! Corporation, a company specializing in electronic design automation software. Dr. Sternheim serves on the board of directors of Sparta Systems, Phonetact and Safetopia Corporation. Dr. Sternheim holds a PhD in electrical engineering from Carnegie Mellon University.

BOARD COMPOSITION

Our board of directors is composed of five members, including four directors who are not employees and who are otherwise independent. Following this offering, the directors will be divided into three classes, each serving staggered three year terms. Dr. Sternheim has been designated a Class I director whose term expires at the 2003 annual meeting of stockholders. Messrs. Haber and Shaw have been designated Class II directors whose terms expire at the 2004 annual meeting of stockholders. Messrs. Liu and Ro have been designated Class III directors whose terms expire at the 2005 annual meeting of stockholders. This classification of our board of directors may delay or prevent a change in control of our company or a change in our management.

BOARD COMMITTEES

 .   Audit committee--The audit committee of our board of directors is composed of Messrs. Haber, Liu and Shaw. The audit committee oversees and monitors our management and independent auditors and their activities with respect to our financial management and financial reporting process and reports to and advises our board of directors on financial matters.

 .   Compensation committee--The compensation committee of our board of directors is composed of Messrs. Liu and Shaw and Dr. Sternheim. The compensation committee is responsible for designing, reviewing and recommending compensation arrangements for our directors, executive officers and employees, for administering various incentive compensation and benefit plans. Prior to the formation of a compensation committee, compensation decisions were be made by our entire board of directors.

Our board of directors may establish other committees to facilitate the management of our business.

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Management

--------------------------------------------------------------------------------


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

We did not have a compensation committee or other board committee performing equivalent functions in fiscal year 2001. Compensation for our executive officers was determined by the entire board of directors. All members of our board of directors, including Mr. Ro, who served as an executive officer in fiscal year 2001, participated in deliberations concerning executive officer compensation during fiscal year 2001. No interlocking relationship exists in connection with this offering, or has existed in the past, between our board of directors and the board of directors or compensation committee of any other company.

DIRECTOR COMPENSATION

We do not currently compensate our directors in cash for their service as members of our board of directors. Employee and non-employee directors are eligible to receive option grants under our 2002 Stock Option Plan as determined by our board of directors. In June 2001, we granted an option to purchase 50,000 shares of our common stock to Mr. Haber, an option to purchase 50,000 shares of our common stock to Mr. Liu and options to purchase 10,000 shares of our common stock to Mr. Shaw for their services as directors. Each of these options has an exercise price of $2.00 per share and vested immediately as to 50% of the shares subject to the option with the remainder vesting over a period of four years. All unvested shares will accelerate in the event of a change of control. In addition, Dr. Sternheim was paid $25,000 in consulting fees during each of the last two fiscal years under a contract that has since terminated.

Our 2002 Stock Option Plan will also provide for the automatic grant of options to our non-employee directors. After the completion of this offering each new non-employee director will receive an initial option to purchase shares upon appointment to the board, except for those directors who become non-employee directors by ceasing to be employee directors. In addition, beginning in 2003, non-employee directors who have been directors for at least
six months will receive a subsequent option to purchase          shares
following each annual meeting of our stockholders. All options granted under the automatic grant provisions will have a term of ten years and an exercise price equal to fair market value on the date of grant. Each initial option
becomes exercisable as to          of the shares subject to the option on the
    anniversary of the date of grant and becomes exercisable as to         of
the shares each full month thereafter, provided the non-employee director remains a service provider on such dates. Each subsequent option becomes exercisable as to 100% of the shares subject to the option on the first anniversary of the date of grant, provided the non-employee director remains a service provider on such date.

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EXECUTIVE COMPENSATION

Summary of cash and other compensation
The following summary compensation table indicates the cash and non-cash compensation earned during the fiscal year ended December 31, 2001 by our Chief Executive Officer and the four other most highly compensated executive officers whose total compensation exceeded $100,000 on an annualized basis during the fiscal year ended December 31, 2001. These individuals are referred to as the "named executive officers."

Summary compensation table

                                                            Long-term
                                                         compensation
                                                         ------------
                                                               Awards
                                                         ------------
                                                  Annual
                                            compensation   Securities
                                        ----------------   underlying       All other
Name and Principal Position               Salary   Bonus      options compensation(1)
-------------------------------------------------------------------------------------
Steve Ro............................... $150,000 $    --           --          $3,714
 President and Chief Executive Officer
Honda Shing............................  150,000   3,000           --             290
 Chief Technology Officer
Raul Diaz..............................  140,000  20,000           --             357
 Vice President of Marketing
Chinn Chin.............................  150,000      --           --             300
 Vice President of Engineering
Jesse Lechuga..........................  140,000  16,000       80,000             255
 Vice President of Sales

--------
(1) Represents life insurance premiums paid by us for policies under which we are not the beneficiary.

Option grants in last fiscal year
The following table sets forth information regarding options granted to our named executive officers during the fiscal year ended December 31, 2001. We have never granted any stock appreciation rights. All options were granted pursuant to the 1998 Stock Option Plan.


                                       Individual grants
                    --------------------------------------------------------
                                                                              Potential realizable
                       Number of       Percent of                            value at assumed annual
                       shares of    total options                                rates of stock
                    common stock       granted to                              price appreciation
                      underlying        employees                              for option term (4)
                         options        in fiscal  Exercise price Expiration -----------------------
Name                     granted          year(2)    per share(3)       date         5%          10%
----------------------------------------------------------------------------------------------------
Jesse Lechuga......       80,000(1)           8.4%          $2.00     1/5/11  $              $

--------
(1) These options vest as to 25% of the shares at the end of Mr. Lechuga's first year of employment and as to 1/48 of the shares at the end of each successive month of employment.


(2) The percentage of total options granted is based on an aggregate of 958,200 options granted by us during the fiscal year ended December 31, 2001 to our employees.


(3) Options were granted with an exercise price per share equal to the fair market value of our common stock on the date of grant, as determined by our board of directors.


(4) The potential realizable values are net of exercise price, but before the payment of taxes associated with exercise. Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future common stock prices. These amounts represent assumed rates of appreciation in the value of our common stock from the date of grant based
    on the assumed initial public offering price of $     per share. Actual
    gains, if any, on stock option exercises are dependent on the future performance of our common stock and overall stock market conditions and the option holders continued service through the vesting period.


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Aggregate option exercises during fiscal year 2001 and values at December 31,
2001
The following table sets forth the number of options exercised during the fiscal year ended December 31, 2001 and the value of unexercised options held by our named executive officers on December 31, 2001.


                                                 Number of shares of
                                               common stock underlying    Value of unexercised
                                               unexercised options at     in-the-money options
                              Shares              December 31, 2001       at December 31, 2001
                         acquired on    Value ------------------------- -------------------------
Name                        exercise realized Exercisable Unexercisable Exercisable Unexercisable
-------------------------------------------------------------------------------------------------
Steve Ro................          -- $     --     400,000            --          $        $    --
Honda Shing.............          --       --      89,583        10,417
Raul Diaz...............          --       --     148,333        91,667
Chinn Chin..............     100,000  195,000   1,583,333       166,667
Jesse Lechuga...........          --       --      26,666        53,334

--------
(1) The value realized reflects the fair market value of our common stock underlying the option on the date of exercise, as determined by our board of directors, minus the exercise price of the option.


(2) The value of unexercised in-the-money options is based on the assumed
    initial public offering price of $     per share.


1998 Stock Option Plan
Our 1998 Stock Option Plan was adopted by our board of directors and approved by our stockholders in June 1998. Our 1998 Stock Option Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees, and for the grant of nonstatutory stock options to our employees, directors and consultants. As of December 31, 2001, options to purchase 5,307,700 shares of common stock were outstanding and 2,364,838 shares were available for future grant under the plan. We will not grant any additional options under our 1998 Stock Option Plan following this offering. Instead we will grant options under our 2002 Stock Option Plan. The 1998 Stock Option Plan provides that in the event of a merger, consolidation or reorganization in which our company is not the surviving corporation, the successor corporation may assume all outstanding options or, after giving 30 days notice to the optionees, the options will terminate. Following a dissolution, liquidation or the sale of substantially all of the assets of our company, outstanding options will terminate upon an optionee's termination of employment with us.

2002 Stock Option Plan
In connection with this offering, our board of directors intends to adopt the 2002 Stock Option Plan subject to the approval of our stockholders. Our 2002 Stock Option Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, to our employees, and for the grant of nonstatutory stock options and stock purchase rights to our employees, directors and consultants.

Number of Shares of Common Stock Available under the 2002 Stock Option
Plan. We have reserved a total of 400,000 shares of our common stock for issuance pursuant to the 2002 Stock Option Plan plus (a) any shares which have been reserved but not issued under our 1998 Stock Option Plan as of the effective date of this offering, and (b) any shares returned to our 1998 Stock Option Plan on or after the effective date of this offering as a result of termination of options or the repurchase of unvested shares issued under the 1998 Stock Option Plan. In addition, our 2002 Stock Option Plan provides for annual increases in the number of shares available for issuance under our 2002 Stock Option Plan on the first day of each fiscal year, beginning with our fiscal year 2003, equal to the lesser of (i) 5% of the outstanding shares of our common stock on the first day of the applicable fiscal year, (ii) 2,000,000 shares, or (iii) another amount as our board may determine.

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Administration of the 2002 Stock Option Plan.  Our board of directors or, with respect to different groups of optionees, different committees appointed by our board, will administer the 2002 Stock Option Plan. In the case of options intended to qualify as "performance-based compensation" within the meaning of
Section 162(m) of the Internal Revenue Code, the committee will consist of two or more "outside directors" within the meaning of Section 162(m). The administrator has the power to determine the terms of the options and stock purchase rights granted, including the exercise price (which may be changed by the administrator after the date of grant), the number of shares subject to each option or stock purchase right, the exercisability of the options and stock purchase rights and the form of consideration payable upon exercise. The administrator has the authority to institute an option exchange program by which outstanding options are surrendered in exchange for options with a lower exercise price.

Options. The administrator determines the exercise price of options granted under the 2002 Stock Option Plan, but with respect to nonstatutory stock options intended to qualify as "performance-based compensation" within the meaning of Section 162(m) and all incentive stock options, the exercise price must be at least equal to the fair market value of our common stock on the date of grant. The term of an incentive stock option may not exceed ten years, except that with respect to any participant who owns 10% of the voting power of all classes of our outstanding capital stock, the term must not exceed five years and the exercise price must equal at least 110% of the fair market value on the grant date. The administrator determines the term of all other options. The terms of 2002 Stock Option Plan allows the administrator to grant options at exercise prices that are below, equal to or above market.

No optionee may be granted an option to purchase more than 2,000,000 shares in any fiscal year. In connection with his or her initial service as an employee, an optionee may be granted an additional option to purchase up to 1,000,000 shares.

After termination of one of our employees, directors or consultants, he or she may exercise his or her option for the period of time stated in the option agreement. Generally, if termination is due to death or disability, the option will remain exercisable for 12 months. In all other cases, the option will generally remain exercisable for three months. However, an option may never be exercised later than the expiration of its term.

Stock Purchase Rights. Stock purchase rights, which represent the right to purchase our common stock, may be issued under our 2002 Stock Option Plan. The administrator determines the purchase price of stock purchase rights granted under our 2002 Stock Option Plan. Unless the administrator determines otherwise, a restricted stock purchase agreement, an agreement between us and an optionee which governs the terms of stock purchase rights, will grant us a repurchase option that we may exercise upon the voluntary or involuntary termination of the purchaser's service with us for any reason, including death or disability. The purchase price for shares we repurchase will generally be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The administrator determines the rate at which our repurchase option will lapse. The terms of our 2002 Stock Option Plan allows the administrator to issue stock purchase rights at purchase prices which are below, equal to or above market.

Automatic Option Grants to Outside Directors. Our 2002 Stock Option Plan also provides for the automatic grant of options to our non-employee directors. Each non-employee director appointed to the board after the completion of this
offering will receive an initial option to purchase      shares upon such
appointment except for those directors who become non-employee directors by ceasing to be employee directors. In addition, beginning in 2003, non-employee directors who have been directors for at least six months will receive a subsequent option to purchase 10,000 shares following each annual meeting of our stockholders.

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                                                                             57

Management
--------------------------------------------------------------------------------


All options granted under the automatic grant provisions have a term of ten years and an exercise price equal to fair market value on the date of grant.
Each initial option becomes exercisable as to    of the shares subject to the
option on the    anniversary of the date of grant and becomes exercisable as to of the shares each full month thereafter, provided the non-employee director remains a service provider on such dates. Each subsequent option becomes exercisable as to 100% of the shares subject to the option on the anniversary of the date of grant, provided the non-employee director remains a service provider on such date.

Transferability of Options and Stock Purchase Rights. Our 2002 Stock Option Plan generally doesn't allow for the transfer of options or stock purchase rights and only the optionee may exercise an option or stock purchase right during his or her lifetime.

Adjustments upon Change in Control. Our 2002 Stock Option Plan provides that in the event of a change of control, the successor corporation will assume or substitute each option or stock purchase right. If the outstanding options or stock purchase rights are not assumed or substituted, the administrator will provide notice to the optionee that he or she has the right to exercise the option or stock purchase right as to all of the shares subject to the option or stock purchase right, including shares which would not otherwise be exercisable, for a period of 15 days from the date of the notice. The option or stock purchase right will terminate upon the expiration of the 15-day period. In the event an outside director is terminated following a change in control, other than pursuant to a voluntary resignation, his or her options will fully vest and become immediately exercisable.

Amendment and Termination of our 2002 Stock Option Plan. Our 2002 Stock Option Plan will automatically terminate in 2012, unless we terminate it sooner. In addition, the administrator has the authority to amend, suspend or terminate the 2002 Stock Option Plan provided such amendment does not impair the rights of any optionee.

2002 Employee Stock Purchase Plan
Concurrently with this offering, we intend to establish an Employee Stock Purchase Plan. The 2002 Employee Stock Purchase Plan was adopted by our board in January 2002, subject to the approval of our stockholders.

Number of Shares of Common Stock Available under the Plan. A total of 400,000 shares of our common stock will be made available for sale under the 2002 Employee Stock Purchase Plan. In addition, the plan provides for annual increases in the number of shares available for issuance under the plan on the first day of each fiscal year, beginning with our fiscal year 2003, equal to the lesser of (i) 1 1/2% of the outstanding shares of our common stock on the first day of the applicable fiscal year, (ii) 400,000 shares, or (iii) another amount as our board may determine.

Administration of the Plan. Our board of directors or a committee established by our board will administer the 2002 Employee Stock Purchase Plan. Our board of directors or its committee has full and exclusive authority to interpret the terms of the plan and determine eligibility.

Eligibility to Participate. Our employees and employees of designated subsidiaries are eligible to participate in the 2002 Employee Stock Purchase Plan if they are customarily employed for at least 20 hours per week and more than five months in any calendar year. However, an employee may not be granted an option to purchase stock under the 2002 Employee Stock Purchase Plan if:

 .   the employee immediately after grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or


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58

Management
--------------------------------------------------------------------------------

 .   if the employee's rights to purchase stock under all of our employee stock purchase plans accrues at a rate that exceeds $25,000 worth of stock for each calendar year.

Offering Periods and Contributions. Our 2002 Employee Stock Purchase Plan is intended to qualify under Section 423 of the Internal Revenue Code and contains consecutive, overlapping 24-month offering periods. Each offering period includes four six-month purchase periods. The offering periods generally start on the first trading day on or after May 1 and November 1 of each year, except for the first such offering period which will commence on the first trading day on or after the effective date of this offering and will most likely end on the last trading day on or before May 1, 2004 and the second offering period which will commence on November 1, 2002. All eligible employees will be automatically enrolled in the first offering period, but payroll deductions and continued participation in the first offering period will not be determined until after the effective date of the Form S-8 registration statement which is intended to register the shares reserved for issuance under the plan.

The plan permits participants to purchase common stock through payroll deductions of up to 15% of their eligible compensation which includes a participant's base salary and commissions, but excludes all other compensation. A participant may purchase a maximum of 10,000 shares during a six-month purchase period.

Purchase of Shares. Amounts deducted and accumulated by the participant are used to purchase shares of our common stock at the end of each six-month purchase period. The price is 85% of the lower of the fair market value of our common stock at the beginning of an offering period or at the end of a purchase period. If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, participants will be withdrawn from the current offering period following their purchase of shares on the purchase date and will be automatically re-enrolled in a new offering period. Participants may end their participation at any time during an offering period, and will be paid their payroll deductions to date. Participation ends automatically three months following termination of employment with us.

Transferability of Rights. A participant may not transfer rights granted under the 2002 Employee Stock Purchase Plan other than by will, the laws of descent and distribution or as otherwise provided under the plan.

Adjustments upon Change in Control. In the event of a change of control, a successor corporation may assume or substitute each outstanding option. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened, and a new exercise date will be set. In such event, the administrator will provide notice of the new exercise date to each optionee at least ten business days before the new exercise date.

Amendment and Termination of the plan. The administrator has the authority to amend or terminate our plan, except that, subject to certain exceptions described in the 2002 Employee Stock Purchase Plan, no such action may adversely affect any outstanding rights to purchase stock under the plan.

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                                                                             59

Management
--------------------------------------------------------------------------------


EMPLOYMENT AND CHANGE OF CONTROL ARRANGEMENTS

We entered into an agreement with Dr. Honda Shing that provides for full acceleration of all unvested shares of restricted common stock held by Dr. Shing in the event of a change of control. A change of control means the merger or consolidation of our company, or the sale of all or substantially all of our assets or stock, where less than 51% of the capital stock of the successor corporation is owned by persons who are holders of shares of our capital stock immediately before such merger, consolidation or sale.

Under an agreement with Randall Bambrough, if Mr. Bambrough's employment is terminated without cause, or Mr. Bambrough leaves his employment for good reason, we are required to pay his base salary and benefits for a period of twelve (12) months. In addition, if such termination occurs prior to a change of control, the vesting of Mr. Bambrough's stock options will accelerate as to 50% of the unvested shares. If such termination occurs within twelve months after a change of control, all remaining unvested stock options will immediately vest. Change of control means a sale of substantially all our assets, a merger or consolidation in which we are not the surviving corporation or any transaction involving the transfer of greater than 50% of our voting power.

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60

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Related party transactions

Other than compensation agreements and other arrangements, which are described as required in "Management," and the transactions described below, since January 1, 1999, there has not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a party; in which the amount involved exceeded or will exceed $60,000; and in which any director, executive officer, holder of 5% or more of any class of our voting stock or any member of their immediate family had or will have a direct or indirect material interest.

INVESTORS RIGHTS AGREEMENT

We have entered into an agreement with the holders of our preferred stock, including entities with which certain of our directors are affiliated, that provides the holders of the preferred stock certain rights relating to the registration of their shares of common stock issuable upon conversion of the preferred stock. These rights will survive this offering and will terminate at such time as all holders' securities can be sold within a six month period without compliance with the registration requirements of the Securities Act pursuant to Rule 144, but in any event no later than July 2, 2007.

INDEMNIFICATION AGREEMENTS

We expect to enter into an indemnification agreement with each of our directors and officers prior to completing this offering. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

RECENT OPTION GRANTS

Since January 1, 1999, we have granted stock options to the following executive officers and directors:


                                                    Shares
                                        Date of underlying Exercise  Term of
Name                                      grant    options    price   option
----------------------------------------------------------------------------
Eli Sternheim.......................... 3/15/99    50,000    $ 0.05 10 years
Raul Diaz.............................. 3/15/99    40,000      0.05 10 years
Honda Shing............................ 3/15/99   100,000     0.055  5 years
Chinn Chin............................. 3/15/99 2,100,000      0.05 10 years
Steve Ro............................... 3/15/99   800,000     0.055  5 years
Eli Sternheim..........................  6/1/99   100,000      0.05 10 years
Henry Shaw.............................  6/1/99    30,000      0.05 10 years
Steve Ro............................... 8/30/99   200,000     0.275  5 years
Raul Diaz.............................. 1/10/00   200,000      0.25 10 years
Henry Shaw.............................  7/1/00    40,000      2.00 10 years
Steve Ro............................... 10/1/00   200,000      2.20  5 years
Jesse Lechuga..........................  1/5/01    80,000      2.00 10 years
Randall Bambrough...................... 3/21/01   300,000      2.00 10 years
George Haber........................... 6/15/01    50,000      2.00 10 years
Joseph Liu............................. 6/15/01    50,000      2.00 10 years
Henry Shaw............................. 6/15/01    10,000      2.00 10 years


Options for employees generally vest over four years. Options for directors generally vest immediately as to 50% of the shares with the remainder vesting over four years.

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                                                                             61

Related party transactions
--------------------------------------------------------------------------------


PRIVATE PLACEMENT FINANCINGS

In July 1999, a trust for the benefit of Eli Sternheim, one of our directors, purchased 400,000 shares of Series C Preferred Stock at a price of $2.00 per share in connection with our Series C financing. In April 2000, a trust for the benefit of Dr. Sternheim purchased 162,500 shares of our Series D Preferred Stock at a price of $4.00 per share in connection with our Series D financing. These prices were the same as those paid by unaffiliated investors.

INDEBTEDNESS OF MANAGEMENT

In March 2001, in connection with the purchase by Randall Bambrough, our Chief Financial Officer, of 300,000 shares of our common stock, we loaned Mr. Bambrough $600,000 at an interest rate of 5.07%. This note is secured by the shares purchased and is full recourse. Principal and interest on the note become due and payable on the earlier of March 22, 2006 or the first anniversary of the termination of his employment.

In December 2001, in connection with the purchase by each of George Haber and Joe Liu, two of our directors, of 50,000 shares of our common stock, we loaned each of Mr. Haber and Mr. Liu $100,000 at an interest rate of 5.07%. These notes are secured by the shares purchased and are full recourse. Principal and interest on the notes become due and payable on December 11, 2006 or the first anniversary of the termination of their service.

It is our current policy that all transactions between us and our officers, directors, 5% stockholders and their affiliates will be entered into only if these transactions are approved by a majority of the disinterested directors, are on terms no less favorable to us than could be obtained from unaffiliated parties and are reasonably expected to benefit us.


MISCELLANEOUS



During 2001, we provided services to Fundwatch Global Financial Ltd. (its chief executive officer is the brother of Steve Ro, our chief executive officer) that amounted to approximately $51,000. In addition, during 2001 we sold equipment to Fundwatch Global Financial for approximately $80,000.


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62

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Principal stockholders

The following table sets forth information regarding the beneficial ownership of our common stock as of December 31, 2001, as adjusted to reflect the sale of additional shares of our common stock in this offering and the automatic conversion of all shares of our preferred stock to shares of our common stock prior to the completion of this offering, for each of the following persons:

 .   all named executive officers;

 .   all directors; and

 .   each person who is known by us to own beneficially five percent or more of our common stock assuming conversion of our preferred stock prior to this offering.

Unless otherwise indicated, the address of each beneficial owner listed below is InterVideo, Inc., 47350 Fremont Boulevard, Fremont, CA 94538.


                                                                                           Percentage of shares
                                                                                           beneficially owned(1)
                                                                                           --------------------
                                                                          Number of shares   Before        After
Name of Beneficial Owner                                                beneficially owned offering     offering
----------------------------------------------------------------------------------------------------------------
Executive Officers and Directors
    Steve Ro(2)........................................................          1,200,000      7.0%
    Honda Shing(3).....................................................          2,095,833     12.5
    Chinn Chin(4)......................................................          1,833,333     11.0
    Raul Diaz(5).......................................................            159,166        *
    Jesse Lechuga(6)...................................................             30,000        *
    Eli Sternheim(7)...................................................            562,500      3.4
    Henry Shaw(8)......................................................             56,666        *
    George Haber(9)....................................................             50,000        *
    Joe Liu(10)........................................................             50,000        *
    All directors and executive officers as a group (10 persons)(11)...          6,337,498     33.2

Other 5% Stockholders
    Spot Master Investment Limited(12).................................          3,850,000     23.1
     6F, #16 Mucha St. Alley 9, Section 4
     Mucha Wenshan District
     Taipei, Taiwan ROC

--------
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or become exercisable within 60 days of December 31, 2001 are considered to be beneficially owned by such person. Those shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Each stockholder's percentage ownership in the following table is based upon 16,674,962 shares of common stock outstanding as of December 31, 2001 and shares of common stock outstanding immediately after the offering, in each case assuming conversion of all outstanding shares of preferred stock into common stock. Unless otherwise indicated in the table, the persons and entities named in the table have sole voting and sole investment power with respect to the shares set forth opposite the stockholder's name. The (*) indicates less than one percent ownership.

 (2) Includes 400,000 shares of our common stock issuable under options exercisable within 60 days of December 31, 2001.

 (3) Includes 95,833 shares of our common stock issuable under options exercisable within 60 days of December 31, 2001.

 (4) Includes 1,683,333 shares of our common stock issuable under options exercisable within 60 days of December 31, 2001.

 (5) Represents 159,166 shares of our common stock issuable under options exercisable within 60 days of December 31, 2001.

 (6) Includes 30,000 shares of our common stock issuable under options exercisable within 60 days of December 31, 2001.

 (7) Represents 562,500 shares held by the Sternheim Trust UDT 12/22/98.

 (8) Includes 26,666 shares of our common stock issuable under options exercisable within 60 days of December 31, 2001.

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                                                                             63

Principal stockholders

--------------------------------------------------------------------------------



 (9) Includes 21,875 shares of our common stock subject to our right of repurchase as of December 31, 2001.



(10) Includes 21,875 shares of our common stock subject to our right of repurchase as of December 31, 2001.



(11) Includes 2,394,998 shares of our common stock issuable under options exercisable within 60 days of December 31, 2001 and 275,000 shares subject to our right of repurchase as of December 31, 2001.



(12) Li-Chun Lo, Steve Ro's brother, has the sole voting and dispositive powers over the shares held of record by Spot Master Investment Limited.


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64

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Description of capital stock

Upon completion of this offering, our authorized capital stock will consist of 150,000,000 shares of common stock, $0.001 par value and 5,000,000 shares of preferred stock, $0.001 par value. As of December 31, 2001 there were 16,674,962 shares of our common stock outstanding, as adjusted to reflect the conversion of all outstanding shares of our preferred stock into common stock on the closing of this offering, that were held of record by approximately 177 stockholders, and options to purchase 5,367,700 shares of common stock were
outstanding. We will have a total of        shares of common stock outstanding
following this offering.

The following description assumes the filing of an amended and restated certificate of incorporation and the conversion of all our preferred stock into common stock upon the closing of this offering. This description is only a summary. You should also refer to our certificate of incorporation and bylaws, both of which have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

COMMON STOCK

Subject to preferences that may apply to shares of preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive dividends out of assets legally available therefor at the times and in the amounts as our board of directors may from time to time determine. All dividends are non-cumulative. In the event of the liquidation, dissolution or winding up of our company, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to the prior distribution rights of preferred stock, if any, then outstanding. Each stockholder is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Cumulative voting for the election of directors is not provided for in our certificate of incorporation, which means that the holders of a majority of the shares voted can elect all of the directors then standing for election. Our board of directors is divided into three classes, with each director serving a three-year term and one class being elected at each year's annual meeting of stockholders. The common stock is not entitled to preemptive rights and is not subject to conversion or redemption. There are no sinking fund provisions applicable to our common stock. Each outstanding share of common stock is, and all shares of common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

PREFERRED STOCK

Pursuant to our certificate of incorporation, our board of directors has the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series and to fix the designations, powers, preferences, privileges, and relative participating, optional or special rights as well as the qualifications, limitations or restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Our board of directors, without stockholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms calculated to delay or prevent a change in control or make removal of management more difficult. Additionally, the issuance of preferred stock may have the effect of decreasing the market price of our common stock, and may adversely affect the voting and other rights of the holders of common stock. At present, we have no plans to issue any preferred stock following this offering.

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                                                                             65

Description of capital stock
--------------------------------------------------------------------------------


REGISTRATION RIGHTS

Holders of 12,188,750 shares of our common stock are entitled to certain rights with respect to the registration of their shares under the Securities Act. Specifically, at any time that we plan to register our securities, these holders have a right to require that we include their securities in the registration at our expense, subject to specified limitations. Furthermore, under the terms of the agreement between us and these stockholders, to the extent that we are qualified under applicable SEC rules to register our shares for public resale on Form S-3 or a similar short form registration, if holders of at least 2% of our common stock request that their securities be registered, and provided that that the value of the securities requested to be registered is at least $500,000, we have agreed to use our best efforts to register such securities on Form S-3, subject to specified limitations. All fees, costs and expenses of the registrations mentioned above will be borne by us and all selling expenses, including underwriting discounts, selling commissions and stock transfer taxes, will be borne by the holders of the securities being registered. These registration rights terminate at such time as all such holders' securities can be sold within a six- month period without compliance with the registration requirements of the Securities Act pursuant to Rule 144 or on July 2, 2007.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER AND BYLAW PROVISIONS

Delaware Statute. We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, this statute prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date that the person became an interested stockholder unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior, did own) 15% or more of the corporation's voting stock. These provisions may have the effect of delaying, deferring or preventing a change in control of us without further action by our stockholders.

Charter Provisions. Our amended and restated certificate of incorporation and bylaws contain provisions that could have the effect of discouraging potential acquisition proposals or making a tender offer or delaying or preventing a change in control of our company, including changes a stockholder might consider favorable. These could have the effect of decreasing the market price of our common stock. In particular, our amended and restated certificate of incorporation and bylaws, as applicable, among other things, will:

 .   divide our board of directors into three separate classes serving staggered three-year terms;

 .   provide that special meetings of stockholders can only be called by our board of directors, chairman of the board, chief executive officer or president (in the absence of a chief executive officer). In addition, the business permitted to be conducted at any special meeting of stockholders is limited to the business specified in the notice of such meeting to the stockholders;

 .   provide for an advance notice procedure with regard to business to be brought before a meeting of stockholders;

 .   eliminate the right of stockholders to act by written consent;

 .   provide that vacancies on our board of directors may be filled by a majority of directors in office, although less than a quorum; and

 .   allow our board of directors to issue shares of preferred stock with rights senior to those of the common stock and that otherwise could adversely affect the rights and powers, including voting rights, of the holders of common stock, without any further vote or action by the stockholders.


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66

Description of capital stock
--------------------------------------------------------------------------------

These provisions may have the effect of discouraging a third party from acquiring us, even if doing so would be beneficial to our stockholders. These provisions are intended to enhance the likelihood of continuity and stability in the composition of our board of directors and in the policies formulated by them, and to discourage some types of transactions that may involve an actual or threatened change in control of our company. These provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage some tactics that may be used in proxy fights. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging such proposals because, among other things, negotiation of such proposals could result in an improvement of their terms. However, these provisions could have the effect of discouraging others from making tender offers for our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

TRANSFER AGENT AND REGISTRAR


The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.


NASDAQ NATIONAL MARKET QUOTATION

We have applied to have our common stock approved for quotation on the Nasdaq National Market under the symbol "IVDO."

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                                                                             67

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Shares eligible for future sale

Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices.

Upon completion of this offering, we will have outstanding        shares of our
common stock. Of these shares, the        shares sold in the offering (plus any
shares issued upon exercise of the underwriters' over-allotment option) will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates" as that term is defined in Rule 144 under the Securities Act (generally, our officers, directors and 10% stockholders). Shares purchased by affiliates may generally only be sold pursuant to an effective registration statement under the Securities Act or in compliance with limitations of Rule 144 as described below.

The remaining 16,674,962 shares outstanding are "restricted securities" within the meaning of Rule 144 under the Securities Act. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. All of these shares are subject to lock-up agreements pursuant to which the stockholder has agreed not to offer, sell, contract to sell or grant any option to purchase or otherwise dispose of our common stock or any securities exercisable for or convertible into our common stock owned by them for a period of 180 days after the date of the underwriting agreement related to this offering without the prior written consent of UBS Warburg LLC. As a result of these contractual restrictions, notwithstanding possible earlier eligibility for sale under the provisions of Rules 144, 144(k) and 701, shares subject to lock-up agreements may not be sold until such agreements expire or are waived by UBS Warburg LLC. Taking into account the lock-up agreements, and assuming UBS Warburg LLC does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

 .   beginning on the effective date of the offering, only the shares sold in this offering will be immediately available for sale in the public market;


 .   an additional 16,494,962 shares will become eligible for sale pursuant to
    Rule 144 beginning on       , 2002, 180 days after the date of the
    underwriting agreement related to this offering. Shares eligible to be sold by affiliates pursuant to Rule 144 are subject to volume restrictions as described below; and



 .   an additional 180,000 shares will become eligible for sale in the public market pursuant to Rule 144 at various dates in the future.



Immediately after the completion of this offering, we intend to file a registration statement on Form S-8 under the Securities Act to register all of the shares of common stock issued or reserved for future issuance under our stock option plans and our stock purchase plan. Based upon the number of shares subject to outstanding options as of December 31, 2001 and currently reserved for issuance under our stock plans, this registration statement would cover approximately 8,472,538 shares in addition to annual increases in the number of shares available under the stock option plans and stock purchase plan pursuant to the terms of such plans. Shares registered under the registration statement will generally be available for sale in the open market immediately after the 180-day lock-up agreements expire or earlier in UBS Warburg LLC's sole discretion.


Holders of 12,188,750 shares of our common stock will be entitled to rights with respect to registration of these shares for sale in the public market. See "Description of Capital Stock--Registration Rights." Registration of these shares under the Securities Act would result in these shares becoming freely tradable without restriction under the Securities Act immediately upon effectiveness of the registration.

--------------------------------------------------------------------------------

Shares eligible for future sale
--------------------------------------------------------------------------------

Rule 144
In general, under Rule 144 as currently in effect, and beginning after the expiration of the lock-up agreements, a person (or persons whose shares are aggregated) who has beneficially owned restricted shares for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of: one percent of the number of shares of common stock then outstanding (which will
equal approximately        shares immediately after the offering) or the
average weekly trading volume of the common stock during the four calendar weeks preceding the sale. Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been an affiliate of us at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

Rule 701
Beginning 90 days after the effective date, any employee, officer or director of or consultant to us who purchased shares pursuant to a written compensatory plan or contract may be entitled to rely on the resale provisions of Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144. Rule 701 further provides that non-affiliates may sell such shares in reliance on Rule 144 without having to comply with the holding period, public information, volume limitation or notice provisions of Rule 144.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Underwriting

We and the underwriters for the offering named below have entered into an underwriting agreement concerning the shares being offered. Subject to conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. UBS Warburg LLC and CIBC World Markets Corp. are the representatives of the underwriters.

Underwriter                                                 Number of Shares
------------------------------------------------------------------------------
UBS Warburg LLC............................................
CIBC World Markets Corp....................................
                                                             ---------------
      Total................................................
                                                             ===============

If the underwriters sell more shares than the total number set forth in the table above, the underwriters have a 30-day option to buy from us up to an
additional        shares at the initial public offering price less the
underwriting discounts and commissions to cover these sales. If any shares are purchased under this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above. The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters. These amounts are shown assuming both no exercise and full exercise of the underwriters' option to purchase up
to an additional        shares.

                                                  No Exercise Full Exercise
---------------------------------------------------------------------------
Per share........................................           $             $
Total............................................           $             $

We estimate that the total expenses of the offering payable by us, excluding
underwriting discounts and commissions, will be approximately $      .

Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a discount
of up to $       per share from the initial public offering price. Any of these securities dealers may resell any shares purchased from the underwriters to
other brokers or dealers at a discount of up to $       per share from the
initial public offering price. If all the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms. The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock to be offered.


We, each of our directors, officers and stockholders holding shares and each of our optionholders have agreed with the underwriters not to offer, sell, contract to sell, hedge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of the underwriting agreement without the prior written consent of UBS Warburg LLC. Among the factors that UBS Warburg LLC may consider in consenting to an early release of shares from this lock-up are the condition of the securities markets in general and the market price and trading activity of our common stock and the personal requirements of the subject stockholder in particular. UBS Warburg LLC has advised us that they have no present intention to release any of the shares subject to the lock-up agreements prior to the expiration of the lock-up period.


--------------------------------------------------------------------------------

Underwriting
--------------------------------------------------------------------------------



The underwriters have reserved for sale, at the initial public offering price, shares of our common stock being offered for sale to our customers and business partners. At the discretion of our management, other parties, including our employees, may participate in this reserved shares program. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.


Prior to this offering, there has been no public market for our common stock. The initial public offering price will be negotiated by us and the representatives. The principal factors to be considered in determining the initial public offering price will include:

 .   the information set forth in this prospectus and otherwise available to the representatives;

 .   the history and the prospects for the industry in which we compete;

 .   the ability of our management;

 .   our prospects for future earnings, the present state of our development and our current financial position;

 .   the general condition of the securities markets at the time of this offering; and

 .   recent market prices of, and demand for, publicly traded common stock of comparable companies.

In connection with the offering, the underwriters may purchase and sell shares of our common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. "Covered" short sales are sales made in an amount not greater than the underwriters' option to purchase additional shares from us in the offering. The underwriters may close out any covered short position by either exercising their option to purchase additional shares or purchasing shares in the open market. In determining the source of shares to close out the covered short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the overallotment option. "Naked" short sales are any sales in excess of the overallotment option. The underwriters must close out any naked short position by purchasing shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering.

Stabilizing transactions consist of bids or purchases made for the purpose of preventing or retarding a decline in the market price of our common stock while the offering is in progress. The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of that underwriter in stabilizing or short covering transactions. These activities by the underwriters may stabilize, maintain or otherwise affect the market price of our common stock. As a result, the price of our common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

We have agreed to indemnify the several underwriters against liabilities, including liabilities under the Securities Act and to contribute to payments that the underwriters may be required to make in respect thereof.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Legal matters

Wilson Sonsini Goodrich & Rosati, a professional corporation, Palo Alto, California, will pass for us on the validity of the common stock offered hereby. Brobeck, Phleger & Harrison LLP, Palo Alto, California, is acting as counsel for the underwriters in connection with selected legal matters relating to the shares of common stock offered by this prospectus.

Experts

The consolidated balance sheets of InterVideo, Inc. as of December 31, 1999 and 2000 and the related consolidated statements of operations, shareholders' equity and cash flows for the period from inception (April 28, 1998) to December 31, 1998 and for the years ended December 31, 1999 and 2000 included in this prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

The balance sheets of Audit/Video Products Division of Formosoft International Inc. as of December 31, 1998 and 1999, and the related statements of operations and comprehensive loss, and cash flows for the period from April 14, 1998 (date of incorporation) to December 31, 1998 and for the year ended December 31, 1999 included in this prospectus have been audited by TN Soong & Co., a member firm of Andersen Worldwide, SC, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving such reports.

Where you can find more information

We filed a registration statement on Form S-1 under the Securities Act with the SEC to register the shares of our common stock offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits to the registration statement. You should refer to the registration statement and the exhibits to the registration statement for more information about us and our common stock. Our statements in this prospectus concerning the contents of any document are not necessarily complete, and in each instance, we refer you to the copy of the document filed as an exhibit to the registration statement. Each statement about those documents is qualified in its entirety by this reference.

Following the offering, we will become subject to the reporting requirements of the Securities Exchange Act of 1934. In accordance with that law, we will be required to file reports and other information with the SEC. The registration statement and exhibits, as well as those reports and other information when we file them, may be inspected without charge at the Public Reference Room maintained by the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. Copies of all or any part of the registration statement may be obtained from the SEC's offices upon payment of fees prescribed by the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of the site is http://www.sec.gov.

--------------------------------------------------------------------------------

INTERVIDEO, INC.
--------------------------------------------------------------------------------

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

The following financial statements are filed as part of this report:


CONSOLIDATED FINANCIAL STATEMENTS OF INTERVIDEO, INC.

Report of Independent Public Accountants...................................  2

Consolidated Balance Sheets................................................  3

Consolidated Statements of Operations......................................  4

Consolidated Statements of Shareholders' Equity............................  5

Consolidated Statements of Cash Flows......................................  6

Notes to Consolidated Financial Statements.................................  7

FINANCIAL STATEMENTS OF AUDIO/VISUAL PRODUCTS DIVISION OF FORMOSOFT
  INTERNATIONAL, INC.

Report of Independent Public Accountants................................... 26

Balance Sheets............................................................. 27

Statements of Operations and Comprehensive Loss............................ 28

Statements of Cash Flows................................................... 29

Notes to Financial Statements.............................................. 30

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

Basis of Presentation...................................................... 36

Unaudited Pro Forma Condensed Combined Statement of Operations............. 36





--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
InterVideo, Inc.:

We have audited the accompanying consolidated balance sheets of InterVideo, Inc. (the Company), a California corporation, as of December 31, 1999 and 2000, and the related consolidated statements of operations, shareholders' equity and cash flows for the period from inception (April 28, 1998) to December 31, 1998, and for the years ended December 31, 1999 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of InterVideo, Inc. as of December 31, 1999 and 2000, and the results of its operations and its cash flows for the period from inception (April 28, 1998) to December 31, 1998, and for the years ended December 31, 1999 and 2000, in conformity with accounting principles generally accepted in the United States.

                                          /s/ ARTHUR ANDERSEN LLP

San Francisco, California

May 23, 2001


--------------------------------------------------------------------------------

INTERVIDEO, INC.
--------------------------------------------------------------------------------


CONSOLIDATED BALANCE SHEETS
(in thousands, except share amounts)


                                                                                                  Pro Forma
                                                                     As of               As of  -------------
                                                                 December 31,
                                                               ----------------  September 30,  September 30,
                                                                1999       2000           2001           2001
                                                                                   (unaudited)    (unaudited)
--------------------------------------------------------------------------------------------------------------
ASSETS
Current assets:
    Cash and cash equivalents................................. $ 2,628  $14,668       $ 11,596
    Accounts receivable, net of allowance for doubtful
     accounts of $42, $152 and $247, respectively.............     383    2,413          2,716
    Prepaid expenses and other current assets.................      79      283            651
                                                               -------  -------       --------
       Total current assets...................................   3,090   17,364         14,963
Property and equipment, net...................................     596    1,991          1,863
Other assets..................................................     131    2,779          3,224
                                                               -------  -------       --------
       Total assets........................................... $ 3,817  $22,134       $ 20,050
                                                               =======  =======       ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
    Accounts payable.......................................... $   131  $   484       $    223
    Accrued liabilities.......................................   1,052    6,461          9,115
                                                               -------  -------       --------
       Total liabilities......................................   1,183    6,945          9,338
                                                               -------  -------       --------
Shareholders' equity:
    Convertible preferred stock, no par value: aggregate
     liquidation preference of $21,355 at December 31,
     2000; 13,000,000 shares authorized; 8,000,000,
     12,213,750, 12,188,750 and zero shares issued and
     outstanding, respectively................................   4,476   21,286         21,186       $     --
    Common stock, no par value: 25,000,000 shares
     authorized; 2,546,683, 3,702,392, 4,312,483 and
     16,501,223 shares issued and outstanding, respectively...     282    3,897          6,096         27,282
    Note receivable from officer..............................      --       --           (496)          (496)
    Deferred stock compensation...............................    (165)  (2,206)        (2,310)        (2,310)
    Accumulated other comprehensive loss......................      --      (84)          (152)          (152)
    Accumulated deficit.......................................  (1,959)  (7,704)       (13,612)       (13,612)
                                                               -------  -------       --------       --------
       Total shareholders' equity.............................   2,634   15,189         10,712         10,712
                                                               -------  -------       --------       --------
       Total liabilities and shareholders' equity............. $ 3,817  $22,134       $ 20,050       $ 10,712
                                                               =======  =======       ========       ========


The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

INTERVIDEO, INC.
--------------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share amounts)


                                                        Period from
                                                          inception
                                                         (April 28,     Year ended     Nine months ended
                                                           1998) to    December 31,      September 30,
                                                       December 31,  ----------------  ----------------
                                                               1998     1999     2000     2000     2001
                                                                                          (unaudited)
---------------------------------------------------------------------------------------------------------
Revenue...............................................        $  --  $ 3,036  $15,426  $ 9,761  $23,673
Cost of revenue.......................................           --    1,118    5,361    3,368    9,146
                                                              -----  -------  -------  -------  -------
    Gross profit......................................           --    1,918   10,065    6,393   14,527
Operating expenses:
    Research and development(1).......................          328    1,300    6,585    4,323    6,934
    Sales and marketing(1)............................           --    1,194    4,978    3,091    6,307
    General and administrative(1).....................          199      773    2,667    1,645    2,225
    Stock compensation................................           --       53    1,411      906    1,612
    Amortization of goodwill..........................           --       --      174       99      223
    Cost of delayed public offering...................           --       --       --       --      710
    Special charges...................................           --       --       --       --    2,358
                                                              -----  -------  -------  -------  -------
       Total operating expenses.......................          527    3,320   15,815   10,064   20,369
                                                              -----  -------  -------  -------  -------
Loss from operations..................................         (527)  (1,402)  (5,750)  (3,671)  (5,842)
Other income (expense), net...........................            2       32      557      303      443
                                                              -----  -------  -------  -------  -------
Loss before provision for income taxes................         (525)  (1,370)  (5,193)  (3,368)  (5,399)
Provision for income taxes............................           --       64      552      382      509
                                                              -----  -------  -------  -------  -------
    Net loss..........................................        $(525) $(1,434) $(5,745) $(3,750) $(5,908)
                                                              =====  =======  =======  =======  =======
Net loss per common share, basic and diluted..........           --  $ (2.57) $ (2.19) $ (1.48) $ (1.74)
                                                              =====  =======  =======  =======  =======
Pro forma net loss per common share, basic and diluted
 (unaudited)..........................................                        $ (0.43) $ (0.29) $ (0.38)
                                                                              =======  =======  =======
Weighted average common shares outstanding, basic and
 diluted..............................................           --      559    2,625    2,534    3,393
                                                              =====  =======  =======  =======  =======
Pro forma weighted average common shares outstanding,
 basic and diluted (unaudited)........................                         13,456   12,909   15,581
                                                                              =======  =======  =======

--------
(1)Stock compensation is allocated among the operating expense classifications as follows:


                                                    Year ended   Nine months ended
                                                   December 31,    September 30,
                                                  -------------- -----------------
                                                   1999     2000    2000     20001
                                                  (in thousands)     (unaudited)
-----------------------------------------------------------------------------------
Research and development.........................  $14   $  546  $341    $  633
Sales and marketing..............................    3      521   358       398
General and administrative.......................   36      344   207       581
                                                   ---    ------    ----    ------
                                                   $53   $1,411  $906    $1,612
                                                   ===    ======    ====    ======


The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

INTERVIDEO, INC.


--------------------------------------------------------------------------------

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(in thousands, except share and per share amounts)




                                                                         Convertible                               Note
                                                                       Preferred Stock       Common Stock    Receivable
                                                                     -------------------  -----------------        from
                                                                         Shares   Amount     Shares  Amount     Officer
-------------------------------------------------------------------------------------------------------------------------
BALANCE, Inception (April 28, 1998).................................         --  $    --         --  $   --          --
 Issuance of common stock...........................................         --       --  2,000,000       1          --
 Issuance of Series A convertible preferred stock at net of issuance
  cost of $5,000....................................................  5,000,000      245         --      --          --
 Issuance of Series B convertible preferred stock at net of issuance
  cost of $7,000....................................................  1,000,000      243         --      --          --
 Net loss...........................................................         --       --         --      --          --
                                                                     ----------  -------  --------- -------       -----
BALANCE, December 31, 1998..........................................  6,000,000  $   488  2,000,000  $    1       $  --
 Issuance of Series C convertible preferred stock,
  net of issuance cost of $12.......................................  2,000,000    3,988         --      --          --
 Exercise of common stock options...................................         --       --    546,683      25          --
 Issuance of common stock options to consultants and other
  nonemployees......................................................         --       --         --      38          --
 Deferred stock compensation........................................         --       --         --     218          --
 Amortization of deferred stock compensation expense................         --       --         --      --          --
 Net loss...........................................................         --       --         --      --          --
                                                                     ----------  -------  --------- -------       -----
BALANCE, December 31, 1999..........................................  8,000,000    4,476  2,546,683     282          --
 Issuance of Series D convertible preferred stock,
  net of issuance cost of $45.......................................  4,213,750   16,810         --      --          --
 Exercise of common stock options...................................         --       --  1,155,709      94          --
 Issuance of common stock options to consultants and other
  nonemployees......................................................         --       --         --      69          --
 Deferred stock compensation........................................         --                  --   3,452          --
 Amortization of deferred stock compensation expense................         --       --         --      --          --
 Foreign currency translation adjustment............................         --       --         --      --          --
 Net loss...........................................................         --       --         --      --          --
                                                                     ----------  -------  --------- -------       -----
BALANCE, December 31, 2000.......................................... 12,213,750   21,286  3,702,392   3,897          --
 Exercise of common stock options...................................         --       --    310,091      80          --
 Redemption of Series D from AVPD Purchase..........................    (25,000)    (100)        --      --          --
 Issuance of common stock options to consultants and other
  nonemployees......................................................         --       --         --      15          --
 Note receivable from officer.......................................         --       --    300,000     600        (467)
 Interest income on note receivable for officer.....................         --       --         --      --         (29)
 Deferred stock compensation........................................         --       --         --   1,622          --
 Amortization of deferred stock compensation expense................         --       --         --    (118)         --
 Foreign currency translation adjustment............................         --       --         --      --          --
 Net loss...........................................................         --       --         --      --          --
                                                                     ----------  -------  --------- -------       -----
BALANCE, September 30, 2001 (unaudited)............................. 12,188,750  $21,186  4,312,483  $6,096       $(496)
                                                                     ==========  =======  ========= =======       =====


                                                                                Accum-
                                                                                ulated                Total    Accum-
                                                                     Deferred    Other               Share-    ulated
                                                                        Stock  Compre-    Accum-   holders'   Compre-
                                                                      Compen-  hensive    ulated     Equity   hensive
                                                                       sation     Loss   Deficit  (Deficit)      Loss
----------------------------------------------------------------------------------------------------------------------
BALANCE, Inception (April 28, 1998).................................  $    --    $  --  $     --    $    --  $     --
 Issuance of common stock...........................................       --       --        --          1        --
 Issuance of Series A convertible preferred stock at net of issuance
  cost of $5,000....................................................       --       --        --        245        --
 Issuance of Series B convertible preferred stock at net of issuance
  cost of $7,000....................................................       --       --        --        243        --
 Net loss...........................................................       --       --      (525)      (525)     (525)
                                                                      -------    -----  --------    -------  --------
BALANCE, December 31, 1998..........................................  $    --    $  --  $   (525)   $   (36)     (525)
 Issuance of Series C convertible preferred stock,
  net of issuance cost of $12.......................................       --       --        --      3,988        --
 Exercise of common stock options...................................       --       --        --         25        --
 Issuance of common stock options to consultants and other
  nonemployees......................................................       --       --        --         38        --
 Deferred stock compensation........................................     (218)      --        --         --        --
 Amortization of deferred stock compensation expense................       53       --        --         53        --
 Net loss...........................................................       --       --    (1,434)    (1,434)   (1,434)
                                                                      -------    -----  --------    -------  --------
BALANCE, December 31, 1999..........................................     (165)      --    (1,959)     2,634    (1,959)
 Issuance of Series D convertible preferred stock,
  net of issuance cost of $45.......................................       --       --        --     16,810        --
 Exercise of common stock options...................................       --       --        --         94        --
 Issuance of common stock options to consultants and other
  nonemployees......................................................       --       --        --         69        --
 Deferred stock compensation........................................   (3,452)      --        --         --        --
 Amortization of deferred stock compensation expense................    1,411       --        --      1,411        --
 Foreign currency translation adjustment............................       --      (84)       --        (84)      (84)
 Net loss...........................................................       --       --    (5,745)    (5,745)   (5,745)
                                                                      -------    -----  --------    -------  --------
BALANCE, December 31, 2000..........................................   (2,206)     (84)   (7,704)    15,189    (7,788)
 Exercise of common stock options...................................       --       --        --         80        --
 Redemption of Series D from AVPD Purchase..........................       --       --        --       (100)       --
 Issuance of common stock options to consultants and other
  nonemployees......................................................       --       --        --         15        --
 Note receivable from officer.......................................     (133)      --        --         --        --
 Interest income on note receivable for officer.....................       --       --        --        (29)       --
 Deferred stock compensation........................................   (1,622)      --        --         --        --
 Amortization of deferred stock compensation expense................    1,651       --        --      1,533        --
 Foreign currency translation adjustment............................       --      (68)       --        (68)      (68)
 Net loss...........................................................       --       --    (5,908)    (5,908)   (5,908)
                                                                      -------    -----  --------    -------  --------
BALANCE, September 30, 2001 (unaudited).............................  $(2,310)   $(152) $(13,612)   $10,712   (13,764)
                                                                      =======    =====  ========    =======  ========


The accompanying notes are an integral part of these consolidated financial statements.
                                      F-5

INTERVIDEO, INC.
--------------------------------------------------------------------------------


CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

                                                                      Period from
                                                                        inception
                                                                       (April 28,     Year ended       Nine months ended
                                                                         1998) to    December 31,        September 30,
                                                                     December 31,  ----------------    ----------------
                                                                             1998     1999     2000    2000        2001
                                                                                                            (unaudited)
-------------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
   Net loss.........................................................        $(525) $(1,434) $(5,745)   $(3,750) $(5,908)
   Adjustments to reconcile net loss to net cash used in operating activities:
      Depreciation and amortization.................................           15       89      746        453      918
      Long term investment reserve..................................           --       --       --         --      100
      In-process research and development...........................           --       --      700        700       --
      Deferred stock compensation...................................           --       53    1,411        986    1,612
      Provision for doubtful accounts...............................           --       42      110         50       95
      Loss from disposal of assets..................................           --       16      112        134      109
      Other.........................................................           --       38       69         --      (28)
      Changes in assets and liabilities:
         Inventory..................................................           --       --       --         (6)     (14)
         Accounts receivable........................................           --     (425)  (2,149)    (2,281)    (398)
         Prepaid expenses and other current assets..................          (13)     (66)    (204)      (290)    (354)
         Other assets...............................................          (10)     (21)    (252)       (78)    (911)
         Accounts payable...........................................            8      123      353        260     (258)
         Accrued liabilities........................................          390    1,012    4,519      2,153    3,560
                                                                            -----  -------  -------    -------  -------
            Net cash used in operating activities...................         (135)    (573)    (330)    (1,669)  (1,477)
                                                                            -----  -------  -------    -------  -------
Cash flows from investing activities:
   Purchase of property and equipment...............................         (159)    (557)  (1,976)    (1,785)    (617)
   Purchase of Audio Visual Products Division (AVPD)................           --       --   (2,200)    (2,200)  (1,000)
   Purchase of long-term investments................................           --     (100)    (200)      (200)      --
                                                                            -----  -------  -------    -------  -------
            Net cash used in investing activities...................         (159)    (657)  (4,376)    (4,185)  (1,617)
                                                                            -----  -------  -------    -------  -------
Cash flows from financing activities:
   Proceeds from issuance of Series A preferred stock, net..........          245       --       --         --       --
   Proceeds from issuance of Series B preferred stock, net..........          243       --       --         --       --
   Proceeds from issuance of Series C preferred stock, net..........           --    3,638       --         --       --
   Proceeds from issuance of Series D preferred stock, net..........           --       --   16,710     16,810       --
   Proceeds from exercise of common stock options...................            1       25       94         61       80
                                                                            -----  -------  -------    -------  -------
            Net cash provided by financing activities...............          489    3,663   16,804     16,871       80
                                                                            -----  -------  -------    -------  -------
Effect of change in exchange rates on cash..........................           --       --      (58)        (8)     (58)
                                                                            -----  -------  -------    -------  -------
Net increase in cash and cash equivalents...........................          195    2,433   12,040     11,009   (3,072)
Cash and cash equivalents, beginning of period......................           --      195    2,628      2,628   14,668
                                                                            -----  -------  -------    -------  -------
Cash and cash equivalents, end of period............................        $ 195  $ 2,628  $14,668    $13,637  $11,596
                                                                            =====  =======  =======    =======  =======
Supplementary disclosures of noncash investing and financing activities:
   Conversion of deposit to Series C convertible preferred stock....           --  $   350       --    $    --  $    --
   Issuance (repurchase) of Series D convertible preferred stock....           --       --      100         --     (100)
   Note receivable..................................................           --       --       --         --      496

The accompanying notes are an integral part of these consolidated financial statements.

--------------------------------------------------------------------------------

INTERVIDEO, INC.
--------------------------------------------------------------------------------


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



(information as of September 30, 2000 and 2001, is unaudited)



1.  ORGANIZATION AND BUSINESS:



InterVideo, Inc. (the Company) is a leading provider of DVD software and offers a broad suite of advanced digital video and audio multimedia software products that allow users to record, edit, author, distribute and play digital multimedia content on personal computers, or PCs, and consumer electronics devices. The Company currently derives a substantial majority of its revenue from sales of its WinDVD product, a software DVD player for PCs. The Company's other major products in its product suite include WinDVR, a digital video recorder, WinProducer, a video recording and editing software application, and WinRip, a digital music recorder and player.



During the first quarter of 2000, the Company created wholly owned subsidiaries to market its products in Japan and Taiwan. The Taiwan subsidiary includes the business and assets acquired in June 2000 from the Audio Visual Products Division (AVPD) of Formosoft International, Inc., as discussed in Note 13.



In 1998, the Company was considered to be in the development stage, as it did not generate any revenues. It emerged from the development stage in 1999 and began to earn revenues from licensed software. The Company is subject to a number of risks associated with technology companies, including, but not limited to, a history of net losses; limited operating history; fluctuating operating results; declining selling prices; third-party intellectual property claims; potential competition from larger more established companies; and dependence on key employees.



The Company's fiscal year is a calendar year and therefore contains 52 weeks.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of consolidation
The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany accounts and transactions have been eliminated.

Unaudited interim financial statements
The accompanying consolidated financial statements as of September 30, 2001, and for the nine months ended September 30, 2000 and 2001, are unaudited, but in the opinion of management include all adjustments consisting of normal recurring adjustments necessary for a fair presentation of results for the interim periods. Certain information and disclosures normally included in financial statements prepared in accordance with accounting principles generally accepted in the United States have been omitted, although the Company believes that the disclosures included are adequate to make the information presented not misleading. Results for the nine months ended September 30, 2001, are not necessarily indicative of the results that may be expected for the year ending December 31, 2001.

Foreign currency translation

The functional currency of the Company's subsidiaries is the local currency. Accordingly, all assets and liabilities are translated into U.S. dollars at the current exchange rate at the applicable balance sheet date. Revenues and expenses are translated at the average exchange rate prevailing during the period. Gains and losses resulting from the translation of the financial statements are reported as a separate component of shareholders' equity.
Foreign currency transaction gains and losses are included in other income (expense). Through September 30, 2001, such transactions have not been material.


--------------------------------------------------------------------------------

INTERVIDEO, INC.
--------------------------------------------------------------------------------


Use of estimates
The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.




Cash and cash equivalents

For purposes of the consolidated balance sheets and statements of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents consist of cash in banks and money market accounts.


Significant concentrations

Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of accounts receivable. The Company generally does not require its customers to provide collateral or other security to support accounts receivable. To reduce credit risk, management performs ongoing credit evaluations of its customers' financial condition and maintains allowances for estimated potential bad debt losses. Three customers comprised approximately 55% of the accounts receivable at December 31, 1999. Five customers comprised approximately 54% of the accounts receivable at December 31, 2000.





The following individual customers accounted for a significant portion of gross revenue:



                                        For the year ended For the nine months
                                          December 31,     ended September 30,
                                        ---------------    -----------------
                                          1999        2000    2000        2001
                                                                  (unaudited)
-------------------------------------------------------------------------------
Customer A.............................   22%          --    --           --
Customer B.............................   12%          --    --           --
Customer C.............................   12%          --    --           --
Customer D.............................   --           21%   19%          31%
Customer E.............................   --           --    10%          12%




Valuation accounts

Below is a summary of the changes in the Company's allowance for doubtful accounts for the nine months ended September 30, 2001 and for the years ended December 31, 1999 and 2000.



                                             Balance at              Balance
                                           Beginning of            at End of
                                             the Period Additions the Period
   Allowance for Doubtful Accounts              (amounts in thousands)
   --------------------------------------------------------------------------
   December 31, 1999......................         $ --      $ 42       $ 42
   December 31, 2000......................         $ 42      $110       $152
   September 30, 2001 (unaudited).........         $152      $ 95       $247


--------------------------------------------------------------------------------

INTERVIDEO, INC.
--------------------------------------------------------------------------------


Property and equipment
Property and equipment are recorded at cost and are depreciated using the straight-line method based on estimated useful lives of between three and seven years. Depreciation expense for property and equipment was $86,000, $416,000 and $547,000 for the years ended December 31, 1999, 2000, and for the nine months ended September 30, 2001, respectively. Property and equipment consists of the following as of December 31, 1999 and 2000, (in thousands):

                                                      December 31,
                                                     -------------
                                                      1999    2000
            -------------------------------------------------------
            Equipment............................... $ 308  $1,121
            Furniture and fixtures..................   187     506
            Purchased software......................   202     682
            Leasehold improvements..................    --     153
            Construction in process.................    --      --
            Other...................................    --      46
                                                     -----  ------
                                                       697   2,508
            Less: Accumulated depreciation..........  (101)   (517)
                                                     -----  ------
                   Property and equipment, net...... $ 596  $1,991
                                                     =====  ======

Goodwill and other intangible assets

Goodwill and other intangibles are amortized using the straight-line method over their estimated useful life of five years.




The Company performs a review of the value of its goodwill and intangible assets whenever events and circumstances indicate that impairment may have occurred. Indicators of impairment of such assets include, among other things, a failure to integrate the related products into our existing products or use the acquired assets as a basis to further develop the Company's product offerings. The Company does not believe that an impairment of any of its goodwill and intangible assets has occurred. In 2002, the Company will modify its impairment measurement policy to comply with SFAS No. 142, discussed above.



Revenue recognition

The Company's revenue is derived from fees paid under software licenses granted primarily to OEMs, distributors, and directly to endusers. The Company records revenue generated from these sales in accordance with SOP 97-2, "Software Revenue Recognition," as amended, under which revenue is recognized when evidence of an arrangement exists, delivery of the software has occurred, the fee is fixed and determinable, and collectibility is reasonably assured.



The Company sells to OEMs and directly to endusers. Under the terms of the Company's license agreements with the OEMs, the OEMs are entitled only to unspecified upgrades on a when and if available basis prior to sell through to end-customers. Under the terms of the Company's revenue recognition policy we recognize revenue based on evidence of products being sold by the OEMs. The Company does not have any obligation to provide upgrades to the OEMs' customers. Accordingly, we do not defer any revenue as the company no longer has an obligation once the OEM's product has been shipped and revenue has been recorded.



Under the terms of the OEM license agreements, the OEM will "qualify" the software on its then current platform. (The OEM will have the right to return the software prior to its being qualified.) Once the


--------------------------------------------------------------------------------

INTERVIDEO, INC.


--------------------------------------------------------------------------------


software has been qualified, the OEM will begin to ship product and report sales to the Company at which point revenue will be recorded. Once it has been shipped, the OEM does not have a right of return. Therefore the Company does not maintain a returns reserve related to OEM sales.


Most OEMs pay a license fee based on the number of copies of licensed software included in the products sold to their customers. OEMs pay these fees on a per-unit basis, and the Company records associated revenue when it receives notification of the OEMs' sales of the licensed software to the end users. The terms of the license agreements generally require the OEMs to notify the Company of sales of their products within 30 to 45 days after the end of the month or quarter in which the sales occur. As a result, the Company generally recognizes revenue in the month or quarter following the sale of the product to the OEMs' customers.




Under the terms of our OEM license agreements, the OEM has certain inspection and acceptance rights. These rights lapse once the product has been qualified and the shipment reported to the Company. Therefore the Company does not believe that these acceptance rights impact the amount or timing of revenue recognition.



End-user sales are primarily sales made directly from the Company's website. There are no unspecified upgrade rights related to these sales. The Company does not offer specified upgrade rights to any class of customer.



The end-users who purchase software from the website do not have rights of return.




Cost of revenue

Cost of revenue consists primarily of royalties paid to third parties for technologies incorporated into the Company's products, expenses incurred to manufacture, package and distribute the Company's software products, the amortization of developed technology, and costs associated with post-contract customer support. These amounts are accrued in the period of the related sales and are recorded as accrued liabilities.


Software development costs
Under SFAS No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," costs incurred in the research and development of software are expensed as incurred until technological feasibility has been established. Software development costs incurred subsequent to the establishment of technological feasibility through the period of general marketability of the products are capitalized. The Company defines establishment of technological feasibility as the completion of a working model. The establishment of technological feasibility and the ongoing assessment of recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenues, estimated economic life, and changes in software and hardware technologies. Amounts that were capitalizable under SFAS No. 86 were insignificant, and therefore no costs have been capitalized to date.

Customer service and technical support

Customer service and technical support costs include the costs associated with answering customer inquires and providing telephone assistance to the Company's web end-user customers. In connection with the sale of certain products, the Company provides a limited amount of free telephone support service to such customers. This free service, also referred to as post-contract customer support ("PCS"), is included in cost of revenue. The Company does not defer the recognition of any revenue associated with sales of these products, because no separate charge is made for the PCS and PCS is provided within 90 days after the associated revenue is recognized, and enhancements are minimal and infrequent.


--------------------------------------------------------------------------------

INTERVIDEO, INC.
--------------------------------------------------------------------------------


Net loss per share

Basic net loss per common share is calculated by dividing net loss for the period by the weighted average common shares outstanding during the period, less shares subject to repurchase. Diluted income per share is calculated by dividing the net income for the period by the weighted average common shares outstanding, adjusted for all potential common shares, which includes shares issuable upon the exercise of outstanding common stock options, convertible preferred stock, warrants, and other contingent issuances of common stock to the extent these shares are dilutive. The Company has losses for all periods presented and, accordingly, has excluded all convertible preferred stock, outstanding stock options, and shares subject to repurchase from the calculation of diluted net loss per common share because all such securities are antidilutive for all periods presented. A reconciliation of the numerator and denominator used in the calculation of basic and dilutive net income (loss) per share available to common stockholders is as follows (in thousands, except for per share amounts):



                                                                                        Nine months ended
                                                    Years ended December 31,              September 30,
                                             -------------------------------------  ------------------------
                                                    1998         1999         2000         2000         2001
                                                                                           (unaudited)
--------------------------------------------------------------------------------------------------------------
Numerator
Net loss (in thousands)..................... $      (525) $    (1,434) $    (5,745) $    (3,750) $    (5,908)
                                             ===========  ===========  ===========  ===========  ===========
Denominator
Basic and diluted:
    Weighted average common shares
     outstanding............................   2,000,000    2,155,508    3,581,208    3,561,897    4,121,862
       Less: Weighted average unvested
        shares subject to repurchase........  (2,000,000)  (1,596,918)    (956,056)  (1,027,776)    (729,320)
                                             -----------  -----------  -----------  -----------  -----------
    Denominator on basic and diluted
     calculation............................ $        --      558,590    2,625,152    2,534,121    3,392,542
                                             ===========  ===========  ===========  ===========  ===========
Basic and diluted net loss per share........ $        --  $     (2.57) $     (2.19) $     (1.48) $     (1.74)
                                             ===========  ===========  ===========  ===========  ===========
Shares used above to compute basic and
 diluted net loss per share.................                  558,590    2,625,152    2,534,121    3,392,542
Pro forma adjustment to reflect weighted
 average effect of assumed conversion of
 convertible preferred stock (unaudited)....                            10,830,615   10,374,599   12,188,750
                                                                       -----------  -----------  -----------
Shares used in computing pro forma basic
 and diluted net loss per common share
 (unaudited)................................                            13,455,767   12,908,720   15,581,292
                                                                       ===========  ===========  ===========
Pro forma basic and diluted net loss per
 common share (unaudited)...................                           $     (0.43) $     (0.29) $     (0.38)
                                                                       ===========  ===========  ===========


--------------------------------------------------------------------------------

INTERVIDEO, INC.
--------------------------------------------------------------------------------





The following table summarizes common stock equivalents that are not included in the denominator used in the diluted net loss per share calculation because to do so would be antidilutive for the periods presented:



                                                                          As of September 30,
                                                                         ----------------------
                                               As of December 31,
                                        --------------------------------       unaudited
Effect of Common Stock Equivalents at         1998       1999       2000       2000       2001
----------------------------------------------------------------------------------------------
Common stock subject to repurchase..... $1,862,903  1,596,918    956,056  1,027,776    729,320
Options to purchase common stock.......         --  2,421,485  4,698,336  4,712,243  4,239,149
Series A preferred stock...............  4,334,677  5,000,000  5,000,000  5,000,000  5,000,000
Series B preferred stock...............    625,000  1,000,000  1,000,000  1,000,000  1,000,000
Series C preferred stock...............         --  1,002,740  2,000,000  2,000,000  2,000,000
Series D preferred stock...............         --         --  2,830,615  2,374,599  4,188,750
                                        ---------- ---------- ---------- ---------- ----------
      Total............................  6,822,580 11,021,143 16,485,007 16,114,618 17,157,219
                                        ========== ========== ========== ========== ==========



Pursuant to SEC Staff Accounting Bulletin No. 98, convertible preferred stock and common stock issued or granted for nominal consideration prior to the anticipated effective date of an initial public offering must be included in the calculation of basic and diluted net loss per common share as if they had been outstanding for all periods presented. To date, the Company has not had any issuances or grants for nominal consideration.



Unaudited pro forma net loss per share


The unaudited pro forma basic and diluted net loss per common share and pro forma basic and diluted weighted average common shares outstanding, reflect the automatic conversion of all outstanding shares of convertible preferred stock upon the completion of the Company's proposed initial public offering (using the if-converted method).



Unaudited pro forma presentation


The unaudited pro forma information in the accompanying consolidated balance sheet assumes the conversion of the outstanding shares of convertible preferred stock into 12,188,750 shares of common stock resulting from the completion of an initial public offering had actually occurred on September 30, 2001. Common shares resulting from such initial public offering and its related estimated net proceeds are excluded from such pro forma information.



Stock based compensation


The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees" and complies with the disclosure requirement of SFAS No. 123, "Accounting for Stock Based Compensation."



Options granted to consultants and other nonemployees are accounted for at fair value determined using the Black-Scholes method in accordance with the provision of SFAS No. 123 and EITF consensus No. 9678, "Accounting for Instruments That Are Issued to Other Than Employees for Acquiring, or In Connection with Selling, Goods, or Services", which requires that such equity instruments are recorded at their fair value on the measurement date, typically the date of grant.



Income tax


The Company accounts for income taxes in accordance with the asset and liability method.


--------------------------------------------------------------------------------

INTERVIDEO, INC.
--------------------------------------------------------------------------------



Under the asset and liability method, deferred tax assets and liabilities not recognized for the future tax consequences attributable to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities.



A valuation allowance is provided to reduce tax assets to an amount that would be reasonably realizable in the future periods.





Comprehensive loss


Comprehensive loss is the total of net loss and all other nonowner changes in shareholders' equity. The Company's only component of other comprehensive loss is net loss attributed to foreign currency translation adjustments. Such amounts are excluded from net loss and are reported in accumulated other comprehensive loss in the accompanying statements of operations and shareholders' equity.



Recent accounting pronouncements


In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 and its amendments establish accounting and reporting standards for derivatives and similar instruments, requiring that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The Company implemented SFAS No. 133 on January 1, 2001. Since the Company does not engage in derivatives or hedging activities, SFAS No. 133 did not have a material impact on the Company's financial position or results of operations.



In March 2000, the FASB issued Interpretation No. 44 (FIN 44), "Accounting for Certain Stock Transactions Involving Stock Compensation, an Interpretation of APB Opinion No. 25 (Opinion. 25)." FIN 44 provides guidance for certain issues that arise in applying Opinion 25. Management believes that the Company's policies are in compliance with the guidelines of FIN 44, and therefore the adoption of FIN 44 has not significantly affected the Company's results of operations.



In June 2001, the FASB issued SFAS No. 141, Business Combinations, and SFAS No. 142, Goodwill and Other Intangible Assets. These new standards are effective for fiscal years beginning after December 15, 2001. Under the new standards, goodwill will no longer be amortized, but will be subject to an annual impairment test. The standards also promulgate, among other things, new requirements for accounting for other intangible assets. Management believes these new standards will not significantly affect the Company's results of operations.



In June 2001, the FASB issued SFAS No. 143, "Accounting for Asset Retirement Obligations." SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The associated asset retirement costs are capitalized as part of the carrying amount of the long-lived asset. The Company will adopt SFAS No. 143 effective December 31, 2002, and does not expect it to have a material impact on the Company's financial position and results of operations.



In August 2001, the FASB issued SFAS No. 144, Accounting for the Impairment or Disposal of Long-lived Assets. This new standard is effective for fiscal years beginning after December 15, 2001. This new standard affirms and clarifies certain accounting for long-lived assets and broadens the application of discontinued operations treatment. Management does not believe that these new standards will have a material impact on the Company's financial position and results of operations.


--------------------------------------------------------------------------------

INTERVIDEO, INC.
--------------------------------------------------------------------------------





Reclassifications


Certain reclassifications have been made to prior year amounts to conform to the presentation of the period ended September 30, 2001.




3 .  OTHER ASSETS:

Other assets consist of the following (in thousands):


                                                  As of December 31,
                                                  -----------------
                                                     1999       2000
--------------------------------------------------------------------
Deposit..........................................   31      $  218
Investments......................................  100         300
Assembled work force.............................   --         150
Purchased developed technology...................   --       1,000
Goodwill.........................................   --       1,339
Other............................................   --          62
Less: Accumulated amortization...................   --        (290)
                                                     ----     ------
                                                  $131      $2,779
                                                     ====     ======



Goodwill arose from the acquisition of AVPD as discussed in Note 13.



4.  ACCRUED LIABILITIES:


Accrued liabilities consist of the following (in thousands):


                                     As of December 31,         As of
                                     ------------------ September 30,
                                      1999      2000             2001
                                                          (unaudited)
---------------------------------------------------------------------
Accrued payroll and related benefits $  222  $      927        $  617
Royalties for signed agreements.....    786       2,604         3,185
Royalties for unsigned agreements...     --         900         2,000
AVPD acquisition price payable......     --         900            --
Accrued promotion...................     --          --           943
Accrued restructuring...............     --          --           449
Other...............................     44       1,130         1,921
                                      ------ ----------        ------
       Total........................ $1,052  $    6,461        $9,115
                                      ====== ==========        ======



During the year ended December 31, 2000 and the nine months ended September 30, 2001, the Company accrued royalties of $900,000 and $1,100,000, respectively, for unsigned agreements. This accrual represents the amount of royalties payable based upon units sold under arrangements where the Company believes that is has a probable and estimatable legal obligation and royalty amounts that the relevant patent holders have published. These published amounts have remained consistent but are expected to decrease in the future which will impact the accrual in future periods. It is not known when agreements will ultimately be signed. Should the final arrangements result in royalty rates significantly different from these assumptions, the business, operating results and financial condition of the Company could be materially and adversely affected.



The Company has received notices of claims, and may receive notices of claims in the future, regarding the alleged infringement of third parties' intellectual property rights that may result in restrictions or


--------------------------------------------------------------------------------

INTERVIDEO, INC.
--------------------------------------------------------------------------------


prohibitions on the sale of its products and cause it to pay license fees and damages. Some third parties claim to hold patents covering various aspects of DVD technology. Some third parties have claimed that various aspects of DVD technology incorporated into the Company's and it's customers' products infringe upon patents held by them.


The Company may be subject to additional third-party claims that its products violate the intellectual property rights of those parties. In addition to the claims described above, the Company may receive notices of claims of infringement of other parties' proprietary rights. Many companies aggressively use their patent portfolios to bring infringement claims against competitors and other parties. As a result, the Company may become a party to litigation in the future as a result of an alleged infringement of the intellectual property of others. The Company may be required to pay license fees and damages in the future if it is determined that its products infringe on patents owned by these third parties.


The Company may be required to pay substantial damages and may be restricted or prohibited from selling its products if it is proven that it has violated the intellectual property rights of others. If a third party proves that the Company's technology infringes its proprietary rights, the Company may be required to pay substantial damages for past infringement and may be required to pay license fees or royalties on future sales of our products. In addition, if it were proven that the Company willfully infringed on a third party's proprietary rights, it may be held liable for three times the amount of damages it would otherwise have to pay. Intellectual property litigation may require the Company to: stop selling, incorporating or using its products that use the infringed intellectual property; obtain a license to make, sell or use the relevant technology from the owner of the infringed intellectual property, which license may not be available on commercially reasonable terms, if at all; and redesign its products so as not to use the infringed intellectual property, which may not be technically or commercially feasible and may cause the Company to expend significant resources.


The defense of infringement claims and lawsuits, regardless of their outcome, would likely be expensive to resolve and could require a significant portion of management's time. Rather than litigating an infringement matter, the Company may determine that it is in its best interests to settle the claim. Terms of a settlement could include the payment of damages and an agreement to license technology in exchange for a license fee and ongoing royalties. These fees may be substantial. If the Company is forced to take any of the actions described above, defend against any claims from third parties or pay any license fees or damages, its business and financial position could be materially adversely affected.

The Company may be liable to some of its customers for damages that they incur in connection with intellectual property claims. Some of its license agreements, including many of the agreements it has entered into with its large PC OEM customers, contain warranties of non-infringement and commitments to indemnify our customers against liability arising from infringement of third-party intellectual property. These commitments may require the Company to indemnify or pay damages to its customers for all or a portion of any license fees or other damages, including attorneys' fees, they are required to pay or agree to pay these or other third parties. The Company has received notices asserting rights under the indemnification provisions and warranty provisions of our license agreements with several customers. If the Company is required to pay damages to its customers or indemnify its customers for damages they incur, its business could be harmed. If customers are required to pay license fees in the amounts that are currently published by claimants, and the Company is required to pay damages to its customers or indemnify our customers for such amounts, such payments would exceed its revenue from such customers. Even if a particular claim falls outside of an indemnity or warranty obligation to its customers, the customers may be entitled to additional contractual remedies against the Company. Furthermore, even if the Company is not liable to its customers, they may attempt to pass on to the Company the cost of any license fees or damages owed to third parties, by reducing the amounts they pay for the Company's products. These price reductions could harm the Company's business.

--------------------------------------------------------------------------------

INTERVIDEO, INC.
--------------------------------------------------------------------------------



5.  COMMITMENTS AND CONTINGENCIES:


Lease commitments

As of September 30, 2001, future minimum commitments under operating leases are as follows (in thousands):



       Fiscal Year                                                  Lease
       ----------------------------------------------------------- ------
       Three months ended December 31, 2001 (unaudited)........... $  221
       2002.......................................................    851
       2003.......................................................    607
       2004.......................................................     --
       2005.......................................................     --
                                                                   ------
                                                                   $1,679
                                                                   ======



Rent expense was $26,000, $113,000, $347,000 and $686,000 for the period from inception (April 28, 1998) to December 31, 1998 and for the years ended December 31, 1999 and 2000, and for the nine months ended September 30, 2001, respectively, and is included in operating expenses on the accompanying statements of operations.



6.  CONVERTIBLE PREFERRED STOCK:



As of December 31, 2000, convertible preferred stock consists of the following, net of issuance costs (in thousands, except share amounts):



                                                                 December 31,
                                                                -------------- September 30,
                                                                  1999    2000          2001
                                                                                 (unaudited)
--------------------------------------------------------------------------------------------
Series A:
    Authorized--5,000,000 shares...............................
    Outstanding--5,000,000 shares; liquidation preference of
     $250...................................................... $  245 $   245       $   245
Series B:
    Authorized--1,000,000 shares...............................
    Outstanding--1,000,000 shares; liquidation preference of
     $250......................................................    243     243           243
Series C:
    Authorized--2,000,000 shares...............................
    Outstanding--2,000,000 shares; liquidation preference of
     $4,000....................................................  3,988   3,988         3,988
Series D:
    Authorized--5,000,000 shares...............................
    Outstanding--4,213,750 shares; liquidation preference of
     $16,855...................................................     --  16,810        16,710
                                                                ------ -------       -------
                                                                $4,476 $21,286       $21,186
                                                                ====== =======       =======


The rights, restrictions, and preferences of the convertible preferred stock are as follows:

 .   Each share of convertible preferred stock is convertible, at the option of the holder, into such number of fully paid and nonassessable shares of common stock as is determined by dividing the number of shares outstanding by the initial conversion price of $0.05 per Series A, $0.25 per Series B, $2.00 per Series C, and $4.00 per Series D. Such initial conversion price shall be subject to adjustment.

--------------------------------------------------------------------------------

INTERVIDEO, INC.
--------------------------------------------------------------------------------



 .   Each share of convertible preferred stock will be automatically converted into shares of common stock at the then-effective conversion price on the effective date of a firm commitment to underwrite the public offering of the Company's common stock.


 .   The holders of convertible preferred stock are entitled to the number of votes equal to the number of shares of common stock into which their shares of preferred stock would convert.

 .   Each preferred stockholder is entitled to receive annual dividends at a rate of $0.005 per Series A shares, $0.025 per Series B shares, $0.20 per Series C shares, and $0.4 per Series D shares, when and if declared by the Board of Directors, prior to payment of dividends on common stock. Dividends are noncumulative. No dividends have been declared to date.

 .   In the event of liquidation, dissolution, or winding up of the affairs of the Company, the holders of Series A, Series B, Series C, and Series D convertible preferred stock are entitled to receive a liquidation preference of $0.05 per Series A share, $0.25 per Series B share, $2.00 per Series C share, and $4.00 per Series D share, prior to any distribution to the holders of the common stock. After this distribution, all remaining assets of the Company will be distributed to all shareholders on a share for share basis.


7.  COMMON STOCK:



In May 1998, the Company issued 2,000,000 shares of common stock to one employee of the Company, all of which were subject to repurchase rights at the option of the Company. The shares are repurchasable at $.0005 per share in the event of termination of employment for any reason. The repurchase rights began to lapse 12 months after the vesting commencement date (May 15, 1998). Beginning on May 15, 1999, the remaining shares vest ratably each month over the remaining 36 months of the term. At December 31, 1999 and 2000, and for the nine months ended September 30, 2001, 792,000, 1,292,000 and 1,667,000 shares, respectively, had vested.


In February 1999, the Board of Directors approved a two-for-one stock split of all common and preferred stock. All share and per share information has been retroactively adjusted to reflect the stock split.


As of December 31, 2000, the Company had reserved shares of authorized but unissued common stock for the following:



     Conversion of Series A preferred stock.....................  5,000,000
     Conversion of Series B preferred stock.....................  1,000,000
     Conversion of Series C preferred stock.....................  2,000,000
     Conversion of Series D preferred stock.....................  5,000,000
     1998 Stock Option Plan.....................................  8,297,608
                                                                 ----------
           Total shares reserved................................ 21,297,608
                                                                 ==========



8.  STOCK OPTIONS:


During 1998, the Company established the 1998 Stock Option Plan (the Plan) covering key employees and consultants of the Company. Under the terms of the Plan, incentive and nonstatutory stock options and stock purchase rights may be granted for up to 2,000,000 shares of the Company's authorized but unissued common stock. In 1999, the Company amended the Plan to grant up to 8,000,000 shares of the Company's authorized but unissued common stock. In 2000, the Company amended the Plan to grant up to 10,000,000 shares of the Company's authorized but unissued common stock. Options issued under the Plan generally have a maximum term of 10 years and vest over schedules determined by the Board of

--------------------------------------------------------------------------------

INTERVIDEO, INC.
--------------------------------------------------------------------------------

Directors. Options issued under the Plan to shareholders owning 10 percent of the total combined voting power of all classes of stock shall have a maximum term of five years from the date of grant.

Nonstatutory stock options may be granted to employees and consultants at no less than 85 percent of the fair market value of the stock as determined by the Board of Directors at the date of grant. Incentive stock options may be granted only to employees at the fair market value of the stock at the date of the grant. Stock options granted to a person owning more than 10 percent of the total combined voting power of all classes of stock of the Company must be issued at 110 percent of the fair market value of the stock on the day of grant.


The Company granted 966,350, 295,000 and 3,000 nonstatutory stock options to consultants in 1999, 2000 and for the nine months ended September 30, 2001, respectively. The options either vest immediately or over four years.




Option activity is as follows:


                                                           Option      Option
                                               Shares    Activity    Activity        Total
                                        Available for       Under  Outside of  Outstanding
                                                Grant    the Plan    the Plan      Options
------------------------------------------------------------------------------------------
December 31, 1998......................     2,000,000          --          --          --
   Authorized..........................     6,000,000          --     158,000          --
   Options granted.....................    (5,822,000)  5,822,000      58,000   5,880,000
   Options exercised...................            --    (518,000)    (29,000)   (547,000)
   Options canceled....................        11,000     (11,000)         --     (11,000)
                                           ----------  ----------     -------  ----------
December 31, 1999......................     2,189,000   5,293,000      29,000   5,322,000
   Authorized..........................     2,000,000          --          --          --
   Options granted.....................    (2,211,000)  2,211,000     100,000   2,311,000
   Options exercised...................            --  (1,156,000)         --  (1,156,000)
   Options canceled....................       227,000    (227,000)         --    (227,000)
                                           ----------  ----------     -------  ----------
December 31, 2000......................     2,205,000   6,121,000     129,000   6,250,000
                                           ==========  ==========     =======  ==========


The following table summarizes the stock options outstanding and exercisable as of December 31, 2000:

                                           Weighted Average
                         Number of Options        Remaining                            Options
                            Outstanding at Contractual Life Weighted Average Exercisable as of
Range of Exercise Prices December 31, 2000          (Years)   Exercise Price December 31, 2000
----------------------------------------------------------------------------------------------
       $0.05                     3,912,000             8.20            $0.05         2,499,000
        0.25                       916,000             9.00             0.25           485,000
        2.00                     1,222,000             9.50             2.00            20,000
        2.20                       200,000             4.75             2.20           200,000
------------------------ ----------------- ---------------- ---------------- -----------------
       $0.05-2.20                6,250,000             8.62            $0.53         3,204,000
======================== ================= ================ ================ =================

SFAS No. 123, "Accounting for Stock-Based Compensation," establishes a fair-value-based method of accounting for stock-based compensation plans and requires additional disclosures for those companies that elect not to adopt the new method of accounting. In accordance with the provision of SFAS No. 123, the Company has elected to apply APB Opinion No. 25 and related interpretations in accounting for its stock option plans. Had compensation cost for the plans been determined consistent with SFAS No. 123, pro forma net loss would be as follows:

--------------------------------------------------------------------------------

INTERVIDEO, INC.
--------------------------------------------------------------------------------



                                                       Period from
                                                         Inception     Year ended
                                                  (April 28, 1998)    December 31,
                                                   to December 31,  ----------------
                                                              1998     1999     2000
-------------------------------------------------------------------------------------
Net Loss:
   As reported...................................            $(525) $(1,434) $(5,745)
                                                             =====  =======  =======
   Pro Forma.....................................            $(525) $(1,447) $(6,464)
                                                             =====  =======  =======

Net loss per share--Basic and Diluted:
   As reported...................................              --   $ (2.57) $ (2.19)
                                                             =====  =======  =======
   Pro Forma.....................................              --   $ (2.59) $ (2.46)
                                                             =====  =======  =======



The weighted average fair value of options granted during 1999 and 2000 was $.06 and $1.47, respectively. The fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 1999 and 2000: risk-free interest rates ranging from 5.6 percent to 6.4 percent; expected dividend yields of zero; expected lives of four years beyond grant date; and expected volatility of zero percent. The Black-Scholes option valuation model requires the input of subjective assumptions, the resulting pro forma compensation cost may not be representative of that to be expected in future periods.



The Company also issues options to consultants and other nonemployees. Stock options issued to consultants and other nonemployees are valued under the provisions of SFAS No. 123. The fair value of each option granted was estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions used for grants in 1999 and 2000: risk-free interest rates ranging from 5.6 percent to 6.5 percent; expected dividend yields of zero; expected lives of four years beyond grant date; and expected volatility of 70 percent. Because the Black-Scholes option valuation model requires the input of subjective assumptions, the resulting pro forma compensation cost may not be representative of that to be expected in future periods. The compensation expense related to these options was $0, $38,000, $69,000 and $15,000 for the period from inception (April 28, 1998) to December 31, 1998, and for the years ended December 31, 1999,and 2000 and for the nine months ended September 30, 2001, respectively, and is included in operating expenses in the accompanying statements of operations.


Deferred stock compensation
The Company has elected to follow Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees," and its related interpretations in accounting for its employee stock options. Under APB 25, when the exercise price of employee stock options is less than the market price of the underlying stock on the date of grant, compensation expense is recorded for the difference between market value and the exercise price. Expense associated with stock-based compensation is being amortized over the vesting period of the individual award using an accelerated method of amortization consistent with the method described in FASB Interpretation No. 28.


The value of warrants, options, or stock exchanged for services is expensed over the period benefited. To calculate the expense, the Company uses the more objectively determinable method between the fair value of the equity instrument based on the Black-Scholes pricing model or the value of the services.


In connection with the grant of certain stock options to employees for the years ended December 31, 1999, 2000 and for the nine months ended September 30, 2001, the Company recorded deferred stock compensation within shareholders' equity of $218,000, $3,452,000 and $1,622,000, respectively,


--------------------------------------------------------------------------------

INTERVIDEO, INC.
--------------------------------------------------------------------------------


representing the difference between the estimated fair value of the common stock for accounting purposes and the option exercise price of those options at the date of grant. Such amount is presented as a reduction of shareholders' equity and will be amortized over the vesting period of the applicable options using an accelerated method of amortization under FASB Interpretation No 28. The Company recorded amortization of deferred compensation expense of $53,000, $1,411,000 and $1,612,000 for the years ended December 31, 1999, 2000 and for the nine months ended September 30, 2001, respectively.



9.  401(K) PLAN:


The Company has a defined contribution savings plan under Section 401(k) of the Internal Revenue Code. The plan provides for tax-deferred salary deductions and after-tax employee contributions. There have been no contributions made by the Company to date.


10.  Income Taxes:


The Company applies the asset and liability approach to accounting for income taxes under which deferred income taxes are provided based upon enacted tax laws and rates applicable to the periods in which the taxes become payable.

The net deferred income tax asset consists of the following (in thousands):

                                                             December 31,
                                                            --------------
                                                             1999     2000
---------------------------------------------------------------------------
Deferred income tax assets:
   Federal net operating loss carryforwards................ $ 423  $ 1,412
   State net operating loss carryforwards..................    73      242
   Start-up costs capitalized for tax......................   143      110
   Research and development credit.........................    18      500
   Depreciation and amortization...........................   (41)     150
   Other temporary differences.............................   140      180
   Other tax credits.......................................    --      627
                                                            -----  -------
                                                              756    3,221
   Valuation allowance.....................................  (756)  (3,221)
                                                            -----  -------
   Net deferred income tax asset........................... $  --  $    --
                                                            =====  =======

All deferred tax assets carried a 100% valuation allowance at December 31, 1999 and 2000.

Federal and state net operating loss carryforwards at December 31, 2000, were approximately $4,152,000 and $4,149,000, respectively. The federal net operating loss carryforwards expire on various dates through 2020, while the state net operating loss carryforwards expire beginning in 2006. The Company also has federal and state research and development tax credit carryforwards of approximately $251,000 and $249,000, respectively. The federal tax credit carryforwards expire on various dates through 2020, while the state tax credits carry forward indefinitely. The Company has provided an offsetting valuation allowance for the amount of these deferred income tax assets because of the uncertainty surrounding the realizability of such amounts.

The Internal Revenue Code contains provisions that may limit the net operating losses and tax credit carryforward to be used in any given year upon the occurrence of certain events, including a significant change in ownership interest.

--------------------------------------------------------------------------------

INTERVIDEO, INC.
--------------------------------------------------------------------------------


The provision for income taxes from the expected tax benefit amount computed by applying the statutory federal income tax rate of 34 percent to loss before taxes is as follows:

                                                               December 31,
                                                               ------------
                                                                1999   2000
   -------------------------------------------------------------------------
   Federal statutory rate.....................................  34.0%  34.0%
   State taxes, net of federal benefit........................   5.8    5.8
   Foreign tax rates..........................................   0.1    9.0
   Change in valuation allowance.............................. (39.9) (39.8)
                                                               -----  -----
         Total................................................   0.0%   9.0%
                                                               =====  =====

The significant components of income tax expense for 1999 are as follows (in thousands):

                                               Current Deferred  Total
         --------------------------------------------------------------
         Federal..............................    $--     $(316) $(316)
         State................................      --      (82)   (82)
         Foreign..............................      64       --     64
         Valuation allowance..................      --      398    398
                                                  ----    -----  -----
                Total income tax expense......    $ 64    $  --  $  64
                                                  ====    =====  =====

The significant components of income tax expense for 2000 are as follows (in thousands):

                                              Current Deferred    Total
        ----------------------------------------------------------------
        Federal..............................    $ --  $(2,007) $(2,007)
        State................................       1     (459)    (458)
        Foreign..............................     552       --      552
        Valuation allowance..................      --    2,465    2,465
                                                 ----  -------  -------
               Total income tax expense......    $553  $    (1) $   552
                                                 ====  =======  =======

The Company has recorded a foreign income tax expense of $64,000 and $552,000 for the years ended December 31, 1999 and 2000, respectively.


11.  RELATED-PARTY TRANSACTIONS:


Prior to November 1999, the Company received limited administrative and accounting services from an affiliated company in which the Company's chief executive officer and his spouse (who is also a member of the Company's Board of Directors) have been significant shareholders. No amounts were charged to the Company by the affiliate for the services provided during the period from April 1998 to November 1999, and the Company has not recorded a charge for the fair value of the services received.


During the nine months ended September 30, 2001, the Company provided services to Fundwatch Global Financial Ltd. (its chief executive officer is the brother of Steve Ro, the Company's chief executive officer) that amounted to approximately $20,000 and $51,000 in 2000 and 2001, respectively, and sold equipment to Fundwatch Global Financial for approximately $80,000 in 2001.





12.  SEGMENT AND GEOGRAPHIC INFORMATION:


Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company's chief operating decision-maker is the chief executive officer of the Company.

--------------------------------------------------------------------------------

INTERVIDEO, INC.
--------------------------------------------------------------------------------


The Company has one operating segment: multimedia software. Sales of licenses to this software occur in three geographic locations. International revenues are based on the country in which the end-user is located. The following is a summary of international license by geographic region (in thousands):

                                                                   Nine months
                                         Year ended December 31,         ended
                                         ----------------------- September 30,
                                                1999        2000          2001
                                                                   (unaudited)
 -----------------------------------------------------------------------------
 Americas............................... $1,398      $ 6,959           $13,242
 Europe.................................    265        2,388             2,183
 Asia:
    Japan...............................    543        2,931             5,676
    Other Asia..........................    830        3,148             2,572
                                              ------     -------       -------
       Total............................ $3,036      $15,426           $23,673
                                              ======     =======       =======


13.  ACQUISITION OF AVPD:



On June 7, 2000, the Company completed the acquisition of the business and assets of AVPD, a developer of audio and video software products. AVPD was founded in 1998 and released its first product, GAMUT98, in August 1998. Its second-generation product, GAMUT2000, was released in February 2000. This purchase is intended to result in the combination of GAMUT technological assets that would accelerate the Company's development and introduction of next generation multimedia software products. The results of operations of AVPD are included in the consolidated statements of operations for the period from June 7, 2000 to December 31, 2000, and for the nine months ended September 30, 2001.



The purchase cost of the acquisition was $3.2 million, including legal, valuation and accounting fees of $200,000, and was accounted for as a purchase. The purchase price allocation was based on an independent appraisal which allocated $700,000 to in-process research and development, $1,350,000 to goodwill $150,000 to assembled work force, and $1 million to developed technology. In performing this allocation, the Company considered, among other factors, AVPD's technology research and development projects in process at the date of acquisition. With regard to the in-process research and development projects, the Company considered factors such as the overall objectives of the project, progress towards the objectives at the time of acquisition, the uniqueness of the development projects, and contributions from existing technology and projects.



The income approach was the primary technique utilized in valuing the purchased research and development. Each of the in-process research and development projects was identified and valued through detailed interviews and analysis of product development data provided by management concerning developmental projects, their respective stages of development, the time and resources needed to complete the projects, their expected income-generating ability and associated risks.



Revenue projections used to value the developed technology and in-process research and development were based on estimates of relevant market sizes and growth factors, expected trends in technology and the nature and expected timing of new product introductions by AVPD. The discount rate selected for developed and in-process technology was 30 percent and 35 percent, respectively.



The analysis of the assembled work force primarily considered the replacement cost associated with recruiting and training a work force with comparable experience and qualifications.


--------------------------------------------------------------------------------

INTERVIDEO, INC.




All of the in-process technology projects accrued from AVPD were completed by the end of 2000 and incorporated into the Company's WinRip product, which began shipping in February 2001.


The Company paid $2.2 million during 2000 and accrued $1 million for payment in stock, with tentative delivery of 25,000 shares of preferred stock at the closing. In January 2001, in accordance with the provisions of the purchase agreement, the seller returned these shares and received $1 million in U.S. dollars.



Total amortization expense was $373,000 for the nine months ended September 30, 2001 and $290,000 for the year ended December 31, 2000.




Following is unaudited pro forma combined consolidated financial information, as though the acquisition had occurred on January 1, 1999, (amounts in thousands, except per share data):


                                                                Year ended
                                                               December 31,
                                                             ----------------
                                                                1999     2000
 -----------------------------------------------------------------------------
 Net revenues............................................... $ 3,218  $15,575
 Net loss................................................... $(2,252) $(6,553)
 Basic and diluted weighted average net loss per share...... $ (0.30) $ (0.49)



The pro forma net losses include amortization of goodwill and purchased intangibles of approximately $500,000 and $208,000 for each of the years ended December 31, 1999 and 2000, respectively. This unaudited pro forma combined consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the consolidated results of operations in future periods or the results that actually would have been realized.



14.  SPECIAL CHARGES (unaudited)





The Company incurred one-time special charges of $2.4 million during the nine months ended September 30, 2001. Of this total charge, $850,000 related to a restructuring of the business that occurred in the second quarter. The remaining $1.5 million was charged in the third quarter, in connection with and related to advanced licensing and promotional programs, which were deemed unrealizable.



                                                     Nine Months
                                                           ended
                                                   September 30,
                                                            2001
                                                     (unaudited)
                ------------------------------------------------
                Restructuring.....................        $  850
                Prepaid licenses & promotion......         1,508
                                                          ------
                       Total special charges......        $2,358
                                                          ======





During the second quarter of 2001, the Company approved a restructuring plan to reduce its workforce and consolidate offices to align its cost structure with the Company's projected revenue growth and economic and industry conditions at the time. A one-time charge of $850,000 related to this plan was recorded in operating expense in the second quarter. This charge included $257,000 related to employee terminations and $593,000 related to office closures. As of September 30, 2001, the remaining accrual was $499,000 related to the future payment of restructuring expenses, of which $2,000 related to employee terminations and $447,000 related to office closures.

INTERVIDEO, INC.

--------------------------------------------------------------------------------



This restructuring eliminated approximately 25% of the Company's worldwide employee workforce, including employees in research and development, sales and marketing and general and administrative. This plan is expected to result in annual savings of approximately $3.0 million. The estimated cost savings have been calculated based upon expected cost reductions related to employee termination and reduced facilities expenses.



                                                          As of         As of
                                                       June 30, September 30,
                                                           2001          2001
                                                    (unaudited)
  ---------------------------------------------------------------------------
  Severance........................................        $ 31          $  2
  Office closures..................................         488           447
                                                           ----          ----
        Total......................................        $519          $449
                                                           ====          ====





During the third quarter of 2001, the Company recorded a one-time charge of $1.5 million for promotion costs of the Company's WinRip product that have been deemed unrealizable. In December 2000, the Company entered into a license royalty agreement providing for an aggregate of $1,050,000 of minimum royalty payments through October 31, 2002. The Company recognized the associated expense under the agreement based on customer registrations received during the relevant period. As of September 30, 2001, the Company had expensed approximately $35,000 of royalty payments based on customer registrations through that date. In September 2001, the Company determined that a large portion of the minimum royalty payments would be unrealizable. Accordingly, the Company recorded a one-time special charge of $950,000 in the third quarter of 2001, of which $615,000 related to royalty payments already made and $335,000, related to future liabilities under the agreement. The Company expects to record the remaining $65,000 in sales and marketing expense related to this agreement during 2002.



In March 2001, the Company entered into a promotional agreement with an online music provider for exclusive marketing and promotion space. In accordance with the agreement, the Company is required to pay $1.1 million over 12 months and provide a $600,000 standby line of credit. During the period from March 2001 to August 2001, the Company incurred $550,000 for promotional costs, which have been recorded in sales and promotional expense. Based on the results of the promotion, the Company believes that the remaining $550,000 of promotional expense is unrealizable.


15.  SUBSEQUENT EVENTS (UNAUDITED):

Notes receivable from officer and directors

In March 2001, the Company granted a senior executive an option to purchase 300,000 shares of common stock exercisable with a promissory note. These options were exercised at the time of grant and the Company recorded a note receivable and a reduction in shareholder's equity. The note bears interest at 5.07% per annum and is due on the earlier of March 22, 2006 or the first anniversary of the termination of services. The note is secured by the underlying stock and is with full recourse. The Company has imputed interest on the note in excess of the stated interest rate and has recorded a corresponding discount. This imputed interest will be recognized over the four year vesting term of the stock (which is subject to a right of repurchase) as additional compensation expense. The deemed market rate on the note is 10%. The Company records interest income at the deemed market rate. All interest is due upon maturity of the note.


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

In June 2001, the Company granted to two directors of the Company options to purchase 50,000 shares of common stock exercisable with a promissory note. These options were exercised in December 2001. The notes bear interest at 5.07 percent per annum and become payable in full upon the earlier of December 11, 2006 or the first anniversary of the termination of services with the Company. These notes will be accounted for at the same deemed market rate and in the same manner as the note received in March 2001.


In January 2002, the Board of Directors of the Company approved the filing of a registration statement by the Company under the Security Act of 1933 relating to an initial public offering of the Company's common stock.



In January 2002, the Company granted to employees options to purchase 765,900 shares of common stock.


--------------------------------------------------------------------------------

INTERVIDEO, INC.
--------------------------------------------------------------------------------

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Shareholders of
Formosoft International Inc.:

We have audited the accompanying balance sheets of the Audio/Video Products Division of Formosoft International Inc. as of December 31, 1998 and 1999, and the related statements of operations and comprehensive loss and cash flows for the period from April 14, 1998 (date of incorporation), to December 31, 1998, and for the year ended December 31, 1999. These financial statements are the responsibility of the Formosoft International Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Audio/Video Products Division of Formosoft International, Inc.as of December 31, 1998 and 1999, and the results of its operations and comprehensive loss and its cash flows for the period from April 14, 1998 (date of incorporation), to December 31, 1998, and for the year ended December 31, 1999, in conformity with accounting principles generally accepted in the United States.

TN SOONG & CO.
A Member Firm of Andersen Worldwide, SC

Taipei, Taiwan, the Republic of China,
  March 19, 2001

--------------------------------------------------------------------------------

AUDIO/VIDEO PRODUCTS DIVISION OF FORMOSOFT INTERNATIONAL INC.
--------------------------------------------------------------------------------


BALANCE SHEETS
(in thousands of U.S. dollars)


                                                        December 31,      June 7,
                                                        ------------         2000
                                                         1998   1999  (unaudited)
----------------------------------------------------------------------------------
ASSETS
Current Assets:
    Accounts receivable................................ $  24  $  --        $  20
    Related-party receivable: Formosa..................    --     47           26
    Inventory..........................................    15      4            3
                                                        -----  -----        -----
       Total current assets............................    39     51           49
Computer Equipment, net................................    15     17           19
OTHER ASSETS: Deferred pension cost....................     3     --           --
                                                        -----  -----        -----
       Total assets.................................... $  57  $  68        $  68
                                                        =====  =====        =====

LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
    Notes and accounts payable......................... $   7  $  22        $  10
    Accrued expenses and other current liabilities.....    34     68           59
                                                        -----  -----        -----
       Total current liabilities.......................    41     90           69
Accrued Pension Cost...................................     3      6           10
Parent's Equity In Division............................   174    464          600
                                                        -----  -----        -----
       Total liabilities...............................   218    560          679
                                                        -----  -----        -----
Shareholders' Equity:
    Foreign currency translation adjustments...........    (6)   (19)         (30)
    Accumulated deficit................................  (155)  (473)        (581)
                                                        -----  -----        -----
       Total shareholders' equity......................  (161)  (492)        (611)
                                                        -----  -----        -----
       Total liabilities and shareholders' equity...... $  57  $  68        $  68
                                                        =====  =====        =====



The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------

AUDIO/VIDEO PRODUCTS DIVISION OF FORMOSOFT INTERNATIONAL INC.
--------------------------------------------------------------------------------


STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(in thousands of U.S. dollars)

                                                   For the period
                                                             from
                                                   April 14,1998,  For the year    For the period
                                                               to         ended              from
                                                     December 31,  December 31,  January 1, 2000,
                                                             1998          1999   to June 7, 2000
--------------------------------------------------------------------------------------------------
Sales.............................................          $  27         $ 182             $ 149
Cost of Sales.....................................             --           (13)               (1)
                                                            -----         -----             -----
       Gross profit...............................             27           169               148
                                                            -----         -----             -----
Operating Expenses:
    Research and development......................            102           275               138
    Selling, general, and administrative..........            114           211               116
                                                            -----         -----             -----
       Total operating expenses...................            216           486               254
                                                            -----         -----             -----
       Loss from operations.......................           (189)         (317)             (106)
                                                            -----         -----             -----
Nonoperating Income (Loss):
    Foreign currency exchange loss................             --            (1)               (2)
    Subsidy income................................             34            --                --
                                                            -----         -----             -----
       Total nonoperating income (loss), net......             34            (1)               (2)
                                                            -----         -----             -----
          Net loss................................           (155)         (318)             (108)
Other Comprehensive Loss:
    Foreign currency translation adjustments......             (6)          (13)              (11)
                                                            -----         -----             -----
       Comprehensive loss.........................          $(161)        $(331)            $(119)
                                                            =====         =====             =====


The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------

AUDIO/VIDEO PRODUCTS DIVISION OF FORMOSOFT INTERNATIONAL INC.
--------------------------------------------------------------------------------


STATEMENTS OF CASH FLOWS
(in thousands of U.S. dollars)


                                                                   For the period                 For the period
                                                                             from  For the year             from
                                                                   April 14, 1998         ended  January 1, 2000
                                                                  to December 31,  December 31,  to June 7, 2000
                                                                             1998          1999      (unaudited)
-----------------------------------------------------------------------------------------------------------------
Operating Activities:
    Net loss.....................................................           $(155)        $(318)           $(108)
    Adjustments to reconcile net loss to net cash used in
     operating activities:
       Depreciation..............................................               3             8                9
       Accrued pension cost......................................              --             6                4
       Changes in operating assets and liabilities:
          Accounts receivable....................................             (24)           24              (20)
          Accounts receivable: related parties...................              --           (47)              21
          Inventories............................................             (15)           11                1
          Notes and accounts payable.............................               7            15              (12)
          Accrued expenses and other current liabilities.........              34            34               (9)
                                                                            -----         -----            -----
             Net cash used in operating activities...............            (150)         (267)            (114)
                                                                            -----         -----            -----
Investing and Financing Activities:
    Working capital from owner...................................             174           290              136
    Acquisitions of computer equipment...........................             (17)          (12)             (10)
                                                                            -----         -----            -----
             Net cash provided by investing and
              financing activities...............................             157           278              126
                                                                            -----         -----            -----
Effects of Change in Exchange Rate on Cash.......................           $  (7)        $ (11)           $ (12)
                                                                            =====         =====            =====
Net Change in Cash...............................................           $  --         $  --            $  --
                                                                            =====         =====            =====



The accompanying notes are an integral part of these statements.

--------------------------------------------------------------------------------

AUDIO/VIDEO PRODUCTS DIVISION OF FORMOSOFT INTERNATIONAL INC.
--------------------------------------------------------------------------------


NOTES TO FINANCIAL STATEMENTS

1.  GENERAL:

Business
On June 7, 2000, InterVideo Inc. acquired the Audio/Video Products Division
(AVPD) of Formosoft International Inc. (Formosoft) in Taiwan in exchange for a cash payment of $3.2 million. The acquisition consisted of AVPD's business, including information equipment, intellectual property rights and products, and customers. AVPD's business was integrated with the businesses of Formosoft; consequently, the financial statements have been derived from the financial statements and accounting records of Formosoft and reflect significant assumptions and allocations. Moreover, AVPD relied on Formosoft and its other businesses for administrative, management, research, and other services. Accordingly, the financial statements do not necessarily reflect the financial position, results of operations, and cash flows of AVPD had it been a stand-alone company.

AVPD is a developer of audio and video coding and decoding technologies. It develops and sells software that encodes, transcodes, and decodes digital audio and video data on a real-time basis. AVPD was established at the same time when Formosoft was incorporated on April 14, 1998, and released its first software, GAMUT98, in August 1998, then its second-generation product, GAMUT2000, in February 2000.

2.  BASIS OF PRESENTATION:

AVPD's financial statements were "carved out" from the financial statements and accounting records of Formosoft using the historical results of operations and historical basis of assets and liabilities of AVPD's business activities. Management believes that the assumptions underlying the financial statements are reasonable. However, the financial statements included herein may not necessarily reflect what AVPD's results of operations, financial position, and cash flows would have been had AVPD been a stand-alone company during the periods presented. Because a direct ownership relationship did not exist among all the various divisions comprising Formosoft, Formosoft's net investment in AVPD is shown as "working capital from owner" in lieu of shareholders' equity in the financial statements.

The financial statements include allocations of certain Formosoft expenses, assets, and liabilities, including the items described below.

Costs of centralized general expenses
Centralized general expenses are allocated based on headcounts for the respective periods and are reflected in selling, general and administrative, and research and development expenses. The general corporate expense allocation is primarily for cash management, rent, utilities, accounting, insurance, public relations, advertising, human resources, and data services. Management believes that costs of these services charged to AVPD are a reasonable representation of the costs that would have been incurred if AVPD had performed these functions as a stand-alone company.

Basic research
Research and development expenses were allocated based on the number of individuals conducting the research and development for AVPD. Management believes that the costs of this research charged to AVPD are a reasonable representation of the costs that would have been incurred if AVPD had performed this research as a stand-alone company. Following the acquisition by InterVideo, Inc., AVPD will satisfy its basic research requirements using its own resources or through purchased services.

--------------------------------------------------------------------------------

AUDIO/VIDEO PRODUCTS DIVISION OF FORMOSOFT INTERNATIONAL INC.
--------------------------------------------------------------------------------


Sales and cost of sales
Sales and costs of sales are clearly identifiable as applicable to AVPD's business.

Income tax
Income taxes are calculated as if AVPD was a stand-alone legal entity.

Pension costs
These costs are allocated based on AVPD's active employee population for each of the years presented.

Cash and accounts receivable and payable
Formosoft uses a centralized approach to cash management. As a result, Formosoft's cash, cash equivalents, or short-term investments have not been allocated in AVPD's financial statements. Receivables and payables in the financial statements are directly related to sales and purchases made by AVPD. No allowance for doubtful accounts was recorded in any period presented. Changes in investing and financing activities represent any funding required from Formosoft for working capital and acquisition or capital expenditure requirements.

3.  ACCOUNTING POLICIES:

Unaudited interim financial statements
The interim financial information contained herein for the period from January 1, 2000, to June 7, 2000, is unaudited but, in the opinion of management, reflects all adjustments that are necessary for a fair presentation of the financial position, results of operations, and cash flows for the period presented. All adjustments are of a normal, recurring nature. Results of operations for interim periods presented herein are not necessarily indicative of results of operations for the entire year.

Use of estimates
Formosoft maintains its accounting books and records in conformity with accounting principles generally accepted in the Republic of China (ROC). The accompanying financial statements of AVPD have been "carved out" from the financial statements and accounting records of Formosoft and were then prepared to reflect its financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States, which require management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

Concentration of credit risk
Financial instruments that potentially subject AVPD to a concentration of credit risk consist primarily of accounts receivable. To mitigate this risk, AVPD performs ongoing credit evaluations of its customers' financial condition and maintains an allowance for doubtful accounts receivable based upon review of the expected collectibility of individual accounts receivable.

Fair value of financial instruments
AVPD's financial instruments, including accounts receivable and notes and accounts payable, are carried at cost, which approximates fair value because of the short-term maturity of these instruments.

Inventories
Inventories consist solely of finished goods and are stated at the lower of weighted-average cost or market value. Market value represents net realizable value.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Computer equipment
Computer equipment is stated at cost less accumulated depreciation. The equipment is depreciated using the straight-line method based on estimated useful lives of over three years.

Asset impairment
Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed Of," requires recognition of impairment of long-lived assets in the event the net book value of these assets exceeds the future undiscounted cash flows attributable in use to these assets. Management reviews long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. No impairment losses have been recorded in any period presented.

Revenue recognition
AVPD generates software revenues mainly from product licensing fees. Revenue from products licensed to original equipment manufacturers (OEMs) based on the number of sales by the OEMs is recorded when the OEMs ship the licensed products. Revenue from periodic software licenses, under which fees are paid on a recurring, periodic basis, is generally recognized ratably over the respective license periods. Revenue from packaged product sales to and through distributors and resellers is recorded when related products are shipped, provided that the license agreement has been signed, there are no uncertainties surrounding product acceptance, the fees are fixed and determinable, and collection is considered probable.

In December 1999, the United States Securities Exchange Commission (U.S. SEC) issued Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition in Financial Statements.'' SAB No. 101 provides additional guidance on revenue recognition, as well as criteria for when revenue is generally realized and earned. AVPD's revenue recognition policies are fully compliant with SAB No. 101 for all periods presented.

Research and development
Research and development costs are expensed as incurred. In accordance with SFAS No. 86, AVPD has evaluated the establishment of technological feasibility of its various products during the development phase. Due to dynamic changes in the market, AVPD has concluded that it cannot determine, with any reasonable degree of accuracy, technological feasibility until the development phase of the project is nearly complete. The time period during which costs could be capitalized from the point of reaching technological feasibility until the time of general product release is generally very short, and consequently, the amount that could be capitalized pursuant to SFAS No. 86 is not material to AVPD's financial position or results of operations. Therefore, AVPD charges all research and development expenses to operations in the period incurred.

Pension costs
Employees of AVPD are included in the Formosoft defined benefit pension plan. The plan covers all regular employees, and provides benefits based on length of service and salary levels upon retirement. Pension costs, including services costs, interest costs, projected return on plan assets, and amortization, are recorded on the basis of actuarial calculations in accordance with SFAS No. 87, "Employers' Accounting for Pension." Under SFAS No. 87, Formosoft recognizes a minimum pension liability equivalent to the unfunded accumulated benefit obligation. AVPD has been allocated its share of this pension liability based upon its employee population.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


Advertising costs
Advertising costs are expensed as incurred. Advertising expense was $8,000 in 1998, $15,000 in 1999, and $160 (unaudited) for the period ended June 7, 2000.

Income tax
Formosoft is subject to income tax in the ROC. Therefore, the income tax of AVPD was calculated based on a separate tax return basis subject to income tax in the ROC. The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax bases of assets and liabilities. A valuation allowance was provided for these deferred income tax assets because of the uncertainty surrounding the realizability of such amounts.

Subsidy income
AVPD received subsidy income from the Institute for Information Industry (III), a bureau of the ROC government, for qualified software development projects upon review and approval by III. The subsidy contract period was from July 1, 1998, to November 30, 1998. AVPD recognized subsidy income ratably over the term of the agreement. All related income was received in 1998.

Foreign currency translations
The functional currency of AVPD is the local currency, the New Taiwan dollar. Thus, foreign currency transactions are recorded in New Taiwan dollars at the rates of exchange in effect when the transactions occur. Gains or losses, resulting from the application of different foreign exchange rates when cash in a foreign currency is converted into New Taiwan dollars or when foreign currency receivables and payables are settled, are credited or charged to income in the year of conversion or settlement. At year-end, the balances of foreign currency assets and liabilities are restated based on prevailing exchange rates, and any resulting gains or losses are credited or charged to income.

The financial statements of AVPD are translated into U.S. dollars at the following exchange rates: (a) assets and liabilities--current rate and (b) income and expenses--weighted-average rate during the year. The resulting translation adjustment is recorded as a separate component of shareholders' equity.

Comprehensive loss
AVPD adopted the provisions of SFAS No. 130 "Reporting Comprehensive Income." Comprehensive income, as defined, includes all changes in equity during a period from nonowner sources. To date, a foreign currency translation adjustment is the only income component required to be reported in other comprehensive loss for AVPD.

4.  COMPUTER EQUIPMENT, NET
(amounts in thousands of US dollars):


                                                  December 31,     June 7,
                                                  ------------        2000
                                                   1998   1999 (unaudited)
--------------------------------------------------------------------------
Computer equipment
   Cost..........................................  $18     $28         $36
   Accumulated depreciation......................    3      11          17
                                                   ---     ---         ---
                                                   $15     $17         $19
                                                   ===     ===         ===


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


5.  ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
(amounts in thousands of U.S. dollars):


                                                  December 31,     June 7,
                                                  ------------        2000
                                                   1998   1999 (unaudited)
--------------------------------------------------------------------------
Salaries and bonus...............................  $34     $65         $58
Others...........................................   --       3           1
                                                   ---     ---         ---
                                                   $34     $68         $59
                                                   ===     ===         ===


6.  RETIREMENT PLAN:

Employees of AVPD are included in the Formosoft defined benefit pension plan. The plan covers substantially all of the employees in AVPD. Future retirement payments are based on the employee's salary level upon retirement and length of service with Formosoft. At the end of each year, an actuarial calculation is prepared in accordance with SFAS No. 87, "Employers' Accounting for Pensions." Based on this calculation, Formosoft transferred funds to the Central Trust of China, a government institution, equal to the projected benefit obligation. The plan was not funded at June 7, 2000. Accordingly, pension costs of $6,000 and $4,000 (unaudited) attributable to AVPD were recorded for the year ended 1999 and for the period ended June 7, 2000, respectively.

7.  INCOME TAX:

No provision for income taxes has been recorded for any period presented, as AVPD has incurred net operating losses for tax purposes.

Deferred tax assets and liabilities consist of the following (amounts in thousands of U.S. dollars):


                                                  December 31,     June 7,
                                                  -----------         2000
                                                   1998  1999  (unaudited)
---------------------------------------------------------------------------
Net operating loss carryforwards.................  $ 31  $ 95        $ 116
Valuation allowance..............................   (31)  (95)        (116)
                                                   ----  ----        -----
                                                   $ --  $ --        $  --
                                                   ====  ====        =====

AVPD provides a valuation allowance for deferred tax assets when it is more likely than not that some portion or all of the net deferred tax assets will not be realized. Based on a number of factors (a lack of a history of profits; the market in which AVPD competes is intensely competitive; the industry is characterized by rapidly changing technology), management believes that there is sufficient uncertainty regarding the realization of deferred tax assets that a full valuation allowance is appropriate.

These operating loss carryforwards are available to offset future taxable income and expire from 2003 to 2005 as if AVPD was a stand-alone legal entity.

8.  RELATED-PARTY TRANSACTIONS:

Sales made by AVPD to Formosa Industrial Computing, Inc. (Formosa), a shareholder and director of Formosoft, for the year ended December 31, 1999, and for the period ended June 7, 2000, amounted to $117,000 and $49,000 (unaudited), respectively. Since no other bundle contracts were signed by AVPD other than Formosa, market prices are not available for comparison.

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------


9.  SEGMENT INFORMATION:

AVPD is engaged in a single industry segment--the development and marketing of audio and video coding and decoding software products. AVPD's revenues are all from ROC. Major customers that accounted for more than 10 percent of total revenues are as follows (amounts in thousands of U.S. dollars):

                                                               Period ended
                                 Years ended December 31,      June 7, 2000
                              ------------------------------  --------------
                                   1998            1999
                              --------------  --------------  Amount Percent
                              Amount Percent  Amount Percent    (unaudited)
------------------------------------------------------------------------------
Customers:
   Softchina.................    $22      79%   $ 22      12%    $20      13%
   Formosa...................     --      --     117      64      49      33
   Hsing-Tech................     --      --      30      16      78      52


--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

Unaudited Pro Forma Condensed Combined
Financial Statements

Basis of Presentation

In the opinion of our management, all adjustments necessary to fairly present this pro forma information have been made. The unaudited Pro Forma Condensed Combined Financial Statements are based upon, and should be read in connection with, the historical financial statements of InterVideo, Inc. and AVPD, and the respective notes to such financial statements presented elsewhere in this Prospectus.

AVPD was acquired by InterVideo, Inc. on June 7, 2000 in a transaction accounted for as a purchase. The unaudited Pro Forma Condensed Combined Statements of Operations for the year ended
December 31, 2000 are presented as if InterVideo, Inc. had completed the acquisition of AVPD as of January 1, 2000.


                                                     Year Ended December 31, 2000
-------------------------------------------------------------------------------------------------
InterVideo, Inc.
Unaudited Pro Forma Condensed Combined   InterVideo,                       Pro Forma  Pro Forma
Statement of Operations                         Inc.            AVPD Adjustments (a)   Combined
------------------------------------------------------------------------------------------------
                                         (amounts in thousands, except share and per share data)
Revenue.................................      15,426            149                      15,575
Cost of revenue.........................      (5,361)            (1)            (208)    (5,570)
Gross profit............................      10,065            148             (208)    10,005
Operating expenses:
    Research and development............       6,585            138                       6,723
    Selling and marketing...............       4,978                                      4,978
    General and administrative..........       2,667            116                       2,783
    Stock Compensation..................       1,411                                      1,411
    Amortization of Goodwill............         174                                        174
    Special Charges.....................          --                                         --
Total operating expense.................      15,815            254                      16,069
Loss from operations....................      (5,750)          (106)            (208)    (6,064)
Other income (expense)..................         557             (2)                        555
Income taxes............................        (552)                                      (552)
Net loss................................      (5,745)          (108)            (208)    (6,061)
Net loss per share:
Basic and diluted.......................       (2.19)                                     (2.31)
Weighted average number of common shares
 outstanding:
    Basic and diluted...................       2,625                                      2,625

--------
(a) Represents the amortization of goodwill of $208 that would have been recorded for the period from January 1, 2000 to June 7, 2000, if the acquisition of AVPD occurred on January 1, 2000. Goodwill is amortized on a straight-line basis over a period of five years. No other significant fair value purchase price adjustments were recorded in connection with the acquisition of AVPD.

--------------------------------------------------------------------------------

Part II
--------------------------------------------------------------------------------


INFORMATION NOT REQUIRED IN PROSPECTUS

Unless otherwise defined, all capitalized terms contained in this Part II shall have the meanings ascribed to them in the prospectus which forms a part of this registration statement. InterVideo is sometimes referred to in this Part II as the "registrant."

Item 13.  Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

      Securities and Exchange Commission registration fees....... $12,369
      NASD filing fee............................................   5,675
      Printing and engraving expenses............................
      Legal fees and costs.......................................
      Accounting fees and costs..................................
      Nasdaq National Market listing fees........................
      Transfer agent and registrar fees and expenses.............
      Miscellaneous expenses.....................................
                                                                  -------
         Total................................................... $
                                                                  =======

Item 14.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Article IX of the registrant's Amended and Restated Certificate of Incorporation (Exhibit 3.2 hereto) and
Article IX of the registrant's Amended and Restated Bylaws (Exhibit 3.4 hereto) provide for indemnification of the registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The registrant intends to enter into agreements with its directors and officers that will require the registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as director or officers to the fullest extent not prohibited by law. The underwriting Agreement (Exhibit 1.1) provides for indemnification by the underwriters of the registrant, its directors and officers, and by the registrant of the underwriters, for certain liabilities, including liabilities arising under the Act and affords certain rights of contribution with respect thereto.

Item 15.  Recent Sales of Unregistered Securities.

Since December 31, 1998, we have sold and issued the following unregistered securities:


(1) From March 1999 to December 2001, we have granted stock options to purchase an aggregate of 9,043,400 shares of common stock at exercise prices ranging from $0.05 to $2.20 per share to employees, consultants and directors pursuant to our 1998 Plan. In addition, we have granted stock options to purchase an aggregate of 218,750 shares of common stock outside of the 1998 Plan. The options issued outside of the 1998 Plan were issued at exercise prices ranging from $0.05 to $0.25 per share to consultants and other service providers (including the Company's former legal counsel and financial advisors).



(2) From May to August 1999, we sold an aggregate of 2,000,000 shares of Series C preferred stock to 39 investors, 26 of which are non-U.S. persons, at a price of $2.00 per share for an aggregate purchase price of $4,000,000.


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Part II
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(3) From April 2000 to June 2000, we sold an aggregate of 4,213,750 shares of
Series D preferred stock to 69 investors, 54 of which are non-U.S. persons, at a price of $4.00 per share for an aggregate purchase price of $16,755,000. All shares of the preferred stock are convertible into shares of common stock at the rate of one share of common stock for each share of preferred stock outstanding.



Of the securities described in paragraph (1) above, 308,750 shares were exempt from registration under Section 4(2) of the Securities Act and 8,953,400 shares were exempt by virtue of Rule 701 in that they were offered and sold either pursuant to a written compensatory benefit plan or pursuant to a written contract relating to compensation. The sale and issuance of securities described in paragraphs (2) and (3) above were sold to accredited or sophisticated persons and were exempt from registration under the Securities Act by virtue of Section 4(2) of the Securities Act, Regulation D and Regulation S.


Item 16.  Exhibits and Financial Statements Schedules.

(a) Exhibits


Exhibit
Number                                               Description
--------------------------------------------------------------------------------------------------------------
 1.1*   Form of Underwriting Agreement.
 3.1*   Amended and Restated Certificate of Incorporation, to be effective upon the reincorporation.
 3.2*   Amended and Restated Certificate of Incorporation, to be effective upon consummation of this offering.
 3.3    Bylaws, to be effective upon the reincorporation.
 3.4    Amended and Restated Bylaws, to be effective upon consummation of this offering.
 5.1*   Opinion of Wilson Sonsini Goodrich & Rosati.
10.1**  Registrant's 1998 Stock Option Plan and form of option agreement.
10.2*   Registrant's 2002 Stock Plan and form of option agreement.
10.3*   Registrant's 2002 Employee Stock Purchase Plan and form of subscription agreement.
10.4    Form of Directors and Officers' Indemnification Agreement.
10.5**  Investor Rights Agreement, dated July 2, 1999, as amended, by and among the Registrant and the parties who are signatories thereto.
10.6**+ Digital Audio System License Agreement between the Registrant and Dolby Laboratories Licensing
        Corporation dated March 4, 1999.
10.7**+ CSS License Agreement between the Registrant and DVD Copy Control Association dated December 22,
        2000.
10.8**  Lease Agreement between the registrant and ProLogis Limited Partnership-1, dated December 7, 2000.
10.9**  Employment offer letter with Randy Bambrough.
10.10** Form of Nonstatutory Stock Option Agreement for grants to Joe Liu and George Haber.
10.11** Nonstatutory Stock Option Agreement for Henry Shaw.
10.12   Form of Promissory Notes issued by George Haber, Joe Liu and Randall Bambrough.
10.13   Common Stock Purchase Agreement with Honda Shing, dated May 15, 1998.
21.1**  Subsidiaries of the registrant.
23.1    Consent of Arthur Andersen.
23.2    Consent of TN Soong & Co.
23.3*   Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1).
24.1**  Power of Attorney.

--------
* To be filed by amendment.
**Previously filed.

+ Confidential treatment requested for a portion of this agreement.


(b) Financial Statement Schedules.

Schedules other than those referred to above have been omitted because they are not applicable or not required or because the information is included elsewhere in the Financial Statements or the notes thereto.

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Part II
--------------------------------------------------------------------------------


Item 17.  Undertakings.

The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1), or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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                                                                           II-3

Part II
--------------------------------------------------------------------------------


Signatures


Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Fremont, State of California, on February 14, 2002.


                                          INTERVIDEO, INC.

                                          By:       /S/  RANDALL BAMBROUGH
                                             -----------------------------------
                                             Randall Bambrough, Chief Financial
                                                          Officer




Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed by the following persons on February 14, 2002 in the capacities indicated.


           Signature                                 Title
--------------------------------------------------------------------------------

               *                President, Chief Executive Officer and Director
-------------------------------   (Principal Executive Officer)
           Steve Ro

    /s/  RANDALL BAMBROUGH      Chief Financial Officer (Principal Financial and
-------------------------------   Accounting Officer)
       Randall Bambrough

               *                Director
-------------------------------
          Henry Shaw

               *                Director
-------------------------------
         Eli Sternheim

               *                Director
-------------------------------
         George Haber

               *                Director
-------------------------------
          Joseph Liu

*By:     /S/  RANDALL BAMBROUGH
   ____________________________
       Randall Bambrough
       ATTORNEY-IN-FACT

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II-4

--------------------------------------------------------------------------------

Exhibit index


Exhibit
Number                                               Description
--------------------------------------------------------------------------------------------------------------
 1.1*   Form of Underwriting Agreement.
 3.1*   Amended and Restated Certificate of Incorporation, to be effective upon the reincorporation.
 3.2*   Amended and Restated Certificate of Incorporation, to be effective upon consummation of this offering.
 3.3    Bylaws, to be effective upon the reincorporation.
 3.4    Amended and Restated Bylaws, to be effective upon consummation of this offering.
 5.1*   Opinion of Wilson Sonsini Goodrich & Rosati.
10.1**  Registrant's 1998 Stock Option Plan and form of option agreement.
10.2*   Registrant's 2002 Stock Plan and form of option agreement.
10.3*   Registrant's 2002 Employee Stock Purchase Plan and form of subscription agreement.
10.4    Form of Directors and Officers' Indemnification Agreement.
10.5**  Investor Rights Agreement, dated July 2, 1999, as amended, by and among the Registrant and the parties who are signatories thereto.
10.6**+ Digital Audio System License Agreement between the Registrant and Dolby Laboratories Licensing
        Corporation dated March 4, 1999.
10.7**+ CSS License Agreement between the Registrant and DVD Copy Control Association dated December 22,
        2000.
10.8**  Lease Agreement between the registrant and ProLogis Limited Partnership-1, dated December 7, 2000.
10.9**  Employment offer letter with Randy Bambrough.
10.10** Form of Nonstatutory Stock Option Agreement for grants to Joe Liu and George Haber.
10.11** Nonstatutory Stock Option Agreement for Henry Shaw.
10.12   Form of Promissory Notes issued by George Haber, Joe Liu and Randall Bambrough.
10.13   Common Stock Purchase Agreement with Honda Shing, dated May 15, 1998.
21.1**  Subsidiaries of the registrant.
23.1    Consent of Arthur Andersen.
23.2    Consent of TN Soong & Co.
23.3*   Consent of Wilson Sonsini Goodrich & Rosati (included in Exhibit 5.1).
24.1**  Power of Attorney.

--------
 * To be filed by amendment.
** Previously filed.

 + Confidential treatment requested for a portion of this agreement.


--------------------------------------------------------------------------------